The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-117905

PRELIMINARY PROSPECTUS SUPPLEMENT	Subject to Completion	November 11, 2004

(To Prospectus dated August 25, 2004)

3,200,000 Shares

Esterline Technologies Corporation

Common Stock

We are offering 3,200,000 shares of our common stock to be sold in this offering.

Our common stock is traded on the New York Stock Exchange under the symbol “ESL.” On November 10, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $34.91 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase from us up to an additional 480,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $               , and our total proceeds, before expenses, will be $               .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about November      , 2004.

Sole Book-Running Manager

UBS Investment Bank

Wachovia Securities	KeyBanc Capital Markets

________________________________________________________________________________

You should rely only on information contained in or incorporated by reference into this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. The shelf registration statement was declared effective by the SEC on August 25, 2004. Under the shelf registration statement, we may sell any combination of the securities described in the accompanying base prospectus up to an aggregate amount of $300 million of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the

S-i

accompanying base prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus, the statements made in the accompanying base prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus as well as the additional information described under the headings “Information incorporated by reference” on page S-57 and “Where you can find more information” on page S-57 of this prospectus supplement before investing in our common stock.

S-ii

Prospectus supplement summary

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and the consolidated financial statements included, and incorporated by reference, into this prospectus supplement and the accompanying prospectus, before making an investment decision. Except where we state otherwise, the information we present in this prospectus assumes no exercise of the underwriters’ over-allotment option. Unless the context indicates otherwise, references in this prospectus to “Esterline”, “we”, “our” and “us” refer to Esterline Technologies Corporation and its subsidiaries.

OVERVIEW

Esterline, a Delaware corporation formed in 1967, is a leading specialized manufacturing company principally serving aerospace and defense customers. Our strategy is to maintain a leadership position in niche markets for the development and manufacture of highly engineered products that are essential to our customers. Our current business and strategic growth plan focuses on the continued development of these products in three key technology segments: avionics and controls, sensors and systems, and specialized high-performance elastomers and other complex materials, principally for aerospace and defense markets. Our products are often mission-critical equipment, which have been designed into particular military and commercial platforms and in certain cases can only be replaced by products of other manufacturers following a formal certification process.

Our products have a long history in the aerospace and defense industry and are found on most military and commercial aircraft, helicopters, and land-based systems. For example, our products are used on the majority of active and in-production U.S. military aircraft and on every Boeing commercial aircraft platform manufactured in the past 65 years. In addition, our products are supplied to Airbus, all of the major regional and business jet manufacturers, and the major aircraft engine manufacturers. We differentiate ourselves through our engineering and manufacturing capabilities and our reputation for quality, reliability, and innovation. We work closely with original equipment manufacturers (OEMs) on new, highly engineered product designs which often results in our products being designed into their platforms; this integration often results in sole-source positions for OEM production and aftermarket business. In fiscal 2003, we estimate that over 30% of our sales to commercial and military aerospace customers were derived from aftermarket business. Our aftermarket sales, including retrofits, spare parts, and repair services, historically carry a higher gross margin and have more stability than sales to OEMs. In many cases, aftermarket sales extend well beyond the OEM production period, supporting the platform during its entire life cycle.

Our sales are diversified across three broad markets: defense, commercial aerospace, and general industrial. In recent years, we estimate that we derived approximately 40% of our sales from the defense market, 40% from the commercial aerospace market and 20% from the general industrial market.

In addition, our sales were balanced across programs and customers, with no program accounting for more than 6% of our fiscal 2003 sales, and our largest direct customer, the U.S. Department of Defense, accounting for approximately 17% of our fiscal 2003 sales. For the nine months ended July 30, 2004, earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) was $57.8 million. Our backlog at July 30, 2004 was $331.1 million.

INDUSTRY OVERVIEW

The aerospace and defense industry is highly fragmented, consisting of a large number of small, specialized companies and a smaller number of large, well-capitalized companies with a broad range of capabilities. The industry has experienced and continues to experience significant consolidation. Aircraft manufacturers and defense prime contractors are increasingly favoring suppliers with the technical skills, experience and product breadth to integrate components and supply complete systems. This trend favoring the most capable suppliers is further supported by customers’ desire to reduce the number of overall suppliers and steps within the supply chain to improve efficiency. These developments have resulted in significant consolidation among suppliers seeking additional capabilities, product breadth, resources, and expertise to best meet evolving customer needs. We believe we are well positioned to benefit from these consolidation and outsourcing trends, with a solid reputation for performance and a proven ability to identify, execute and integrate strategic acquisitions.

The outlook for U.S. defense spending is positive, driven in large measure by changing strategic and tactical threats, the war on terrorism, and broad political support. The Bush administration’s proposed fiscal 2005 U.S. Department of Defense budget of approximately $402 billion reflects the Bush administration’s new defense strategy, which calls for a focus on the capabilities needed to counter 21st century threats such as terrorism. The proposed fiscal 2005 budget requests over $74 billion for procurement and over $68 billion for research, development, testing, and evaluation (RDT&E). Procurement and RDT&E, together known as defense investment spending, represent the principal source of fundings for most defense contractors. While it is impossible to predict the effect that defense investment spending will have on our business, we expect to benefit to the extent that spending is allocated to the procurement and upgrade of military aircraft, helicopters and combustible ammunition components.

Our operations that focus on the commercial aerospace industry have two major sources of sales: sales of original equipment to aircraft manufacturers; and aftermarket sales, comprised of sales of replacement and spare parts and repair and overhaul services. According to the Aerospace Industries Association, commercial aerospace sales of aircraft, engines and parts totaled $34 billion in 2003. The attacks of September 11, 2001 and the ongoing concerns of global terrorism have affected the profitability of the commercial aerospace industry and continue to impact our near term outlook for OEM sales and aftermarket business from aircraft operators. We believe, however, that improved security and safety measures over time will restore passenger confidence. Recently, some of the airline operating measures such as available seat miles, revenue passenger miles and active fleet have shown improvement. Longer term, we believe our commercial and regional aircraft business will benefit from increased passenger traffic. In addition, we believe the long term demand for business jets will support a recovery in this market.

BUSINESS SEGMENTS

We organize and manage our operations in the following three business segments: Avionics & Controls; Sensors & Systems; and Advanced Materials.

Avionics & Controls (34.0% of sales for the nine months ended July 30, 2004). The Avionics & Controls segment designs and manufactures technology interface systems for military and commercial aircraft and land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other industrial applications. Our principal products in this segment focus on the cockpits and control stations found in military and commercial aircraft. We provide lighted push-button and rotary switches, keyboards, lighted indicators, panels and displays, and pilot control wheels and grips to every major commercial, military, regional, and business aircraft and helicopter manufacturer. We are a leading manufacturer of pilot control grips for most types of military fighter jets and helicopters. In addition, we are a supplier of custom integrated control components and input devices for specialized medical equipment, communications systems and other military applications outside of the cockpit. For the nine months ended July 30, 2004, some of our largest customers in the Avionics & Controls segment included The Boeing Company, the U.S. Department of Defense, Lockheed Martin, BAE Systems, Smiths Industries and Honeywell.

Sensors & Systems (29.1% of sales for the nine months ended July 30, 2004). The Sensors & Systems segment produces high-precision temperature and pressure sensing devices, fluid control components, micro-motors, motion control sensors, and other related systems, used primarily in aerospace applications. For example, we are the sole-source supplier of temperature probes for use on all versions of the General Electric/ Snecma CFM-56 jet engine. The CFM-56 has an installed base of over 13,000 engines, is standard equipment on new generation Boeing 737 aircraft and has been selected as the engine for approximately 40% of all Airbus aircraft delivered to date. For the nine months ended July 30, 2004, some of our largest customers in the Sensors & Systems segment included Snecma, the British Ministry of Defence, Rolls Royce, Pratt & Whitney, General Electric, BAE Systems, Goodrich, Honeywell, Airbus and Air France.

Advanced Materials (36.9% of sales for the nine months ended July 30, 2004). The Advanced Materials segment develops and manufactures high-performance elastomer products used in a wide range of commercial aerospace and military applications, as well as combustible ordnance and electronic warfare countermeasure devices for military customers. We are a leading U.S. supplier of high-performance elastomer products to the aerospace industry. These products are engineered to address specific customer requirements where superior performance in high temperature, high pressure, caustic, abrasive and other difficult environments is critical. We also manufacture molded fiber cartridge cases, mortar increments, igniter tubing, and other combustible ammunition components primarily for the U.S. Department of Defense. We are currently the sole supplier of combustible casings utilized by the U.S. Armed Forces. In addition, we are currently the only U.S. supplier of radar countermeasure chaff and a principal supplier to the U.S. Army of infrared decoy flares used by aircraft to help protect against radar and infrared guided missiles. For the nine months ended July 30, 2004, some of our largest customers in the Advanced Materials segment included the U.S. Department of Defense, Alliant Techsystems, General Dynamics, The Boeing Company, Honeywell and Goodrich.

The following tables provide a summary of the principal platforms equipped or to be equipped with products from our three business segments:

	Avionics &	Sensors &	Advanced
Military platforms	Controls	Systems	Materials

Fixed-Wing Aircraft

A-4 Skyhawk, A-10 Thunderbolt, AV-8B Harrier, B-2 Spirit, C-5 Galaxy, C-17 Globemaster III, C-130 Hercules,
C-160 Transal, Dassault Electronic Surveillance Aircraft, Eurofighter, F-5 Tiger, F-14 Tomcat, F-15 Eagle, F-35 Joint Strike Force, F-117 Nighthawk, Jas39 Gripen, KC-10 Extender, KC-135 Stratotanker, L-159 Light Attack Aircraft, MIG-21 Fishbed, Mirage 2000, T-45 Goshawk, Taiwan’s Indigenous Defense Fighter
	X	X	X
F-16 Fighting Falcon, F/A-18 Super Hornet, F/A-22 Raptor	X		X
Rafale		X
Helicopter/ Tiltrotor
AH-64 Apache, AS365 Dauphine 2, H-60 Black Hawk, OH-58 Kiowa, SH-60 Sea Hawk	X	X	X
V-22 Osprey	X	X
CH-47 Chinook, CH-53 Sea Stallion, Puma 330, SH-3 Sea King, UH-1 Huey	X		X
Land Systems
Bradley Fighting Vehicle, M1-A1/2 Abrams Tank, Stryker, Wolverine Heavy Assault Bridge	X		X
60mm, 81mm, 120mm Mortar Systems; 155mm Modular Artillery Charge Systems			X
Javelin Missile, AS90 Braveheart		X
Launch
Delta Launch Vehicle Family, Space Shuttle	X		X
Araine Rocket		X	X
Engines
Adour, AE-3007, BR-700, EJ-200, RB-199, Tay-406, F110-129, F-414, LM2500+, Pegasus, T-64, T406, TP400M		X	X

	Avionics &	Sensors &	Advanced
Commercial platforms	Controls	Systems	Materials

Commercial Aircraft
Airbus A318, A319, A320, A321, A330, A340, Boeing 717, 737, 747, 757, 767, 777	X	X	X
Airbus A380		X	X
Regional Aircraft
Bombardier CRJ Family, De Havilland DHC 100/200/300, Embraer ERJ Family	X	X	X
Shorts Brothers SD-330/360	X	X
Business Aircraft/ General Aviation

Bombardier Challenger, Global Express; Cessna All Models; Gulfstream I, II, III, IV, V; Hawker Horizon; Israel Aircraft Astra, Galaxy; Jetstream 31, 41; Learjet All Models; Pilatus PC-9; Raytheon King Air, Premier, Starship; Saab 2000; Sikorsky S-76, S-92; Swearingen SJ30
	X	X	X
Engines
CFM International CFM-56; Olympus, Pegasus, RB-211; General Electric CF6-80C, CF34-8C, D & E, LM2500+; Honeywell TFE731; Rolls Royce AE 3007, Trent 700, 800, 900		X	X

COMPETITIVE STRENGTHS

Leading Positions in Niche Markets with High Barriers to Entry. We are well established and highly regarded in each of our markets, and benefit from decades of experience in our specialized niches. With a long-standing position in our markets, we also benefit from high barriers to entry in our industry. The long-term nature of aircraft manufacturing programs and the extensive U.S. Federal Aviation Administration (FAA), and OEM certification process for manufacturing original equipment and replacement parts make our market niches difficult for new competitors to enter. Similarly, new programs tend to favor suppliers with extensive industry experience.

Broad, Diversified Product Offerings and Customer Base Within Our Markets. We operate in three market segments and offer a wide selection of products for a broad range of platforms to a large customer base. This diversification provides us with reduced exposure to cyclical declines in any one sector or to any one customer or program, allowing for better long-term business planning and more stable short-term results.

Solid Position in Defense Sector. We are a leading supplier of vital military systems, munitions, and aircraft components to U.S. and foreign military customers. We estimate that U.S. government (primarily U.S. Department of Defense) contracts and subcontracts accounted for approximately 29% of our fiscal 2003 sales, while total defense sales were approximately 40%. We have been able to capitalize on our position as a prominent supplier to the U.S. Department of Defense, as defense spending has increased significantly in recent years.

Significant Sole-Source and Aftermarket Sales. We focus on working with our customers on new product designs, which typically result in sole-source positions, both in OEM production and in recurring aftermarket sales. Most of our sales are driven by proprietary designs, preferred supplier positions and industry expertise. The large installed base of our products and our position as a sole-source supplier on many programs typically allow us to capture higher gross margins on aftermarket sales.

Product Innovation and Technological Leadership. We have a proven capability to deliver specialized products designed to perform in demanding applications and environments. Our continued focus on our engineering and design capabilities positions us to exploit new and innovative product opportunities. Our investment in research and development is closely aligned with our customers’ requirements.

Experienced Management Team. Our senior executives have an average of 17 years experience with Esterline and a proven record of accomplishment in the aerospace and defense sectors. The team combines extensive market knowledge with entrepreneurial spirit, making it highly sensitive to new market opportunities and cost savings. Our experienced management team has a proven track record of seeking out, executing, and integrating complementary strategic acquisitions. Management has successfully completed over 25 acquisitions since 1996.

BUSINESS STRATEGY

Focus on niche markets with high barriers to entry. The long-term nature of defense and aerospace manufacturing programs, combined with high product development costs and extensive certification requirements, make our markets difficult to enter. Once a supplier’s products have been selected for a particular platform, replacement of that supplier typically involves significant cost and a lengthy testing and certification process. In addition, new programs favor suppliers with extensive industry experience and a reputation for sustained performance.

Focus on manufacturing highly engineered, proprietary products. We have developed specialized, value-added product lines that enable us to capture leading positions in our niche markets. We will continue to provide solutions to our customers’ difficult technical issues through sustained investment in research and new product development, which in the past three fiscal years has ranged from 3 — 4% of sales. In addition, a substantial portion of our research and development effort is conducted and funded in conjunction with our customers, further solidifying our position as the supplier of choice.

Selectively expand our technologies and products into new markets. We are applying our technical expertise and capabilities gained from work in our core technologies to other closely aligned markets. Examples include the successful application of certain of our aerospace technologies into military land-based systems, such as specialized control panels for the commander’s consoles of M1-A1/2 Abrams tanks and Bradley Fighting Vehicles, and into medical equipment, such as specialized input devices for magnetic resonance imaging (MRI) systems.

Continue to grow and capitalize on aftermarket opportunities. Aftermarket sales, including retrofits, are generally more profitable and have more stability than OEM sales. In addition, the safety and regulatory requirements of the commercial and military aerospace sectors generate recurring repair and replacement activity. We therefore aggressively market spare parts and repair services directly to our customers and end-users. To complement our original equipment sales, we are increasing our aftermarket participation by leveraging our relationships with OEMs and end-users. Our reputation for quality and sole-source supplier status for many parts has allowed us to capture a significant portion of aftermarket sales related to our products. Given the large and growing installed base of our products, we anticipate our aftermarket sales will be an increasing portion of our business.

Capitalize on strategic acquisition opportunities. Selective acquisitions enable us to gain manufacturing economies of scale, broaden our customer and product bases, and access complementary technologies. As a part of the continuing consolidation of the aerospace and defense industry, we believe there will continue to be numerous opportunities to achieve our objectives through strategic acquisitions. We typically target companies that are among the leaders in the markets they serve, possess growth potential, offer competitive advantages, and provide attractive rates of return on investment.

OUR ACQUISITION OF LEACH HOLDING CORPORATION

On August 27, 2004, we completed the acquisition of Leach Holding Corporation (Leach) for $145.0 million in cash before acquisition costs and an adjustment for the change in working capital of Leach between December 31, 2003 and the closing of the acquisition, pursuant to an Agreement and Plan of Merger dated as of July 8, 2004. For the twelve-month period ended March 31, 2004, Leach generated $118.7 million in revenues. Proceeds from this offering will be used to repay borrowings under our credit facility which were used to partially finance the acquisition and to replenish our cash position subsequent to the acquisition.

Leach is a manufacturer of electrical power switching, control and data communication devices for the aerospace industry and medical diagnostic, therapeutic and patient monitoring devices, and analytical, optical and biosensor instruments for medical, laboratory and industrial applications. The transaction significantly expands the scale of our existing aerospace operations and fits our strategic acquisition approach of consolidating manufacturers of superior aerospace components.

OUR CORPORATE INFORMATION

We were formed in Delaware in 1967. Our principal executive offices are located at 500— 108th Avenue NE, Bellevue, Washington 98004 and our telephone number is (425) 453-9400. Our website address is www.esterline.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock we are offering	3,200,000 shares

Common stock to be outstanding after this offering	24,496,136 shares

New York Stock Exchange symbol	ESL

Use of proceeds	We intend to use the net proceeds from this offering to repay outstanding debt under our credit facility and for general corporate purposes, including funding potential future acquisitions and repaying or refinancing debt.

The number of shares of common stock to be outstanding after this offering is based on 21,296,136 shares outstanding as of July 30, 2004, excluding:

▶	480,000 shares issuable upon exercise of the underwriters’ over-allotment option;

▶	1,481,000 shares of common stock issuable upon exercise of options outstanding as of July 30, 2004, of which 888,250 options were exercisable at a weighted-average exercise price of $16.17 per share;

▶	577,250 shares available for future grant under our equity incentive plan; and

▶	186,187 shares available for future issuance under our employee stock purchase plan.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the number of shares outstanding is as of July 30, 2004 and that the underwriters do not exercise their over-allotment option. As of October 29, 2004, the number of outstanding shares of the Company’s common stock was 21,319,698.

Summary consolidated financial data

The following summary consolidated financial information for each of the fiscal years ended October 31, 1999, October 27, 2000, October 26, 2001, October 25, 2002 and October 31, 2003 is derived from our audited consolidated financial statements and notes. The summary consolidated financial information as of and for each of the nine-month periods ended July 30, 2004 and August 1, 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. Operating results for the nine-month period ended July 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending October 29, 2004 or for any other future period. The summary consolidated financial information provided below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” the consolidated financial statements, the related notes, and other financial information, included elsewhere in this prospectus supplement.

						For nine	For nine
Statement of						months	months
operations data(1)	For fiscal years					ended	ended
in thousands, except						August 1,	July 30,
per share amounts	1999	2000	2001	2002	2003	2003	2004

Net sales	$355,879	$372,551	$430,923	$434,809	$562,454	$402,128	$433,406
Cost of sales	212,062	229,516	269,582	293,236	383,825	277,179	295,955

Gross profit	143,817	143,035	161,341	141,573	178,629	124,949	137,451
Selling, general and administrative	85,150	81,968	81,103	79,086	107,797	77,704	84,318
Research, development and engineering	13,888	12,431	14,232	15,433	19,524	14,342	18,822

Operating earnings from continuing operations	44,779	48,636	66,006	47,054	51,308	32,903	34,311
Other (income) expense	—	—	—	—	—	62	(574)
Loss (gain) on sale of business(2)	(7,956)	(2,591)	—	—	66	66	—
Insurance settlement(3)	—	—	(4,631)	—	—	—	—
Loss (gain) on derivative financial instruments(4)	—	—	(786)	1	(2,676)	(2,622)	—
Interest income	(2,859)	(2,205)	(3,307)	(1,814)	(868)	(565)	(1,047)
Interest expense	9,011	8,124	7,663	7,122	11,995	7,388	12,867
Income tax expense	16,342	15,764	24,428	10,461	13,050	8,245	4,924

Income from continuing operations	30,241	29,544	42,639	31,284	29,741	20,329	18,141
Income (loss) from discontinued operations, net of tax	(379)	3,043	(9,780)	(25,039)	(5,808)	(5,808)	1,298
Cumulative effect of a change in accounting principle(5)	—	—	(403)	(7,574)	—	—	—

Net earnings (loss)	$29,862	$32,587	$32,456	$(1,329)	$23,933	$14,521	$19,439

Earnings (loss) per share—diluted:
Continuing operations	$1.71	$1.68	$2.13	$1.49	$1.41	$.97	$.84
Discontinued operations	(.02)	.17	(.49)	(1.19)	(.28)	(.28)	.06
Cumulative effect of a change in accounting principle	—	—	(.02)	(.36)	—	—	—
Earnings (loss) per share—diluted	1.69	1.85	1.62	(.06)	1.13	.69	.90

The consolidated balance sheet data below sets forth certain balance sheet items at July 30, 2004 on (1) an actual basis and (2) an as adjusted basis to give effect to the receipt of the net proceeds by us of the sale of 3,200,000 shares of common stock in this offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us, and our acquisition of Leach on August 27, 2004 (except as otherwise described in the footnotes).

	As of July 30, 2004
Consolidated balance sheet data(1)
in thousands	Actual	As adjusted

Cash and cash equivalents and short-term investments(6)	$130,847	$89,428
Working capital	245,968	273,583
Total assets	796,240	988,668
Pension obligation	—	20,144
Long-term debt, net of current maturities	246,936	246,936
Retained earnings	286,039	286,039
Shareholders’ equity	425,274	530,876

						For nine	For nine
						months	months
	For fiscal years					ended	ended
Other selected data						August 1,	July 30,
in thousands	1999	2000	2001	2002	2003	2003	2004

EBITDA from continuing operations(7)	$61,432	$66,669	$83,562	$61,891	$75,734	$50,446	$57,802
Capital expenditures	$15,641	$15,489	$15,758	$15,709	$17,130	$11,320	$17,603
Interest expense	$9,011	$8,124	$7,663	$7,122	$11,995	$7,388	$12,867
Depreciation and amortization from continuing operations	$16,653	$18,033	$17,556	$14,837	$24,426	$17,543	$23,491

(1)	Operating results for 1999 through 2004 reflect the segregation of continuing operations from discontinued operations.

(2)	The gain in fiscal 1999 relates to the sale of Federal Products Company. The gain in fiscal 2000 relates to the curtailment of retirement benefits for certain employees of Federal Products Co. resulting from the October 28, 1999 sale of that operation.

(3)	The gain in fiscal 2001 relates to the recovery from the settlement of a disputed insurance claim.

(4)	The gain in fiscal 2003 relates to the June 11, 2003 acquisition of the Weston Group for U.K. £55.0 million in cash (approximately $94.5 million based on the closing exchange rate and including acquisition costs). We hedged the U.K. £55.0 million cash price using foreign currency forward contracts and recorded a foreign currency gain of approximately $2.7 million at closing of the acquisition and settlement of foreign currency forward contracts.

(5)	Effective at the beginning of fiscal 2002, we adopted Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (Statement No. 142). The new standard requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Due to the adoption of Statement No. 142, as described in Note 2 of our fiscal 2003 audited financial statements included elsewhere in this prospectus, we recorded a goodwill impairment of $7,574,000, net of an income tax benefit of $1,542,000, in fiscal 2002

(6)	The as adjusted amount reflects the approximately $147.0 million cash acquisition price for Leach, including estimated acquisition costs and the estimated adjustment for working capital of Leach from December 31, 2003 until the closing of the acquisition, which was funded by existing cash and cash equivalents of approximately $124.0 million in cash on hand and approximately $23.0 million from our credit facilities, of which $5.0 million remained outstanding as of October 29, 2004.

(7)	EBITDA from continuing operations is a measurement not calculated in accordance with GAAP. We define EBITDA from continuing operations as operating earnings from continuing operations plus depreciation and amortization. We do not intend EBITDA from continuing operations to represent cash flows from continuing operations or any other items calculated in accordance with U.S. generally accepted accounting principles (GAAP) or as an indicator of Esterline’s operating performance. Our definition of EBITDA from continuing operations may not be comparable with EBITDA from continuing operations as defined by other companies. We believe EBITDA is commonly used by financial analysts and others in the aerospace and defense industries and thus provides useful information to investors.

Our management uses EBITDA as one measure of our leverage capacity and debt servicing ability, and is shown here with respect to Esterline for comparative purposes. EBITDA is not necessarily indicative of the amounts that may be available for discretionary use by us. The following table reconciles operating earnings from continuing operations to EBITDA from continuing operations.

						For nine	For nine
						months	months
	For fiscal years					ended	ended
						August 1,	July 30,
in thousands	1999	2000	2001	2002	2003	2003	2004

Operating earnings from continuing operations	$44,779	$48,636	$66,006	$47,054	$51,308	$32,903	$34,311
Depreciation and amortization from continuing operations	16,653	18,033	17,556	14,837	24,426	17,543	23,491

EBITDA from continuing operations	$61,432	$66,669	$83,562	$61,891	$75,734	$50,446	$57,802

Risk factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes included, and incorporated by reference, into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward looking statements and our actual results may differ substantially from those discussed in these forward looking statements.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

Implementing our acquisition strategy involves risks and our failure to successfully implement this strategy could have a material adverse effect on our business.

One of our key strategies is to grow our business by selectively pursuing acquisitions. Since 1996 we have completed over 25 acquisitions, and we are continuing to actively pursue additional acquisition opportunities, some of which may be material to our business and financial performance. Although we have been successful with this strategy in the past, we may not be able to grow our business in the future through acquisitions for a number of reasons, including:

▶	Encountering difficulties identifying and executing acquisitions;

▶	Increased competition for targets, which may increase acquisition costs;

▶	Consolidation in our industry reducing the number of acquisition targets;

▶	Acquisition financing not being available on acceptable terms or at all; and

▶	Competition laws and regulations preventing us from making certain acquisitions.

In addition, there are potential risks associated with growing our business through acquisitions, including the failure to successfully integrate and realize the expected benefits of an acquisition. For example, with any past or future acquisition, there is the possibility that:

▶	The business culture of the acquired business may not match well with our culture;

▶	Technological and product synergies, economies of scale and cost reductions may not occur as expected;

▶	Management may be distracted from overseeing existing operations by the need to integrate acquired businesses;

▶	We may acquire or assume unexpected liabilities;

▶	Unforeseen difficulties may arise in integrating operations and systems;

▶	We may fail to retain and assimilate employees of the acquired business;

Risk factors

▶	We may experience problems in retaining customers and integrating customer bases; and

▶	Problems may arise in entering new markets in which we may have little or no experience.

Failure to continue implementing our acquisition strategy, including successfully integrating acquired businesses, could have a material adverse effect on our business, financial condition and results of operations.

Our future financial results could be adversely impacted by asset impairment charges.

Effective the beginning of fiscal 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement 142). As a result, we are required to test both acquired goodwill and other indefinite-lived intangible assets for impairment on an annual basis based upon a fair value approach, rather than amortizing them over time. We have chosen to perform our annual impairment reviews of goodwill and other indefinite-lived intangible assets during the fourth quarter of each fiscal year. We also are required to test goodwill for impairment between annual tests if events occur or circumstances change that would more likely than not reduce our enterprise fair value below its book value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If the market value is less than the book value of goodwill, we could be required to record an impairment charge. The valuation of reporting units requires judgment in estimating future cash flows, discount rates and estimated product life cycles. In making these judgments, we evaluate the financial health of the business, including such factors as industry performance, changes in technology and operating cash flows. As we have grown through acquisitions, we have accumulated $191.8 million of goodwill, and have $7.2 million of indefinite-lived intangible assets, out of total assets of $796.2 million at July 30, 2004. As a result, the amount of any annual or interim impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken.

We performed our impairment review for fiscal 2004 and believe that no charge will be made. It is possible, however, that as a result of events or circumstances, including completion of the annual audit process for the fiscal year ended October 29, 2004 we may conclude that goodwill of up to approximately $63.2 million at one of our reporting units may be considered impaired and that the entire such amount could be written off to expense.

We also may be required to record an earnings charge or incur unanticipated expenses if, due to a change in strategy or other reason, we determine that the value of other assets has been impaired.

The loss of a significant customer or defense program could have a material adverse effect on our operating results.

Some of our operations are dependent on a relatively small number of customers and defense programs, which change from time to time. Significant customers for the first nine months of 2004 included the U.S. Department of Defense, The Boeing Company, General Dynamics, Snecma, Honeywell, Lockheed Martin and Smiths Industries. There can be no assurance that our current significant customers will continue to buy our products at current levels. The loss of a significant customer or the cancellation of orders related to a sole source defense program could have a material adverse effect on our operating results if we were unable to replace the related sales.

Risk factors

Our operating results are subject to fluctuations that may cause our revenues to decline.

Our business is susceptible to seasonality and economic cycles, and as a result, our operating results have fluctuated widely in the past and are likely to continue to do so. Our revenue tends to fluctuate based on a number of factors, including domestic and foreign economic conditions and developments affecting the specific industries and customers we serve. For example, the events of September 11, 2001 and the downturn in commercial aviation, due to, among other things, the conflict in Iraq, have impacted our operations. It is possible that in the future our operating results in a particular quarter or quarters will not meet the expectations of securities analysts or investors, causing the market price of our common stock to decline. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance and should not be relied upon to predict our future performance.

Political and economic instability in foreign countries and markets may have a material adverse effect on our operating results.

Foreign sales were approximately 33% of our total sales in fiscal 2003, and we have manufacturing facilities in a number of foreign countries. Doing business in foreign countries is subject to numerous risks, including political and economic instability, restrictive trade policies of foreign governments, economic conditions in local markets, health concerns in foreign countries, inconsistent product regulation or unexpected changes in regulatory and other legal requirements by foreign agencies or governments, the imposition of product tariffs and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To the extent that foreign sales are transacted in a foreign currency, we are subject to the risk of losses due to foreign currency fluctuations. In addition, we have substantial assets denominated in foreign currencies, primarily the U.K. pound and euro, that are not offset by liabilities denominated in those foreign currencies. These net foreign currency investments are subject to material changes in the event of fluctuations in foreign currencies against the U.S. dollar.

Among other things, we are subject to the Foreign Corrupt Practices Act (FCPA) which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to compete effectively.

Our products and services are affected by varying degrees of competition. We compete with other companies and divisions and units of larger companies in most markets we serve, many of which have greater sales volumes or financial, technological or marketing resources than we do. In fiscal 2003, our principal competitors included: Eaton, ECE and Eastprint in our Avionics & Controls segment; Ametek, MPC Products and Goodrich in our Sensors & Systems segment; and Transdigm, Dunlop Standard Aerospace Group and Meggitt in our Advanced Materials segment. The principal competitive factors in the commercial markets in which we participate are product performance, service and price. Maintaining product performance requires expenditures in research and development that lead to product improvement and new product introduction; companies with more substantial financial resources may have a better ability to make such expenditures. We cannot assure that we will be able to continue to successfully compete in our markets, which could adversely affect our business, financial condition and results of operations.

Risk factors

Our backlog is subject to modification or termination, which may reduce our sales in future periods.

We currently have a backlog of orders based on our contracts with customers. Under many of our contracts, our customers may unilaterally modify or terminate their orders at any time. In addition, the maximum contract value specified under a government contract awarded to us is not necessarily indicative of the sales that we will realize under that contract. For example, we are a sole-source prime contractor for many different military programs with the U.S. Department of Defense. We depend heavily on the government contracts underlying these programs. Over its lifetime, a program may be implemented by the award of many different individual contracts and subcontracts. The funding of government programs is subject to congressional appropriation.

Changes in defense procurement models may make it more difficult for us to successfully bid on projects as a prime contractor and limit sole-source opportunities available to us.

In recent years, the trend in combat system design and development appears to be evolving towards the technological integration of various battlefield components, including combat vehicles, command and control network communications, advanced technology artillery systems and robotics. If the U.S. military procurement approach continues to require this kind of overall battlefield combat system integration, we expect to be subject to increased competition from aerospace and defense companies who have significantly greater resources than we do. This trend could create a role for a prime contractor with broader capabilities that would be responsible for integrating various battlefield component systems and potentially eliminating or reducing the role of sole-source providers or prime contractors of component weapon systems.

The amount of debt we have outstanding, as well as any debt we may incur in the future, could have an adverse effect on our operational and financial flexibility.

As of July 30, 2004, we had $250.1 million of debt outstanding. Our primary U.S. dollar credit facility totals $60.0 million and is made available through a group of banks. The credit agreement is secured by substantially all of our assets. In addition, we have unsecured foreign currency credit facilities that have been extended by foreign banks for up to $6.2 million. Available credit under the above credit facilities was $55.8 million at July 30, 2004, when reduced by outstanding foreign bank borrowings of $2.7 million and letters of credit of $7.7 million. The indenture governing the notes and our other debt agreements limit, but do not prohibit, us from incurring additional debt in the future. Our level of debt could have significant consequences to our business, including the following:

▶	Depending on debt maturities, a substantial portion of our cash flow from operations could be dedicated to paying principal and interest on our debt, thereby reducing funds available for our acquisition strategy, capital expenditures or other purposes;

▶	A significant amount of debt could make us more vulnerable to changes in economic conditions or increases in prevailing interest rates;

▶	Our ability to obtain additional financing for acquisitions, capital expenditures or for other purposes could be impaired;

▶	The increase in the amount of debt we have outstanding increases the risk of non-compliance with some of the covenants in our debt agreements which require us to maintain specified financial ratios; and

▶	We may be more leveraged than some of our competitors, which may result in a competitive disadvantage.

Risk factors

If we were unable to protect our intellectual property rights adequately, the value of our products could be diminished.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. While we take precautionary steps to protect our technological advantages and intellectual property and rely in part on patent, trademark, trade secret and copyright laws, we cannot assure you that the precautionary steps we have taken will completely protect our intellectual property rights. Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

In addition to our patent rights, we also rely on unpatented technology, trade secrets and confidential information. Others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to protect our rights in unpatented technology, trade secrets and confidential information effectively. We require each of our employees and consultants to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

We may lose money or generate less than expected profits on our fixed-price contracts.

Our customers set demanding specifications for product performance, reliability and cost. Some of our government contracts and subcontracts provide for a predetermined, fixed price for the products we make regardless of the costs we incur. Therefore, we must absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate costs inaccurately, integrate technical processes effectively or control costs during performance of a fixed-price contract may reduce the profitability of a fixed-price contract or cause a loss. While we believe that we have recorded adequate provisions in our financial statements for losses on our fixed-price contracts, as required under GAAP, we cannot assure you that our contract loss provisions will be adequate to cover all actual future losses.

We depend on the continued contributions of our executive officers and other key management, each of whom would be difficult to replace.

Our future success depends to a significant degree upon the continued contributions of our senior management and our ability to attract and retain other highly qualified management personnel. We face competition for management from other companies and organizations. Therefore, we may not be able to retain our existing management personnel or fill new management positions or vacancies created by expansion or turnover at our existing compensation levels. Although we have entered into change of control agreements with some members of senior management, we do not have employment contracts with our key executives, nor have we purchased “key-person” insurance on the lives of any of our key officers or management personnel to reduce the impact to our company

Risk factors

that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. Additionally, failure to attract and retain highly qualified management personnel would damage our business prospects.

A continued downturn in the aircraft market could adversely affect our business.

The aircraft industry is cyclical in nature and affected by many factors beyond our control. The current downturn in the aircraft market, which has been affected by the conflict in Iraq and is still being impacted by the events of September 11, 2001, has resulted in bankruptcy filings, restructurings and downsizing by the major commercial and regional airline carriers. This downturn has had and will likely continue to have an adverse effect on our business, financial condition and operating results.

The principal markets for manufacturers of commercial aircraft are the commercial and regional airlines, which are adversely affected by a number of factors, including fuel and labor costs, intense price competition, outbreak of infectious disease and terrorist attacks, as well as economic cycles, all of which can be unpredictable and are outside our control. Commercial aircraft production may increase or decrease in response to changes in customer demand caused by general economic conditions and the perceived safety and ease of airline travel.

The military aircraft industry is dependent upon the level of equipment expenditures by the armed forces of countries throughout the world, and especially those of the United States. Although the events of September 11, 2001 and the conflict in Iraq have increased the level of equipment expenditures by the U.S. Armed Forces, in the past this industry has been adversely affected by a number of factors, including the reduction in military spending since the end of the Cold War. Decreases in military spending could depress demand for military aircraft.

Any decrease in demand for new aircraft or use of existing aircraft will likely result in a decrease in demand of our products and services, and correspondingly, our revenues, thereby adversely affecting our business, financial condition and results of operations.

The market for our products may be affected by our ability to adapt to technological change.

The rapid change of technology is a key feature of all of the markets in which our businesses operate. To succeed in the future, we will need to design, develop, manufacture, assemble, test, market, and support new products and enhancements to our existing products in a timely and cost-effective manner. Historically, our technology has been developed through internal research and development expenditures, as well as customer-sponsored research and development programs. There is no guarantee that we will continue to maintain, or benefit from, comparable levels of research and development in the future. In addition, our competitors may develop technologies and products that are more effective than those we develop or that render our technology and products obsolete or noncompetitive. Furthermore, our products could become unmarketable if new industry standards emerge. We cannot assure that our existing products will not require significant modifications in the future to remain competitive or that new products we introduce will be accepted by our customers, nor can we assure that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner.

Risk factors

Our business is subject to government contracting regulations, and our failure to comply with such laws and regulations could harm our operating results and prospects.

We estimate that approximately 29% of our sales in fiscal 2003 were attributable to contracts in which we were either the prime contractor to, or a subcontractor to a prime contractor to, the U.S. government. As a contractor and subcontractor to the U.S. government, we must comply with laws and regulations relating to the formation, administration and performance of federal government contracts that affect how we do business with our clients and may impose added costs on our business. For example, these regulations and laws include provisions that contracts we have been awarded are subject to:

▶	protest or challenge by unsuccessful bidders; and

▶	unilateral termination, reduction or modification in the event of changes in government requirements.

The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages, and criminal prosecution and penalties, any of which could have a material adverse effect on our operating results.

A significant portion of our business depends on U.S. Government contracts, which contracts are often subject to competitive bidding, and a failure to compete effectively or accurately anticipate the success of future projects could adversely affect our business.

We obtain many of our U.S. Government contracts through a competitive bidding process that subjects us to risks associated with:

▶	the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns;

▶	the substantial time and effort, including design, development and marketing activities, required to prepare bids and proposals for contracts that may not be awarded to us; and

▶	the design complexity and rapid rate of technological advancement of defense-related products.

In addition, in order to win the award of developmental programs, we must be able to align our research and development and product offerings with the government’s changing concepts of national defense and defense systems. The government’s termination of, or failure to fully fund, one or more of the contracts for our programs would have a negative impact on our operating results and financial condition. Furthermore, we serve as a subcontractor on several military programs that, in large part, involve the same risks as prime contracts.

Overall, we rely on key contracts with U.S. Government entities for a significant portion of our sales and business. A substantial reduction in these contracts would materially adversely affect our operating results and financial position.

Risk factors

The airline industry is heavily regulated and if we fail to comply with applicable requirements, our results of operations could suffer.

Governmental agencies throughout the world, including the FAA, prescribe standards and qualification requirements for aircraft components, including virtually all commercial airline and general aviation products, as well as regulations regarding the repair and overhaul of aircraft engines. Specific regulations vary from country to country, although compliance with FAA requirements generally satisfies regulatory requirements in other countries. We include, with the replacement parts that we sell to our customers, documentation certifying that each part complies with applicable regulatory requirements and meets applicable standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. In order to sell our products, we and the products we manufacture must also be certified by our individual OEM customers. If any of the material authorizations or approvals qualifying us to supply our products is revoked or suspended, then the sale of the subject product would be prohibited by law, which would have an adverse effect on our business, financial condition and results of operations.

From time to time, the FAA or equivalent regulatory agencies in other countries propose new regulations or changes to existing regulations, which are usually more stringent than existing regulations. If these proposed regulations are adopted and enacted, we may incur significant additional costs to achieve compliance, which could have a material adverse effect on our business, financial condition and results of operations.

Future asbestos claims could harm our business.

We are subject to potential liabilities relating to certain products we manufactured containing asbestos. To date, our insurance has covered claims against us relating to those products. Commencing November 1, 2003, insurance coverage for asbestos claims has been unavailable. However, we continue to have some insurance coverage for exposure to asbestos contained in our products prior to that date.

We continue to manufacture for one customer a product that contains asbestos. We have an agreement with the customer for indemnification for certain losses we may incur as a result of asbestos claims relating to that product, but we cannot assure you that this indemnification agreement will fully protect us from losses arising from asbestos claims.

To the extent we are not insured or indemnified for losses from asbestos claims relating to our products, asbestos claims could adversely affect our operating results and our financial condition.

Environmental laws and regulations may subject us to significant liability.

Our business and our facilities are subject to a number of federal, state, local and foreign laws, regulations and ordinances governing, among other things, the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. Among these environmental laws are rules by which a current or previous owner or operator of land may be liable for the costs of investigation, removal or remediation of hazardous materials at such property. In addition, these laws typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials may be liable for the costs of investigation, removal or remediation of such substances at the disposal or treatment site, regardless of whether the affected site is owned or operated by them.

Because we own and operate a number of facilities that use, manufacture, store, handle or arrange for the disposal of various hazardous materials, we may incur costs for investigation, removal and

Risk factors

remediation, as well as capital costs, associated with compliance with environmental laws. Additionally, at the time of our asset acquisition of the Electronic Warfare Passive Expendables Division of BAE Systems North America, certain environmental remedial activities were required under a Part B Permit issued to the infrared decoy flare facility by the Arkansas Department of Environmental Quality under the Federal Resource Conservation and Recovery Act. The Part B Permit was transferred to our subsidiary, Armtec, along with the remedial obligations. Under the terms of the asset purchase agreement, BAE Systems agreed to complete all remedial obligations at the infrared decoy flare facility and to indemnify us for all environmental liabilities related to that facility to a maximum amount of $25.0 million. Although environmental costs have not been material in the past, we cannot assure that these matters, or any similar liabilities that arise in the future, will not exceed our resources, nor can we completely eliminate the risk of accidental contamination or injury from these materials.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual harm caused by our products.

We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in harm to others or to property. For example, our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by us. We may incur significant liability if product liability lawsuits against us are successful. While we believe our current general liability and product liability insurance is adequate to protect us from future product liability claims, we cannot assure that coverage will be adequate to cover all claims that may arise. Additionally, we may not be able to maintain insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or for which third-party indemnification is not available could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO THIS OFFERING

Lower trading volume and lower public ownership of our common stock may contribute to its price volatility.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like that of our competitors, has been and may continue to be highly volatile. In particular, the volatility of our shares is influenced by lower trading volume and lower public ownership relative to other publicly held competitors. For example, our closing stock price has ranged from $34.91 per share to $21.80 per share since October 31, 2003. Our average weekly dollar trading volume for the nine months ended July 30, 2004 was approximately $12.7 million. Having a relatively significant percentage of our shares owned by long-term institutional holders means that our stock is relatively less liquid and thus more susceptible to large price fluctuations.

The following factors, among others, may have a significant impact on the market price of our common stock:

▶	the sale or attempted sale of a large amount of our common stock into the market;

▶	announcements of technological innovations or new commercial products by us or our competitors;

Risk factors

▶	announcements of acquisitions by us or our competitors; and

▶	publicity regarding actual or potential marketed products, or to products under development by us or our competitors.

Sales of a substantial number of our shares of common stock in the public market following this offering could adversely affect the market price of our common stock.

Upon completion of this offering, we will have 24,496,136 shares of common stock outstanding (based upon shares outstanding as of July 30, 2004), or 24,976,136 if the underwriters exercise their over-allotment option in full. All of these shares, including the 3,200,000 shares offered hereby (or approximately 3,680,000 shares if the underwriters’ over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act.

Our executive officers and directors, who together held 28,141 shares of common stock as of July 30, 2004 (all of which are eligible for sale under Rule 144 on the date of this offering), have entered into lock-up agreements with the Underwriters pursuant to which the holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their shares of common stock, or any shares that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of common stock, for a period of 90 days beginning on the date of this offering without the prior written consent of UBS Securities LLC on behalf of each of the Underwriters. See “Underwriting.”

As of July 30, 2004, options to purchase a total of 1,481,000 shares of common stock were outstanding under our equity plans, of which options for a total of 888,250 shares were then exercisable. Of the total options exercisable, options for 739,875 shares were held by executive officers and directors subject to the lock-up agreements described above.

We have a Shareholder Rights Plan providing for the distribution of one preferred stock purchase right for each share of common stock held. Each such right entitles the holder to purchase one one-hundredth of a share of our Series B Serial Preferred Stock at an exercise price of $161. These rights are exercisable and transferable apart from the common stock only if a person or group acquires beneficial ownership of 15.0% or more of our common stock or commences a tender offer or exchange offer which would result in a person or group beneficially owning 15.0% or more of our common stock. We can redeem the rights for $0.01 each at any time prior to the tenth day after an announcement that a person or group beneficially owns 15.0% or more of our common stock. When certain events occur, the holder of such a right can purchase, for the then current exercise price of the right, shares of our common stock (or under certain circumstances, as determined by our board of directors, cash, other securities or property) having a value of twice the exercise price of the right. When certain other events occur, the holder of each right would be entitled to purchase, at the exercise price of the right, shares of common stock of a corporation or other entity acquiring us or engaging in certain transactions with us, having a market value of twice the exercise price of the right.

In the future, we may sell additional shares of our common stock in subsequent public offerings. We may also issue additional shares of our common stock to finance future acquisitions. Additionally, a number of shares of our common stock are available for future sale pursuant to stock options that we granted to our employees to purchase shares of our common stock. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock would have on the market price of our

Risk factors

common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements.

Use of proceeds

We expect to receive approximately $105.6 million in net proceeds from the sale of the 3,200,000 shares of common stock offered by us in this offering, assuming a public offering price of $34.91 per share ($121.5 million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

We intend to use the net proceeds from this offering (1) to repay $5.0 million of outstanding debt under our credit facility, which has an interest rate of 3.46% and a maturity date of November 29, 2004, and (2) for general corporate purposes, including funding potential future acquisitions and repaying or refinancing debt. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments.

Price range of common stock

Our common stock trades on the New York Stock Exchange under the symbol “ESL.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low

Fiscal year ended October 30, 2003
First quarter	$19.90	$15.58
Second quarter	18.10	14.70
Third quarter	19.35	15.80
Fourth quarter	22.79	17.40
Fiscal year ended October 29, 2004
First quarter	$29.55	$21.71
Second quarter	29.80	23.00
Third quarter	31.70	22.52
Fourth quarter	34.19	27.83
Fiscal year ending October 28, 2005
First quarter (through November 10, 2004)	$35.27	$31.41

On November 10, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $34.91 per share. As of October 29, 2004, there were approximately 600 holders of record of our common stock.

Dividend policy

We did not declare or pay any cash dividends on our capital stock during the 2002 and 2003 fiscal years or during the first three fiscal quarters of 2004. We currently intend to retain all future earnings for use to expand our business or retire debt obligations. We are restricted from paying dividends under our current credit facility and do not anticipate paying any dividends in the foreseeable future.

Capitalization

The following table sets forth our capitalization as of July 30, 2004:

▶	on an actual basis; and

▶	on an as adjusted basis to reflect (1) the sale of the 3,200,000 shares of common stock offered by us at an assumed public offering price of $34.91 per share, less estimated underwriting discounts and commissions and offering expenses payable by us, and the application of these proceeds as set forth in the “Use of Proceeds” section, and (2) the acquisition of Leach on August 27, 2004.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes included, and incorporated by reference, into this prospectus.

	As of July 30, 2004

	Actual	As Adjusted

Cash and cash equivalents and short-term investments(1)	$130,847	$89,428

Credit facilities	2,727	4,919
Current portion of long-term debt	432	432
Long-term debt, net of current maturities	246,936	246,936
Total debt	250,095	252,287
Shareholders’ equity:
Common stock, par value $0.20 per share; 60,000,000 shares authorized; 21,296,136 shares issued and outstanding, actual; 24,496,136 shares issued and outstanding, as adjusted	4,259	4,899
Additional paid in capital	120,265	225,227
Retained earnings	286,039	286,039
Accumulated other comprehensive loss	14,711	14,711
Total shareholders’ equity	425,274	530,876

Total capitalization	$675,369	$783,163

(1)	The as adjusted amount reflects the approximately $147.0 million cash acquisition price for Leach, including estimated acquisition costs and the estimated adjustment for working capital of Leach from December 31, 2003 until the closing of the acquisition, which was funded by existing cash and cash equivalents of approximately $124.0 million in cash on hand and $23.0 million from our credit facilities, of which $5.0 million remained outstanding as of October 29, 2004.

This information does not include 1,481,000 shares reserved for issuance as of July 30, 2004 upon exercise of stock options outstanding under our equity plans, of which 888,250 options are exercisable at a weighted-average exercise price of $16.17 per share.

Selected consolidated financial data

The following summary consolidated financial information for each of the fiscal years ended October 31, 1999, October 27, 2000, October 26, 2001, October 25, 2002 and October 31, 2003 is derived from our audited consolidated financial statements and notes. The summary consolidated financial information as of and for each of the nine-month periods ended July 30, 2004 and August 1, 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. Operating results for the nine-month period ended July 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending October 29, 2004 or for any other future period. The summary consolidated financial information provided below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” the consolidated financial statements, the related notes, and other financial information, included elsewhere in this prospectus supplement.

						For nine	For nine
						months	months
Statement of operations data(1)	For fiscal years					ended	ended
in thousands, except						August 1,	July 30,
per share amounts	1999	2000	2001	2002	2003	2003	2004

Net sales	$355,879	$372,551	$430,923	$434,809	$562,454	$402,128	$433,406
Cost of sales	212,062	229,516	269,582	293,236	383,825	277,179	295,955

Gross profit	143,817	143,035	161,341	141,573	178,629	124,949	137,451
Selling, general and administrative	85,150	81,968	81,103	79,086	107,797	77,704	84,318
Research, development and engineering	13,888	12,431	14,232	15,433	19,524	14,342	18,822

Operating earnings from continuing operations	44,779	48,636	66,006	47,054	51,308	32,903	34,311
Other (income) expense	—	—	—	—	—	62	(574)
Loss (gain) on sale of business(2)	(7,956)	(2,591)	—	—	66	66	—
Insurance settlement(3)	—	—	(4,631)	—	—	—	—
Loss (gain) on derivative financial instruments(4)	—	—	(786)	1	(2,676)	(2,622)	—
Interest income	(2,859)	(2,205)	(3,307)	(1,814)	(868)	(565)	(1,047)
Interest expense	9,011	8,124	7,663	7,122	11,995	7,388	12,867
Income tax expense	16,342	15,764	24,428	10,461	13,050	8,245	4,924

Income from continuing operations	30,241	29,544	42,639	31,284	29,741	20,329	18,141
Income (loss) from discontinued operations, net of tax	(379)	3,043	(9,780)	(25,039)	(5,808)	(5,808)	1,298
Cumulative effect of a change in accounting principle(5)	—	—	(403)	(7,574)	—	—	—

Net earnings (loss)	$29,862	$32,587	$32,456	$(1,329)	$23,933	$14,521	$19,439

Selected consolidated financial data

						For nine	For nine
						months	months
Statement of operations data(1)	For fiscal years					ended	ended
in thousands, except						August 1,	July 30,
per share amounts	1999	2000	2001	2002	2003	2003	2004

Earnings (loss) per share—diluted:
Continuing operations	$1.71	$1.68	$2.13	$1.49	$1.41	$.97	$.84
Discontinued operations	(.02)	.17	(.49)	(1.19)	(.28)	(.28)	.06
Cumulative effect of a change in accounting principle	—	—	(.02)	(.36)	—	—	—
Earnings (loss) per share—diluted	1.69	1.85	1.62	(.06)	1.13	.69	.90

	As of Fiscal Year-End					As of
Consolidated balance sheet data(1)						July 30,
in thousands	1999	2000	2001	2002	2003	2004

Cash and cash equivalents and short-term investments	$80,980	$50,888	$119,940	$22,511	$144,160	$130,847
Working capital	140,908	121,621	219,206	121,237	222,439	245,968
Total assets	453,082	474,339	559,808	570,955	800,630	796,240
Long-term debt, net of current maturities	116,966	108,172	102,125	102,133	246,792	246,936
Retained earnings	178,953	211,540	243,996	242,667	266,600	286,039
Shareholders’ equity	224,620	249,695	350,295	354,441	393,872	425,274

						For nine	For nine
						months	months
	For fiscal years					ended	ended
Other selected data						August 1,	July 30,
in thousands	1999	2000	2001	2002	2003	2003	2004

EBITDA from continuing operations(6)	$61,432	$66,669	$83,562	$61,891	$75,734	$50,446	$57,802
Capital expenditures	$15,641	$15,489	$15,758	$15,709	$17,130	$11,320	$17,603
Interest expense	$9,011	$8,124	$7,663	$7,122	$11,995	$7,388	$12,867
Depreciation and amortization from continuing operations	$16,653	$18,033	$17,556	$14,837	$24,426	$17,543	$23,491

(1)	Operating results for 1999 through 2004 reflect the segregation of continuing operations from discontinued operations.

(2)	The gain in fiscal 1999 relates to the sale of Federal Products Company. The gain in fiscal 2000 relates to the curtailment of retirement benefits for certain employees of Federal Products Co. resulting from the October 28, 1999 sale of that operation.

(3)	The gain in fiscal 2001 relates to the recovery from the settlement of a disputed insurance claim.

(4)	The gain in fiscal 2003 relates to the June 11, 2003 acquisition of the Weston Group for U.K. £55.0 million in cash (approximately $94.5 million based on the closing exchange rate and including acquisition costs). We hedged the U.K. £55.0 million cash price using foreign currency forward contracts and recorded a foreign currency gain of approximately $2.7 million at closing of the acquisition and settlement of foreign currency forward contracts.

(5)	Effective at the beginning of fiscal 2002, we adopted Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (Statement No. 142). The new standard requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Due to the adoption of Statement No. 142, as described in Note 2 of our fiscal 2003 audited financial statements included elsewhere in this prospectus, we recorded a goodwill impairment of $7,574,000, net of an income tax benefit of $1,542,000, in fiscal 2002.

Selected consolidated financial data

(6)	EBITDA from continuing operations is a measurement not calculated in accordance with GAAP. We define EBITDA from continuing operations as operating earnings from continuing operations plus depreciation and amortization. We do not intend EBITDA from continuing operations to represent cash flows from continuing operations or any other items calculated in accordance with GAAP, or as an indicator of Esterline’s operating performance. Our definition of EBITDA from continuing operations may not be comparable with EBITDA from continuing operations as defined by other companies. We believe EBITDA is commonly used by financial analysts and others in the aerospace and defense industries and thus provides useful information to investors. Our management uses EBITDA as one measure of our leverage capacity and debt servicing ability, and is shown here with respect to Esterline for comparative purposes. EBITDA is not necessarily indicative of the amounts that may be available for discretionary use by us. The following table reconciles operating earnings from continuing operations to EBITDA from continuing operations.

						For nine	For nine
						months	months
	For fiscal years					ended	ended
						August 1,	July 30,
in thousands	1999	2000	2001	2002	2003	2003	2004

Operating earnings from continuing operations	$44,779	$48,636	$66,006	$47,054	$51,308	$32,903	$34,311
Depreciation and amortization for continuing operations	16,653	18,033	17,556	14,837	24,426	17,543	23,491

EBITDA from continuing operations	$61,432	$66,669	$83,562	$61,891	$75,734	$50,446	$57,802

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in and incorporated by reference into this prospectus supplement.

OVERVIEW

We view and operate our businesses in three segments: Avionics & Controls, Sensors & Systems and Advanced Materials. The Avionics & Controls segment designs and manufactures technology interface systems for military and commercial aircraft and land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other industrial applications. The Sensors & Systems segment produces high-precision temperature and pressure sensors, fluid control components, micro-motors, motion control sensors, and other related systems, principally for aerospace and defense customers. The Advanced Materials segment develops and manufactures high-performance elastomer products used in a wide range of commercial aerospace and military applications and combustible ordnance components and electronic warfare countermeasure devices for military customers. Sales in all segments are both domestic and international and include defense and commercial customers.

Our current business and strategic plan focuses on the continued development of our products in three key technology segments— avionics and controls, sensors and systems, and specialized high-performance elastomers and other complex materials, principally for aerospace and defense markets. We are concentrating our efforts to expand selectively our capabilities in these markets and strive to anticipate the global needs of our customers and respond to such needs with comprehensive solutions. These efforts focus on continual research and new product development, acquisitions and establishing strategic realignments of operations to expand our capability to become a one-stop-shop supplier to our customers across our entire product offering. In fiscal year 2003, we completed four acquisitions at an aggregate cost of $111.7 million. So far in fiscal year 2004, we have completed an acquisition in our Avionics & Controls segment and an acquisition affecting both our Avionics & Controls and Sensors & Systems segments, at an aggregate cost of approximately $154 million, including the acquisition of Leach on August 27, 2004.

On July 25, 2002, our Board of Directors adopted a formal plan for the sale of the assets and operations of our Automation segment. As a result, the consolidated financial statements present the Automation segment as a discontinued operation. In fiscal year 2002, we recorded an after-tax loss from discontinued operations of $25.0 million. An additional charge of $5.8 million, net of a $3.5 million tax benefit, was recorded in fiscal year 2003 for losses in our discontinued operations. This additional charge was precipitated by prolonged weakness in electronics, telecommunications and heavy equipment markets, which led to higher operating losses and longer-than-expected holding periods for the discontinued operations. On July 23, 2003, we sold the assets of our Excellon Automation subsidiary and on August 31, 2004, we sold the remainder of our discontinued operations, W.A. Whitney, for $10.0 million. The gain on sale relating to the Whitney disposition will be recorded in the fourth quarter of fiscal 2004 and is expected to be approximately $11 million, including the reversal of estimated reserves, which are recognizable upon the sale of the business.

Management’s discussion and analysis of financial condition and results of operations

Our operations that focus on the commercial aerospace industry have two major sources of sales: sales of original equipment to aircraft manufacturers; and aftermarket sales, comprised of sales of replacement and spare parts and repair and overhaul services. The attacks of September 11, 2001 and the ongoing concerns of global terrorism have affected the profitability of the commercial aerospace industry and continue to impact our near term outlook for OEM sales and aftermarket business from aircraft operators. We believe, however, that improved security and safety measures over time will restore passenger confidence. Recently, some of the airline operating measures such as available seat miles, revenue passenger miles and active fleet have shown improvement. Longer term, we believe our commercial and regional aircraft business will benefit from increased passenger traffic. In addition, we believe the long term demand for business jets will support a recovery in this market.

RESULTS OF CONTINUING OPERATIONS

Nine month period ended July 30, 2004 compared with nine month period ended August 1, 2003

Year-to-date sales increased 7.8% when compared with the prior year period. Sales by segment were as follows:

	Nine	Nine
	months	months	Increase
	ended	ended	(decrease)
	August 1,	July 30,	from prior
dollars in thousands	2003	2004	year

Avionics & Controls	$147,729	$147,313	(0.3)%
Sensors & Systems	102,465	125,967	22.9%
Advanced Materials	151,525	159,739	5.4%
Other	409	387	(5.4)%

Total	$402,128	$433,406

Avionics & Controls sales were about equal with the prior year period. Incremental sales from the AVISTA acquisition in December 2003 of $6.7 million, increased sales of technology interface systems for land-based military vehicles, higher sales of cockpit grips and controls, and increased sales volumes of aftermarket cockpit switches were offset by lower sales volumes of specialized medical equipment and cockpit switch sales, which last year benefited from a defense retrofit program.

The 22.9% increase in sales of Sensors & Systems principally reflected $38.5 million in incremental sales from the Weston Group acquisition, and was partially offset by a reduction in distribution sales to the British MoD and the sale of a small product line in the second quarter of fiscal 2003. The increase also reflected a stronger Euro relative to the U.S. dollar, as the average exchange rate from the Euro to the U.S. dollar increased from 1.09 in the first nine months of fiscal 2003 to 1.22 in the first nine months of fiscal 2004.

The 5.4% increase in Advanced Materials reflected higher sales of countermeasure devices. These higher sales were partially offset by lower sales of combustible ordnance components due to reduced U.S. Army program requirements. Additionally, elastomer material sales to aerospace and defense customers decreased due to delinquencies and the postponement of space shuttle launches.

Management’s discussion and analysis of financial condition and results of operations

Overall, gross margin as a percentage of sales was 31.7% for the first nine months of fiscal 2004 compared with 31.1% for the first nine months of fiscal 2003. Segment gross margins ranged from 25.0% to 37.7% for the first nine months of fiscal 2004 compared with 27.1% to 33.8% during the same period in fiscal 2003. Avionics & Controls gross margin increased from the prior year period due to lower engineering expense, particularly in cockpit control products and incremental gross margin from the AVISTA acquisition. Sensors & Systems gross margin increased from the prior year period, reflecting improved sales mix of higher margin sales from the Weston acquisition and greater aftermarket spares sales. Advanced Materials gross margin declined when compared with the prior year period, reflecting higher sales volumes of lower margin flare countermeasure devices, decreased sales volume of elastomer material to aerospace and defense customers, acquisition integration expenses, production inefficiencies and higher workers’ compensation in elastomer material operations.

Selling, general and administrative expenses (which include corporate expenses) totaled $84.3 million and $77.7 million for the first nine months of fiscal 2004 and 2003, respectively, or 19.5% of sales for the first nine months of fiscal 2004 compared with 19.3% for the prior year period. The increase in selling, general and administrative expenses primarily reflected $4.5 million in severance expense in Sensors & Systems, increased amortization of intangible assets and incremental selling, general and administrative expenses due to fiscal 2003 and 2004 acquisitions.

Research, development and engineering expenses were $18.8 million, or 4.3% of sales, for the first nine months of fiscal 2004 compared with $14.3 million, or 3.6% of sales, for the first nine months of fiscal 2003. The increase in research, development and engineering expense principally reflected the acquisition of the Weston Group in the third quarter of fiscal 2003.

Segment earnings (operating earnings excluding corporate expenses) for the first nine months of fiscal 2004 totaled $46.6 million compared with $45.2 million for the prior year period. Avionics & Controls earnings were $22.7 million for the first nine months of fiscal 2004 compared with $20.9 million in the prior year period and principally reflected increased earnings from higher sales to defense original equipment manufacturer (OEM) customers, incremental earnings from the AVISTA acquisition and lower scrap and engineering costs. Sensors & Systems earnings were $5.2 million for the first nine months of fiscal 2004 compared with $6.7 million for the prior year period and primarily reflected $4.5 million in severance expense, including legal expenses covering 35 employees in engineering, production, quality, research and development and administration functions. In addition, nearly 20 employees elected early retirement or voluntarily resigned. Sensors & Systems earnings were also impacted by a decline in temperature and pressure sensors sales and sales to the British MoD for which we act as a distributor, as well as higher selling and engineering development expenses for motion control products. Furthermore, Sensors & Systems earnings also reflected the impact of a weaker U.S. dollar relative to the Euro on U.S. dollar-denominated sales and Euro-based operating expenses. Sensors & Systems earnings were favorably impacted by incremental earnings from the Weston Group acquisition and higher aftermarket spares sales. Advanced Materials earnings were $19.2 million for the first nine months of fiscal 2004 compared with $18.3 million for the prior year period. Advanced Materials earnings reflected increased earnings from higher sales volumes of chaff countermeasure devices. Additionally, Advanced Materials earnings were impacted by acquisition integration expenses, production inefficiencies and higher workers’ compensation in the elastomer material operations.

On June 11, 2003, we acquired a group of companies referred to as the Weston Group for U.K. £55.0 million in cash (approximately $94.5 million based on the closing exchange rate and including acquisition costs). We hedged the U.K. £55.0 million cash price using foreign currency

Management’s discussion and analysis of financial condition and results of operations forward contracts and recorded a foreign currency gain of approximately $2.7 million at closing of the acquisition and settlement of foreign currency forward contracts.

Interest expense for the first nine months of fiscal 2004 was $12.9 million compared with $7.4 million for the prior year period, reflecting the additional interest expense on the $175.0 million of Senior Subordinated Notes issued in the third quarter of fiscal 2003.

The effective income tax rate for the first nine months of fiscal 2004 was 29.6% (before a $1.9 million reduction of previously estimated tax liabilities) compared with 28.9% for the prior year period. The effective tax rate differed from the statutory rate, as both years benefited from various tax credits. On February 4, 2004, we received a Notice of Proposed Adjustment (NOPA) from the Internal Revenue Service covering the audit of research and development tax credits for fiscal years 1997 through 1999. As a result of the NOPA and the expectation of a similar result for fiscal years 2000 through 2003, we revised our estimated liability for income taxes as of January 30, 2004. The revision resulted in a $1.9 million reduction of previously estimated tax liabilities.

During the first fiscal quarter of 2004, we sold land in Coachella, California, for cash and recorded a gain on sale of $577,000, which is included in other income.

New orders for the first nine months of fiscal 2004 were $463.7 million compared with $441.5 million for the same period in fiscal 2003. Avionics & Controls orders for the first nine months of fiscal 2004 increased 15.6% from the prior year period and reflected the acquisition of AVISTA and a $6.5 million cockpit panel retrofit order. Sensors & Systems orders for the first nine months of fiscal 2004 increased 27.5% from the prior year period and reflected higher order volumes and the timing of receiving orders. Advanced Materials orders for the first nine months of fiscal 2004 decreased 16.8% from the prior year period and reflected the timing of receiving countermeasure orders. Backlog at July 30, 2004 was $331.1 million compared with $321.2 million at August 1, 2003.

Fiscal 2003 compared with fiscal 2002

Sales for fiscal 2003 increased 29.4% over the prior year. Sales by segment were as follows:

			Increase
			(decrease)
			from prior
dollars in thousands	2002	2003	year

Avionics & Controls	$171,709	$198,249	15.5%
Sensors & Systems	104,942	146,976	40.1%
Advanced Materials	157,384	216,655	37.7%
Other	774	574	(25.8)%

Total	$434,809	$562,454

The 15.5% increase in Avionics & Controls principally reflected improved sales volumes of specialized medical equipment, technology interface systems for land-based military vehicles and cockpit switches for a defense retrofit program. Shipments under the retrofit program were substantially completed in November 2003. The increase also reflected sales of $10.6 million from acquisitions of Janco Corporation (Janco) and a small product line in the third and fourth quarters of fiscal 2002, respectively. Airline spare sales were comparable to fiscal 2002 but were lower than

Management’s discussion and analysis of financial condition and results of operations historical levels. After remaining stable through the first three quarters of fiscal 2003, orders declined 20.4% in the fourth quarter from the third quarter, primarily reflecting delays in orders for commercial aircraft cockpit displays and panels and multi-year orders received in the fourth quarter of fiscal year 2002. Full year order rates declined 1.2% compared with fiscal 2002. The decrease in full year orders reflected strong orders for specialized medical equipment offset by weak orders for commercial aircraft cockpit switches, displays and panels due to the airlines’ decision to defer the acquisition of certain retrofit equipment.

The 40.1% increase in Sensors & Systems principally reflected $25.5 million in incremental sales from the Weston Group and BVR Aero Precision Corporation (BVR) acquisitions in the third and first quarters of fiscal 2003, respectively. The increase also reflects a stronger euro relative to the U.S. dollar, as the average exchange rate from the euro to the U.S. dollar increased from 0.92 in fiscal 2002 to 1.09 in fiscal 2003. Sales were also bolstered by increased sales volumes of a product line for which we act as a distributor to the British Ministry of Defence (British MOD). These shipments to the British MOD were completed in May 2003. The increase in Sensors & Systems sales was partially offset by lower aftermarket spares sales. Although fourth quarter order volume was down 13.1% from the third quarter, order volume for fiscal 2003 increased 38.8% over fiscal 2002, primarily reflecting the acquisition of the Weston Group and its backlog in the third quarter of fiscal 2003 and the stronger euro relative to the U.S. dollar.

The 37.7% increase in Advanced Materials reflected incremental sales totaling $55.6 million from the acquisition of Burke Industries’ Engineered Polymers Group (Polymers Group) in the third quarter of fiscal 2002 and the Electronic Warfare Passive Expendables Division of BAE SYSTEMS North America (Countermeasures) in the fourth quarter of fiscal 2002. Sales were also enhanced by increased sales of combustible ordnance components. These sales increases were partially offset by lower sales of elastomer material to commercial aerospace and industrial/ commercial customers, principally reflecting the downturn in both markets as well as the suspension of NASA’s shuttle flights.

Sales to foreign customers, including export sales by domestic operations, totaled $184.5 million and $140.1 million, and accounted for 32.8% and 32.2% of our sales for fiscal 2003 and 2002, respectively.

Overall, gross margin as a percentage of sales was 31.8% and 32.6% for fiscal 2003 and 2002, respectively. Gross margin by segment ranged from 28.3% to 34.0% in fiscal 2003, compared with 27.8% to 38.7% in the prior year. Avionics & Controls gross margin increased from fiscal 2002 due to solid sales to military OEMs, higher sales of input devices to medical and defense customers and improved cost control. Sensors & Systems gross margin declined from fiscal 2002 largely due to the effect of a weaker U.S. dollar compared to the euro on U.S. dollar-denominated sales and euro-based cost of sales and the increased sales of a product line for which we acted as a distributor and realized lower margins. In addition, Sensors & Systems gross margin was impacted by the shipment of acquired inventories of the Weston Group, which were valued at fair market value at acquisition in accordance with generally accepted accounting principles. The increase in Advanced Materials gross margin reflected higher sales volumes as well as improved product mix, and was partially offset by decreased recovery of fixed costs at our specialized metal finishing unit.

Selling, general and administrative expenses (which include corporate expenses) increased to $107.8 million in fiscal 2003 compared with $79.1 million in the prior year. As a percentage of sales, selling, general and administrative expenses were 19.2% and 18.2% in fiscal 2003 and 2002, respectively. The increase in selling, general and administrative expenses primarily reflected

Management’s discussion and analysis of financial condition and results of operations increased amortization of intangible assets, incremental expenses from acquisitions completed in fiscal 2002 and 2003, the effect of a stronger euro relative to the U.S. dollar on selling, general and administrative expenses of our Sensors & Systems business, and increased pension and medical expenses.

Research, development and related engineering spending increased to $19.5 million, or 3.5% of sales, in fiscal 2003 compared with $15.4 million, or 3.5% of sales, in the prior year. This is consistent with our philosophy of continually investing in new products and capabilities regardless of the business cycle.

Segment earnings (which exclude corporate expenses) increased 15.0% during fiscal 2003 to $68.2 million compared to $59.3 million in the prior year. The 12.4% increase in Avionics & Controls reflected earnings from increased sales of specialized medical equipment, technology interface systems for land-based military vehicles, and cockpit switches to military OEMs, and was partially offset by higher selling, general and administrative expenses. The 18.3% decrease in Sensors & Systems was primarily due to the effect of a weaker U.S. dollar relative to the euro on U.S. dollar-denominated sales and euro-based operating expenses, integration expenses and the impact of the shipment of acquired inventories of the Weston Group, which were valued at fair market value at acquisition in accordance with generally accepted accounting principles. Advanced Materials earnings growth of 33.1% was principally from acquisitions and was partially offset by a three-week shutdown of a countermeasure facility in the second quarter of fiscal 2003. In addition, Advanced Materials earnings were impacted by lower sales of elastomer products to aerospace and industrial commercial customers, integration expenses and operating losses at our specialized metal finishing unit.

On June 11, 2003, we acquired a group of companies referred to as the Weston Group for U.K. £55.0 million in cash (approximately $94.5 million based on the closing exchange rate and including acquisition costs). We hedged the U.K. £55.0 million cash price using foreign currency forward contracts and recorded a foreign currency gain of approximately $2.7 million at closing of the acquisition and settlement of foreign currency forward contracts.

Interest income decreased to $0.9 million during fiscal 2003 compared with $1.8 million in the prior year, reflecting the use of cash and cash equivalents for acquisitions and a decline in prevailing interest rates. Interest expense increased to $12.0 million during fiscal 2003 compared with $7.1 million in the prior year, due to the issuance of $175.0 million in 7.75% Senior Subordinated Notes due June 15, 2013. In September 2003, we entered into an interest rate swap agreement on $75.0 million of our Senior Subordinated Notes due in 2013. The swap agreement exchanged the fixed interest rate for a variable interest rate on $75.0 million of the $175.0 million principal amount outstanding.

The effective income tax rate for continuing operations for fiscal 2003 was 30.5% compared with 25.1% in fiscal 2002. The effective tax rate differed from the statutory rate in fiscal 2003 and 2002, as both years benefited from various tax credits. In addition, in fiscal 2002, we recognized a $2.9 million reduction in income taxes associated with the favorable resolution of ongoing income tax audits. Additionally, the relative effect of the export tax benefits and research and development tax credits was higher in fiscal 2002 due to the reduction in income from continuing operations before income taxes.

Income from continuing operations was $29.7 million, or $1.41 per share on a diluted basis, compared with $31.3 million, or $1.49 per share, in the prior year. Net earnings were $23.9 million, or $1.13 per share on a diluted basis in fiscal 2003, compared with a net loss of

Management’s discussion and analysis of financial condition and results of operations

$1.3 million, or ($.06) per share, in the prior year. Net earnings in fiscal 2003 included a loss of $5.8 million, or ($.28) per diluted share, from discontinued operations. The net loss in fiscal 2002 included a loss from discontinued operations of $25.0 million, or ($1.19) per diluted share and a $7.6 million charge, or ($.36) per diluted share, for the cumulative effect of an accounting change as a result of the adoption of Financial Accounting Standards Board No. 142, “Goodwill and Other Intangible Assets” (Statement No. 142).

Orders received in fiscal 2003 increased 17.5% to $581.6 million from $495.0 million in the prior year. Backlog at the end of fiscal 2003 was $300.9 million compared with $281.7 million at the end of the prior year. Backlog increased sequentially from the fourth quarter of fiscal 2002 to the third quarter of fiscal 2003, principally reflecting the increase in combustible ordnance component orders and the acquisition of the Weston Group on June 11, 2003. The acquisition of the Weston Group represented approximately $15.4 million of the increase in backlog from fiscal 2002. Avionics & Controls backlog declined sequentially from the end of the fourth quarter of fiscal 2002 to October 31, 2003, reflecting lower orders for cockpit switches, panels and displays.

Fiscal 2002 compared with fiscal 2001

Sales for fiscal 2002 increased 0.9% over the prior year. Sales by segment were as follows:

			Increase
			(decrease)
			from prior
dollars in thousands	2001	2002	year

Avionics & Controls	$172,547	$171,709	(0.5)%
Sensors & Systems	101,916	104,942	3.0%
Advanced Materials	151,352	157,384	4.0%
Other	5,108	774	(84.8)%

Total	$430,923	$434,809

Avionics & Controls sales were impacted by a continued reduction in new aircraft build rates and a decrease in aftermarket spare sales. Additionally, the decrease in sales reflected the sale of a small unit in 2001. These decreases were partially offset by an increase in components such as cockpit displays and controls, and sales of similar devices to the medical industry. Although Avionics & Controls order rates increased through the third quarter of fiscal 2002, order rates declined 11.7% from the third quarter to the fourth quarter, and fiscal 2002 order rates were down 2.5% over fiscal 2001. The decrease in fiscal 2002 order rates reflected current aerospace market conditions and was partially offset by the acquisition of Janco and a small product line.

The increase in Sensors & Systems sales reflected new product introductions for aerospace markets and increased volumes for industrial/ commercial applications, and was partially offset by reductions in new aircraft build rates. Order rates in the fourth quarter increased over the previous three quarters and were even with the prior year fourth quarter. Fiscal 2002 order rates increased 9.8% over the prior year, due to the timing of receiving orders and increased orders for aerospace and industrial/commercial applications.

The increase in Advanced Materials sales reflected $25.8 million in incremental sales resulting from acquisitions of the Polymers Group in the third quarter of fiscal 2002 and the acquisition of Countermeasures in the fourth quarter of fiscal 2002. These sales gains were also partially offset by the decline in aircraft aftermarket spares, the decrease in airframe and jet engine build rates and the general economic slowdown. Advanced Materials order rates declined in the second quarter of

Management’s discussion and analysis of financial condition and results of operations fiscal 2002 and increased sequentially in both the third and fourth quarter. The increased order rates reflected the acquisition of the Polymers Group and Countermeasures.

Sales to foreign customers, including export sales by domestic operations, totaled $140.1 million and $134.0 million, and accounted for 32.2% and 31.1% of our sales for fiscal 2002 and 2001, respectively.

Overall, gross margin as a percentage of sales was 32.6% and 37.4% for fiscal 2002 and 2001, respectively. Gross margin by segment ranged from 27.8% to 38.7% in fiscal 2002, compared with 35.3% to 39.7% in the prior year. The decline in gross margin in Avionics & Controls was principally due to product mix and lower sales of aircraft aftermarket spares, and was partially offset by increased medical market margins from improved production efficiencies. The modest decrease in gross margin in Sensors & Systems principally reflected the introduction of new complex products and the consequent manufacturing learning curve. The decline in Advanced Materials gross margin reflected decreased margins in both elastomeric products and combustible ordnance components. The decrease in elastomeric product margins primarily reflected sales mix, pricing pressures and unabsorbed fixed costs. The primary contributors were the decline in aftermarket spares sales, reduced sales to OEM and industrial/ commercial customers, and an aircraft retrofit program completed principally in the prior year. The decline in combustible ordnance margins was the result of a price decrease partially offset by effective cost control.

Selling, general and administrative expenses (which include corporate expenses) decreased to $79.1 million in fiscal 2002 compared with $81.1 million in the prior year. As a percentage of sales, selling, general and administrative expenses were 18.2% and 18.8% in fiscal 2002 and 2001, respectively. The decrease in selling, general and administrative expenses primarily reflected a $5.2 million decrease in amortization of goodwill due to the implementation of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement No. 142), and was partially offset by incremental selling and administrative expenses associated with fiscal 2002 acquisitions, higher insurance expense and the reduction in the pension benefit.

Research, development and related engineering spending increased to $15.4 million, or 3.5% of sales, in fiscal 2002 compared with $14.2 million, or 3.3% of sales, in the prior year. This is consistent with our philosophy of continually investing in new products and capabilities regardless of the business cycle.

Segment earnings (which exclude corporate expenses) decreased 25.1% during fiscal 2002 to $59.3 million compared to $79.2 million in the prior year. The 15.4% decrease in Avionics & Controls reflected unfavorable product mix, principally due to the decrease in aircraft aftermarket sales. The 8.0% increase in Sensors & Systems was primarily due to foreign currency exchange gains and improved operating efficiencies. The 37.5% decline in Advanced Materials reflected unfavorable changes in aircraft sales mix, cancelled and delayed shipments, pricing pressures and unabsorbed fixed costs, and was partially offset by earnings of the newly acquired Polymers Group and Countermeasures.

In February 2001, we reached an agreement with several insurance companies settling an outstanding lawsuit that we brought to recover expenses associated with a disputed claim. We recorded a total recovery of $4.6 million of such expenses, of which $3.0 million was recorded in the second quarter of fiscal 2001 and the remaining $1.6 million was recorded in the third quarter of fiscal 2001.

Management’s discussion and analysis of financial condition and results of operations

During fiscal 2001, we recorded a $786,000 gain on derivative instruments from hedging against foreign currency exchange fluctuations arising from the sale of certain products in a currency other than its functional currency, which was consistent with our adoption of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (Statement No. 133). Interest income decreased to $1.8 million during fiscal 2002 compared with $3.3 million in the prior year, reflecting the decrease in cash and cash equivalents due to the acquisitions as well as the decline in prevailing interest rates. Interest expense decreased to $7.1 million during fiscal 2002 compared with $7.7 million in the prior year, mainly due to the repayment of long-term debt.

The effective income tax rate for continuing operations for fiscal 2002 was 25.1% compared with 36.4% in fiscal 2001. The effective tax rate differed from the statutory rate in fiscal 2002 and was approximately equal to the statutory rate in fiscal 2001. The decrease in the effective tax rate from fiscal 2001 reflected a $2.9 million reduction in income taxes associated with the favorable resolution of ongoing income tax audits. Further, the decrease resulted from no longer amortizing goodwill for financial statement purposes pursuant to Statement No. 142. Additionally, the relative effect of the export tax benefits and research and development tax credits increased in fiscal 2002 due to the reduction in income from continuing operations before income taxes.

Effective at the beginning of fiscal 2002, we adopted Statement No. 142. Under the new Statement, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with the Statement. We conducted our initial impairment tests and determined that goodwill associated with a reporting unit in the Avionics & Controls segment was impaired as a result of applying Statement No. 142. Due to increased competition in the electronic input industry, principally from companies headquartered in Asia, operating profits and cash flows were lower in fiscal 2001 for this reporting unit. Based upon this trend, the earnings forecast for the next five years was lowered. A goodwill impairment loss of $7,574,000, net of an income tax benefit of $1,542,000, or ($.36) per diluted share, was recognized and reported as a cumulative effect of a change in accounting principle upon the adoption of Statement No. 142 in the first quarter of fiscal 2002.

Income from continuing operations was $31.3 million, or $1.49 per share on a diluted basis, compared with $42.6 million, or $2.13 per share, in the prior year. We incurred a net loss in fiscal 2002 of $1.3 million, or ($.06) per share on a diluted basis, compared with net earnings of $32.5 million, or $1.62 per share, in the prior year.

Orders received in fiscal 2002 increased 13.6% to $495.0 million from $435.8 million in the prior year. Backlog at the end of fiscal 2002 was $281.7 million compared with $221.5 million at the end of the prior year. Backlog increased sequentially across all segments from the fourth quarter of fiscal 2001. The acquisitions of the Polymers Group and Countermeasures represented approximately $55 million of the increase in backlog.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents and short-term investments at July 30, 2004 totaled $130.8 million, a decrease of $13.4 million from October 31, 2003. Net working capital increased to $246.0 million at July 30, 2004 from $222.4 million at October 31, 2003. Sources of cash flows from operating activities principally consist of cash received from the sale of products offset by cash payments for material, labor and operating expenses. Cash flows from operating activities were $38.3 million and $36.8 million in the first nine months of fiscal 2004 and 2003, respectively. The increase

Management’s discussion and analysis of financial condition and results of operations principally reflected higher net earnings and cash receipts from accounts receivable collections, substantially offset by a $10.2 million increase in cash paid for interest and increased purchases of inventories. The additional interest expense paid principally related to the $175.0 million of Senior Subordinated Notes, which require semi-annual interest payments in December and June. The decrease in cash flows used by investing activities primarily reflected the acquisition of the Weston Group in the third fiscal quarter of 2003. The decrease in cash provided by financing activities principally reflected the issuance of $175.0 million of Senior Subordinated Notes in the prior year’s third fiscal quarter and the repayment of $30.0 million of the 1999 Senior Notes in accordance with their terms in the first nine months of fiscal 2004.

Capital expenditures, consisting of machinery, equipment and computers, are anticipated to be approximately $25.0 million during fiscal 2004, compared with $17.1 million expended in fiscal 2003. Capital expenditures for the first nine months of 2004 totaled $17.6 million, primarily for machinery and equipment and enhancements to information systems.

Total debt at July 30, 2004 was $250.1 million and consisted of $175.0 million of Senior Subordinated Notes, $70.0 million of 1999 Senior Notes and $5.1 million of various foreign currency debt agreements, including capital lease obligations. The Senior Subordinated Notes mature June 15, 2013, bear interest at 7.75% and contain covenants, including restrictions on incurrence of additional debt in certain circumstances, repurchase of our common stock, declaration of dividends, retirement or redemption of subordinated debt, creation of liens and certain asset dispositions. We are in compliance with these covenants and do not view the restrictions as limiting our planned activities. In September 2003 we entered into an interest rate swap agreement on $75.0 million of our Senior Subordinated Notes due in 2013. The swap agreement exchanged the fixed rate for a variable interest rate on $75.0 million of the $175.0 million principal amount outstanding, which is subject to interest rate risk. The 1999 Senior Notes have maturities ranging from November 2005 to 2008 and interest rates from 6.4% to 6.77%. We have a credit facility totaling up to $60.0 million of borrowing capacity. An additional $6.2 million of unsecured foreign currency credit facilities have been extended by foreign banks for a total of $66.2 million available companywide. Available credit under the above credit facilities was $55.8 million at July 30, 2004, when reduced by outstanding borrowings of $2.7 million and letters of credit of $7.7 million. The facility is secured by substantially all of our assets. The credit agreement for the facility contains covenants, including but not limited to, restrictions on liens, making certain investments in third parties, capital expenditures, incurrence of additional indebtedness, repurchase of our common stock, declaration of dividends and certain asset dispositions. In addition, the credit agreement requires that we comply with certain financial covenants, including a maximum leverage ratio, a fixed charge coverage ratio, a total debt to capitalization ratio and a minimum tangible net worth. As of July 30, 2004, we were in compliance with these covenants under the credit facility. We believe cash on hand and funds generated from operations are adequate to service operating cash requirements and capital expenditures through July 2005. In addition, we believe that we have adequate access to capital markets to fund future acquisitions.

On August 3, 2004, we filed a shelf registration statement on Form S-3 registering $300.0 million of equity and debt securities, which was declared effective on August 25, 2004. The shelf registration statement enables us to issue equity and debt securities in response to market conditions.

On August 27, 2004, we acquired all of the outstanding capital stock of Leach Holding Corporation (Leach), a $119 million (sales) manufacturer of electrical power switching, control

Management’s discussion and analysis of financial condition and results of operations and data communication devices for the aerospace industry for approximately $145.0 million in cash before acquisition costs and an adjustment for the change in working capital from December 31, 2003 to closing, pursuant to an Agreement and Plan of Merger dated as of July 8, 2004. Leach also manufactures medical diagnostic, therapeutic and patient monitoring devices, and analytical, optical and biosensor instruments for medical, laboratory and industrial applications. The acquisition will expand our capabilities in providing solutions to its customers’ complex engineering requirements. The aerospace business will be included in the Sensors & Systems segment and the medical business will be included in the Avionics & Controls segment. We used existing cash and our credit facilities to finance the acquisition.

SEASONALITY

The timing of our revenues is impacted by the purchasing patterns of our customers and, as a result, we do not generate revenues evenly throughout the year. Moreover, our first fiscal quarter, November through January, includes significant holiday vacation periods in both Europe and North America. This leads to decreased order and shipment activity; consequently, first quarter results are typically weaker than other quarters and not necessarily indicative of our performance in subsequent quarters.

MARKET RISK EXPOSURE

We have financial instruments that are subject to interest rate risk, principally debt obligations issued at a fixed rate. To the extent that sales are transacted in a foreign currency, we are also subject to foreign currency fluctuation risk. Furthermore, we have assets denominated in foreign currencies that are not offset by liabilities in such foreign currencies. Although we own significant operations in France, Germany and the United Kingdom, historically we have not experienced material gains or losses due to interest rate or foreign exchange fluctuations. In fiscal 2004, the foreign exchange rate for the Euro increased 11.5% relative to the U.S. dollar.

CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results may differ from estimates under different assumptions or conditions. These estimates and assumptions are affected by our application of accounting policies. Our critical accounting policies include revenue recognition, accounting for the allowance for doubtful accounts receivable, accounting for inventories at the lower of cost or market, accounting for tangible and intangible assets in business combinations, impairment of goodwill and long-lived assets, accounting for legal contingencies, and accounting for income taxes.

We recognize revenue when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. We generally recognize revenues at the point of shipment based upon the terms of sale. Sales are net of returns and allowances. Returns and allowances are not significant because products are manufactured to customer specification and are covered by the terms of the product warranty.

Management’s discussion and analysis of financial condition and results of operations

We establish an allowance for doubtful accounts for losses expected to be incurred on accounts receivable balances. Judgment is required in estimation of the allowance and is based upon specific identification, collection history and creditworthiness of the debtor.

We account for inventories on a first-in, first-out or average cost method of accounting at the lower of its cost or market as required under Accounting Research Bulletin No. 43 (ARB No. 43). The application of ARB No. 43 requires judgment in estimating the valuation of inventories. Such valuations require judgment in estimating future demand, selling prices and cost of disposal.

We account for business combinations, goodwill and intangible assets in accordance with Financial Accounting Standards No. 141, “Business Combinations” (Statement No. 141) and Statement No. 142. In addition, we account for the impairment of long-lived assets to be held and used in accordance with Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (Statement No. 144). Statement No. 141 specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill. Statement No. 142 requires goodwill and certain intangible assets to be no longer amortized, but instead be tested for impairment at least annually. Statement No. 144 requires that a long-lived asset to be disposed of be reported at the lower of its carrying amount or fair value less cost to sell. The application of these statements requires judgment in estimating the valuation of assets and liabilities acquired in business combinations and current reporting units’ tangible and intangible assets. Such valuations require judgment in estimating future cash flows, discount rates and estimated product life cycles. In making these judgments, we evaluate the financial health of the business, including such factors as industry performance, changes in technology and operating cash flows.

For business segments disposed of prior to the implementation of Statement No. 144 in fiscal 2003, namely the Automation segment, we accounted for discontinued operations in accordance with Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations— Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (APB No. 30). APB No. 30 requires that if a loss is expected, it should be recorded at the measurement date when management commits to a plan to dispose of a segment of a business. The loss from discontinuance is based upon estimates of net realizable value and estimated losses from the measurement date to the expected disposal date. Judgment is required to estimate the selling price, selling expenses and future losses of the segment.

We are party to various lawsuits and claims, both as plaintiff and defendant, and have contingent liabilities arising from the conduct of business. We are covered by insurance for general liability, product liability, workers compensation and certain environmental exposures, subject to certain deductible limits. We are self-insured for amounts less than our deductible and where no insurance is available. Financial Accounting Standards No. 5, “Accounting for Contingencies,” requires that an estimated loss from a contingency should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss.

We account for income tax in accordance with Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and

Management’s discussion and analysis of financial condition and results of operations assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact our financial position and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure” (Statement No. 148). This Statement amends the transition alternatives for companies choosing to adopt the fair value method of accounting for the compensation cost of options issued to employees and requires additional disclosure on all stock-based compensation plans. We adopted the disclosure provisions in the first quarter of fiscal 2003.

In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (Statement No. 146), effective for exit or disposal activities initiated after December 31, 2002. Under Statement No. 146, a commitment to a plan to exit or dispose of a business activity no longer creates an obligation that meets the definition of a liability. A liability for a cost associated with an exit or disposal activity will be recognized when the liability is incurred. Adoption of Statement No. 146 in the first quarter of fiscal 2003 did not have a material effect on our financial statements.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (Statement No. 144), effective for fiscal years beginning after December 15, 2002. The Statement supersedes Financial Accounting Standards Board Statement No. 121; however, it retains the fundamental provisions of Statement No. 121. Statement No. 144 also supersedes APB No. 30 and extends the reporting of a discontinued operation to a component of an entity. Also, Statement No. 144 requires operating losses from a component of an entity to be recognized in the period(s) in which they occur rather than as of the measurement date as previously required under APB No. 30. Adoption of Statement No. 144 in the first quarter of fiscal 2003 did not have a material effect on our financial statements.

Business

OVERVIEW

We are a leading specialized manufacturing company principally serving aerospace and defense customers. Our strategy is to maintain a leadership position in niche markets for the development and manufacture of highly engineered products that are essential to our customers. Our current business and strategic growth plan focuses on the continued development of these products in three key technology segments— avionics and controls, sensors and systems, and specialized high-performance elastomers and other complex materials, principally for aerospace and defense markets. We are concentrating our efforts to expand selectively our capabilities in these markets and strive to anticipate the global needs of our customers and to respond to such needs with comprehensive solutions. Our products are often mission-critical equipment, which have been designed into particular military and commercial platforms and in certain cases can only be replaced by products of other manufacturers following a formal certification process.

Our products have a long history in the aerospace and defense industry and are found on most military and commercial aircraft, helicopters, and land-based systems. For example, our products are used on the majority of active and in-production U.S. military aircraft and every Boeing commercial aircraft platform manufactured in the past 65 years. In addition, our products are supplied to Airbus, all of the major regional and business jet manufacturers, and the major aircraft engine manufacturers. We differentiate ourselves through our engineering and manufacturing capabilities and our reputation for quality, reliability, and innovation. We work closely with OEMs on new, highly engineered product designs, which often results in our products being designed into their platforms; this integration often results in sole-source positions for OEM production and aftermarket business.

In the fourth quarter of fiscal 2002, we redefined our business segments to correspond with the way we are now organized and managed. Accordingly, we now view our business in the segments of Avionics & Controls, Sensors & Systems and Advanced Materials. The Avionics & Controls segment designs and manufactures technology interface systems for military and commercial aircraft and land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other industrial applications. The Sensors & Systems segment produces high-precision temperature and pressure sensors, fluid control components, micro-motors, motion control sensors, and other related systems, principally for aerospace and defense customers. The Advanced Materials segment develops and manufactures high-performance elastomer products used in a wide range of commercial aerospace and military applications, and combustible ordnance and military applications for military customers. Sales in all segments are both domestic and international.

Our sales are diversified across three broad markets: defense, commercial aerospace, and general industrial. In recent years, we estimate that we derived approximately 40% of our sales from the defense market, 40% from the commercial aerospace market and 20% from the general industrial market.

INDUSTRY OVERVIEW

The aerospace and defense industry is highly fragmented, consisting of a large number of small, specialized companies and a smaller number of large, well-capitalized companies with a broad

Business

range of capabilities. The industry has experienced and continues to experience significant consolidation. Aircraft manufacturers and defense prime contractors are increasingly favoring suppliers with the technical skills, experience and product breadth to integrate components and supply complete systems. This trend favoring the most capable suppliers is further supported by customers’ desire to reduce the number of overall suppliers and steps within the supply chain to improve efficiency. These developments have resulted in significant consolidation among suppliers seeking additional capabilities, product breadth, resources, and expertise to best meet evolving customer needs. We believe we are well positioned to benefit from these consolidation and outsourcing trends, with a solid reputation for performance and a proven ability to identify, execute and integrate strategic acquisitions.

The outlook for U.S. defense spending is positive, driven in large measure by changing strategic and tactical threats, the war on terrorism, and broad political support. The Bush administration’s proposed fiscal 2005 U.S. Department of Defense budget of approximately $402 billion reflects the Bush administration’s new defense strategy, which calls for a focus on the capabilities needed to counter 21st century threats such as terrorism. The proposed fiscal 2005 budget requests over $74 billion for procurement and over $68 billion for RDT&E. Procurement and RDT&E, together known as defense investment spending, represent the principal source of fundings for most defense contractors. While it is impossible to predict the effect that defense investment spending will have on our business, we expect to benefit to the extent that spending is allocated to the procurement and upgrade of military aircraft, helicopters and combustible ammunition components.

Our operations that focus on the commercial aerospace industry have two major sources of sales: sales of original equipment to aircraft manufacturers; and aftermarket sales, comprised of sales of replacement and spare parts and repair and overhaul services. According to the Aerospace Industries Association, commercial aerospace sales of aircraft, engines and parts totaled $34 billion in 2003. The attacks of September 11, 2001 and the ongoing concerns of global terrorism have affected the profitability of the commercial aerospace industry and continue to impact our near term outlook for OEM sales and aftermarket business from aircraft operators. We believe, however, that improved security and safety measures over time will restore passenger confidence. Recently, some of the airline operating measures such as available seat miles, revenue passenger miles and active fleet have shown improvement. Longer term, we believe our commercial and regional aircraft business will benefit from increased passenger traffic. In addition, we believe the long term demand for business jets will support a recovery in this market.

OUR BUSINESS SEGMENTS

Avionics & Controls

Principal operations for our Avionics & Controls business segment are conducted through Korry Electronics Co., which focuses on technology interface systems for commercial and military aircraft and land- and sea-based military vehicles, and Advanced Input Devices, Inc., which focuses on comparable devices for secure communications systems, specialized medical equipment, and other industrial applications.

We are a market leader in the development, manufacturing and marketing of sophisticated high reliability technology interface systems for commercial and military aircraft. These products include lighted push-button and rotary switches, keyboards, lighted indicators, panels and displays that are used in a broad variety of control and display applications. They have been integrated into many existing aircraft designs, including every Boeing commercial aircraft platform currently in

Business

production. This large installed base provides us with a significant spare parts and retrofit business. In addition, we manufacture control sticks, grips and wheels, as well as specialized switching systems. In this area, we primarily serve commercial and military aviation, and airborne and ground-based military equipment manufacturing customers. For example, we are a leading manufacturer of pilot control grips for most types of military fighter jets and helicopters.

Our proprietary products meet critical operational requirements and provide customers with significant technological advantages in such areas as night vision compatibility (a technology enabling display screens to be read using night vision equipment), and backlighting for active-matrix liquid-crystal displays (a technology enabling pilots to read display screens in a variety of light conditions as well as from extreme angles). Our products are incorporated in a wide variety of programs including the AH-64 Apache and H-60 Black Hawk helicopters; the F-117 Nighthawk, C-17 Globemaster III, F-14 Tomcat, F-15 Eagle, F-16 Fighting Falcon, and F/A-18 Super Hornet fixed-wing military aircraft; Canadair regional jets; and Cessna, Gulfstream and Saab business jets. For the nine months ended July 30, 2004, some of our largest customers for these products included The Boeing Company, the U.S. Department of Defense, Smiths Industries, BAE Systems, Honeywell, Lockheed Martin and General Dynamics.

We are also a supplier in custom input integration with a full line of keyboard switch and input technologies for specialized medical equipment, communications systems and comparable equipment for military applications. These products include custom keyboards, keypads, and input devices that integrate cursor control devices, bar-code scanners, displays, laser pointers, and voice activation. We have developed a wide variety of technologies, including plastic and vinyl membranes that protect high-use switches and fully depressible buttons, and backlighted elastomer switch coverings that are resistant to exposure from harsh chemicals. These technologies now serve as the foundation for a small but growing portion of our product line. For the nine months ended July 30, 2004, some of our largest customers for these products included the U.S. Department of Defense, General Electric, Lockheed Martin, Siemens, Phillips and Dictaphone.

Sensors & Systems

Principal operations for our Sensors & Systems business segment are conducted through Weston Aerospace and Auxitrol S.A., which specializes in the development and manufacture of sensors and controls. We are a market leader in continental Europe with growing positions in the United States and United Kingdom in the manufacture of high-precision temperature and pressure sensing devices, fluid control components, micro-motors, motion control sensors, and other related systems used primarily in aerospace applications. For example, we are the sole-source supplier of temperature probes for use on all versions of the General Electric/ Snecma CFM-56 jet engine. The CFM-56 has an installed base of over 13,000 engines, is standard equipment on new generation Boeing 737 aircraft and has been selected as the engine for approximately 40% of all Airbus aircraft delivered to date. The principal customers for these products are jet engine manufacturers, airframe manufacturers, petroleum companies and electric utilities. For the nine months ended July 30, 2004, some of our largest customers for these products included Snecma, the British Ministry of Defence, Rolls Royce, Pratt & Whitney, General Electric, BAE Systems, Goodrich, Honeywell, Airbus and Air France.

Advanced Materials

Our Advanced Materials business segment focuses on process-related technologies. Our operations are primarily conducted through Kirkhill-TA Co., which specializes in the design and manufacture of high-performance elastomer products, and Armtec Defense Products Co., which specializes in

Business

the manufacture of molded fiber cartridge cases, mortar increments, igniter tubing, other combustible ammunition components and electronic warfare countermeasure devices.

Specialized High-Performance Applications. We specialize in the development of proprietary formulations for silicone rubber and other elastomer products. Our elastomer products are engineered to address specific customer requirements where superior performance in high temperature, high pressure, caustic, abrasive and other difficult environments is critical. These products include thermal fire barrier insulation products and precision metal components, seals, tubing and coverings designed in custom-molded shapes. Some of the products include proprietary elastomers that are specifically designed for use on or near a jet engine. We are a leading U.S. supplier of high-performance elastomer products to the aerospace industry, with our primary customers for these products being jet and rocket engine manufacturers, commercial and military airframe manufacturers, as well as commercial airlines. For the nine months ended July 30, 2004, some of the largest customers for these products included Goodrich, The Boeing Company, Bombardier, the U.S. Department of Defense, Honeywell, Pratt & Whitney, KAPCO, Northrop Grumman and Alliant Techsystems.

Other Defense Applications. We develop combustible ordnance and electronic warfare countermeasure devices for military customers. We manufacture molded fiber cartridge cases, mortar increments, igniter tubing and other combustible ammunition components primarily for the U.S. Department of Defense. We are currently the sole supplier of combustible casings utilized by the U.S. Armed Forces. Sales are made either directly to the U.S. Department of Defense or through prime contractors, Alliant Techsystems and General Dynamics. These products include the combustible case for the U.S. Army’s new generation 155mm Modular Artillery Charge System, the 120mm combustible case used with the main armament system on U.S. Army and Marine Corps M1-A1/2 tanks, and the 60mm, 81mm and 120mm combustible mortar increments. We are also currently the only U.S. supplier of radar countermeasure chaff and one of three suppliers to the U.S. Army of infrared decoy flares used by aircraft to help protect against radar and infrared guided missiles.

COMPETITIVE STRENGTHS

Leading Positions in Niche Markets with High Barriers to Entry. We are well established and highly regarded in each of our markets, and benefit from decades of experience in our specialized niches. With a long-standing position in our markets, we also benefit from high barriers to entry in our industry. The long-term nature of aircraft manufacturing programs and the extensive FAA and OEM certification process for manufacturing original equipment and replacement parts make our market niches difficult for new competitors to enter. Similarly, new programs tend to favor suppliers with extensive industry experience.

Broad, Diversified Product Offerings and Customer Base Within Our Markets. We operate in three market segments and offer a wide selection of products for a broad range of platforms to a large customer base. This diversification provides us with reduced exposure to cyclical declines in any one sector or to any one customer or program, allowing for better long-term business planning and more stable short-term results.

Solid Position in Defense Sector. We are a leading supplier of vital military systems, munitions, and aircraft components to U.S. and foreign military customers. We estimate that U.S. government (primarily U.S. Department of Defense) contracts and subcontracts accounted for approximately 29% of our fiscal 2003 sales, while total military sales were approximately 40%. We have been

Business

able to capitalize on our position as a prominent supplier to the U.S. Department of Defense, as defense spending has increased significantly in recent years.

Significant Sole-Source and Aftermarket Sales. We focus on working with our customers on new product designs, which typically result in sole-source positions, both in OEM production and in recurring aftermarket sales. Most of our sales are driven by proprietary designs, preferred supplier positions and industry expertise. The large installed base of our products and our position as a sole-source supplier on many programs typically allow us to capture higher gross margins on aftermarket sales.

Product Innovation and Technological Leadership. We have a proven capability to deliver specialized products designed to perform in demanding applications and environments. Our continued focus on our engineering and design capabilities positions us to exploit new and innovative product opportunities. Our investment in research and development is closely aligned with our customers’ requirements.

Experienced Management Team. Our senior executives have an average of 17 years experience with Esterline and a proven record of accomplishment in the aerospace and defense sectors. The team combines extensive market knowledge with entrepreneurial spirit, making it highly sensitive to new market opportunities and cost savings. Our experienced management team has a proven track record of seeking out, executing, and integrating complementary strategic acquisitions. Management has successfully completed over 25 acquisitions since 1996.

BUSINESS STRATEGY

Focus on niche markets with high barriers to entry. The long-term nature of defense and aerospace manufacturing programs, combined with high product development costs and extensive certification requirements, make our markets difficult to enter. Once a supplier’s products have been selected for a particular platform, replacement of that supplier typically involves significant cost and a lengthy testing and certification process. In addition, new programs favor suppliers with extensive industry experience and a reputation for sustained performance.

Focus on manufacturing highly engineered, proprietary products. We have developed specialized, value-added product lines that enable us to capture leading positions in our niche markets. We will continue to provide solutions to our customers’ difficult technical issues through sustained investment in research and new product development, which in the past three fiscal years has ranged from 3-4% of sales. In addition, a substantial portion of our research and development effort is conducted and funded in conjunction with our customers, further solidifying our position as the supplier of choice.

Selectively expand our technologies and products into new markets. We are applying our technical expertise and capabilities gained from work in our core technologies to other closely aligned markets. Examples include the successful application of certain of our aerospace technologies into military land-based systems, such as specialized control panels for the commander’s consoles of M1-A1/2 Abrams tanks and Bradley Fighting Vehicles, and into medical equipment, such as specialized input devices for MRI systems.

Continue to grow and capitalize on aftermarket opportunities. Aftermarket sales, including retrofits, are generally more profitable and have more stability than OEM sales. In addition, the safety and regulatory requirements of the commercial and military aerospace sectors generate recurring repair and replacement activity. We therefore aggressively market spare parts and repair

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services directly to our customers and end-users. To complement our original equipment sales, we are increasing our aftermarket participation by leveraging our relationships with OEMs and end-users. Our reputation for quality and sole-source supplier status for many parts has allowed us to capture a significant portion of aftermarket sales related to our products. Given the large and growing installed base of our products, we anticipate our aftermarket sales will be an increasing portion of our business.

Capitalize on strategic acquisition opportunities. Selective acquisitions enable us to gain manufacturing economies of scale, broaden our customer and product bases, and access complementary technologies. As a part of the continuing consolidation of the aerospace and defense industry, we believe there will continue to be numerous opportunities to achieve our objectives through strategic acquisitions. We typically target companies that are among the leaders in the markets they serve, possess growth potential, offer competitive advantages, and provide attractive rates of return on investment.

Consistent with our deliberate and focused strategy of selectively making business acquisitions that promote our long-term growth objectives, we have completed over 25 acquisitions since 1996, including the following:

Acquired company	Product line	Segment	Date of acquisition

Leach Holding Corporation	Manufacturer of electrical power switching, control and data communication devices for aerospace and medical diagnostic, therapeutic and patient monitoring devices, and analytical, optical and biosensor instruments for medical, laboratory and industrial applications	Sensors & Systems and Avionics & Controls	August 2004
AVISTA, Incorporated	Developer and tester of mission critical software for aerospace, medical and industrial applications	Avionics & Controls	December 2003
Weston Aerospace	Supplier of sensors for measurement of temperature, rotational speed, torque and density	Sensors & Systems	June 2003
BVR Aero Precision, Inc.	Manufacturer of precision gears and electronic data concentrators	Sensors & Systems	January 2003
Electronic Warfare Passive Expendables Division of BAE Systems North America	Manufacturer of chaff and infrared decoy flares	Advanced Materials	August 2002
Janco Corporation	Manufacturer of aircraft rotary switches, potentiometers and sophisticated modular control systems	Avionics & Controls	June 2002
Engineered Polymers Group of Burke Industries	Manufacturer of aerospace seals and other high- performance products	Advanced Materials	April 2002
Aerospace knobs and indicator product lines of Dupree, Inc.	Manufacturer of lighted control knobs and indicators, night vision filters and lamps	Avionics & Controls	January 2001
Surftech Finishes Co.	Metal-finishing company specializing in aerospace aluminum products	Advanced Materials	April 2000
Advanced Input Devices Co.	Manufacturer of custom-made keyboard and other multi-function data input subsystems	Avionics & Controls	December 1999
Muirhead Aerospace (Norcroft Dynamics and Muirhead Vactric)	Manufacturers of micro-motors and motion controls	Sensors & Systems	October 1999

Business

Acquired company	Product line	Segment	Date of acquisition

Kirkhill Rubber Co.	Manufacturer of specialty rubber and elastomer products	Advanced Materials	August 1998
Memtron Technologies Co.	Manufacturer of membrane switches	Avionics & Controls	May 1998
Kai R. Kuhl Co.	Manufacturer of high-performance seals for aerospace	Advanced Materials	January 1998
Aerospace switch operations of Illinois Tool Works	Manufacturer of Boeing 777 cockpit switch	Avionics & Controls	November 1997
Pressure Sensor Division of Sagem S.A.	Manufacturer of pressure sensors	Sensors & Systems	November 1997
Fluid Regulators Co.	Manufacturer of hydraulic controls for aerospace markets	Sensors & Systems	November 1997
Mason Electric Co.	Manufacturer of flight controls and specialized switching products	Avionics & Controls	August 1996

MARKETING AND DISTRIBUTION

We believe that a key to continued success is our ability to meet customer requirements both domestically and internationally. We have and will continue to improve our sales and distribution channels in order to provide a wider variety of products and to improve the effectiveness of our customers’ supply chain. For example, we recently opened in Shanghai, China a medical device assembly operation to better service our global medical customers. In addition, we opened a service center in Shanghai for our temperature sensor customers. Other enhancements include combining sales and marketing forces of our operating units where appropriate, cross-training our sales representatives on multiple product lines, and cross-stocking our spare parts and components.

In the technical and highly engineered product segments in which we compete, relationship selling is particularly appropriate in targeted marketing segments where customer and supplier design and engineering inputs need to be tightly integrated. Participation in industry trade shows is an effective method of meeting customers, introducing new products, and exchanging technical specifications. In addition to technical and industry conferences, our products are supported through direct internal international sales efforts, as well as through manufacturer representatives and selected distributors. As of July 30, 2004, 137 sales people, 149 representatives, and 103 distributors supported our operations internationally.

BACKLOG

Backlog at September 24, 2004 was $431.4 million, compared with $321.2 million at August 1, 2003. We estimate that approximately $332.3 million of backlog is scheduled to be shipped after fiscal 2004.

Backlog is subject to cancellation until delivered, and therefore, we cannot assure that our backlog will be converted into revenue in any particular period or at all. Backlog does not include the total contract value of cost-plus reimbursable contracts, which are funded as we incur the costs. Except for the released portion, backlog also does not include fixed-price multi-year contracts.

COMPETITION

Our products and services are affected by varying degrees of competition. We compete with other companies in most markets we serve, many of which have far greater sales volumes and financial

Business

resources. The principal competitive factors in the commercial markets in which we participate are product performance, service and price. Part of product performance requires expenditures in research and development that lead to product improvement. The market for many of our products may be affected by rapid and significant technological changes and new product introduction. Our principal competitors include Eaton, ECE and Eastprint in our Avionics & Controls segment; Ametek, MPC Products and Goodrich in our Sensors & Systems segment; and Transdigm, Dunlop Standard Aerospace Group and Meggitt in our Advanced Materials segment.

RESEARCH AND DEVELOPMENT

Currently, our product development and design programs utilize an extensive base of professional engineers, technicians and support personnel, supplemented by outside engineering and consulting firms when needed. In fiscal 2003, approximately $19.5 million was expended for research, development and engineering, compared with $15.4 million in fiscal 2002 and $14.2 million in fiscal 2001. We believe continued product development is key to our long-term growth, and consequently, we consistently invest in research and development. Examples include research and development projects relating to thermal fire barrier insulation products for the Boeing Delta IV rocket motor, as well as ice detectors and smoke and pollution concentration measurement devices. In addition, we actively participate in customer funded research and development programs, including flight controls and instrumentation on the Joint Strike Fighter and Eurofighter, Gulfstream V flight controls, deicing probes for next generation General Electric/ Snecma CFM-56 jet engines and LED lighted cockpit switches for Airbus.

GOVERNMENT CONTRACTS AND SUBCONTRACTS

As a contractor and subcontractor to the U.S. government (primarily the U.S. Department of Defense), we are subject to various laws and regulations that are more restrictive than those applicable to private sector contractors. Approximately 17% of our sales were made directly to the U.S. government in fiscal 2003. In addition, we estimate that our subcontracting activities to contractors for the U.S. government accounted for approximately 12% of sales during fiscal 2003. Therefore, we estimate that approximately 29% of our sales during the fiscal year were subject to government contracting regulations. Such contracts may be subject to termination, reduction or modification in the event of changes in government requirements, reductions in federal spending, and other factors.

Historically, our U.S. government contracts and subcontracts have been predominately fixed-price contracts. Generally, fixed-price contracts offer higher margins than cost-plus contracts in return for accepting the risk that increased or unexpected costs may reduce anticipated profits or cause us to sustain losses on the contracts. The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. The contracts and subcontracts to which we are a party are also subject to profit and cost controls and standard provisions for termination at the convenience of the U.S. government. Upon termination, other than for our default, we will normally be entitled to reimbursement for allowable costs and to an allowance for profit. To date, none of our significant fixed-price contracts have been terminated.

Business

PATENTS AND LICENSES

Although we hold a number of patents and licenses, we do not believe that our operations are dependent on our patents and licenses. In general, we rely on technical superiority, continual product improvement, exclusive product features, superior lead-time, on-time delivery performance, quality and customer relationships to maintain competitive advantage.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND COMPONENTS

Due to our diversification, the sources and availability of certain raw materials and components are not as critical as they would be for manufacturers of a single product line. However, certain components, supplies and raw materials for our operations are purchased from single sources. In such instances, we strive to develop alternative sources and design modifications to minimize the effect of business interruptions.

ENVIRONMENTAL MATTERS

We are subject to federal, state, local and foreign laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous waste, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites or past spills, disposals or other releases of hazardous substances.

On August 29, 2002, our subsidiary Armtec acquired the radar countermeasures chaff and infrared decoy flare operations of the Electronic Warfare Passive Expendables Division of BAE Systems North America. At the time of our asset acquisition from BAE Systems, certain environmental remedial activities were required under a Part B Permit issued to the infrared decoy flare facility by the Arkansas Department of Environmental Quality under the Federal Resource Conservation and Recovery Act. The Part B Permit was transferred to Armtec, along with the remedial obligations. Under the terms of the asset purchase agreement, BAE Systems agreed to complete all remedial obligations at the infrared decoy flare facility and to indemnify us for all environmental liabilities to a maximum amount of $25 million.

At various times we have been identified as a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) and analogous state environmental laws, for the cleanup of contamination resulting from past disposals of hazardous wastes at certain sites to which we, among others, sent wastes in the past. CERCLA requires potentially responsible persons to pay for cleanup of sites from which there has been a release or threatened release of hazardous substances. Courts have interpreted CERCLA to impose strict, joint and several liability on all persons liable for cleanup costs. As a practical matter, however, at sites where there are multiple potentially responsible persons, the costs of cleanup typically are allocated among the parties according to a volumetric or other standard.

We have accrued liabilities for environmental remediation costs expected to be incurred by our operating facilities. Environmental exposures are provided for at the time they are known to exist or are considered reasonably probable and estimable. No provision has been recorded for environmental remediation costs that could result from changes in laws or other circumstances we have not currently contemplated.

Business

LEGAL PROCEEDINGS

From time to time we are involved in legal proceedings arising in the ordinary course of our business. We believe we have adequately reserved for these liabilities and that there is no litigation pending that could have a material adverse effect on our results of operations and financial condition.

EMPLOYEES

For our continuing operations, we had approximately 4,700 employees at July 30, 2004, of which 3,700 were based in the United States and 1,000 were in Europe. Approximately 13% of the U.S.-based employees were represented by a labor union. Our European operations are subject to national trade union agreements and to local regulations governing employment. For our discontinued Automation segment we had approximately 78 employees at July 30, 2004, of which approximately 74 were based in the United States.

Management

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and directors as of November 1, 2004.

Name	Age	Position

Robert W. Cremin(3)	64	Chairman, President and Chief Executive Officer
Stephen E. Barton	58	Group Vice President
Robert D. George	48	Vice President, Chief Financial Officer, Secretary and Treasurer
Marcia J. M. Greenberg	52	Vice President, Human Resources
Larry A. Kring	64	Group Vice President
Stephen R. Larson	60	Vice President, Strategy & Technology
Richard R. Albrecht(2)(3)	72	Lead Independent Director
Lewis E. Burns(2)	66	Director
Ross J. Centanni(2)(4)	59	Director
John F. Clearman(1)	67	Director
Robert S. Cline(1)(4)	67	Director
Anthony P. Franceschini(1)(3)	53	Director
Jerry D. Leitman(2)(3)	62	Director
James L. Pierce(1)(4)	67	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation & Stock Option Committee.

(3)	Member of the Executive Committee.

(4)	Member of the Nominating & Corporate Governance Committee.

Robert W. Cremin has been Chairman since January 2001. In addition, he has served as Chief Executive Officer and President since January 1999 and September 1997, respectively. Mr. Cremin has an M.B.A. from the Harvard Business School and a B.S. degree in Metallurgical Engineering from Polytechnic Institute of Brooklyn. He has been a director of Esterline since 1998.

Stephen E. Barton has been Group Vice President since July 2002. Previously, he was President and Chief Executive Officer of Kirkhill-TA Co., a subsidiary of Esterline, from October 1998 to June 2002. From February 1998 to September 1998, he served as Group Vice President of AEA Management Group, an automotive component supplier. He was a consultant for Gleason Corporation, a consumer products manufacturer, from July 1997 to February 1998. Mr. Barton has an M.S. degree in Applied Statistics from Villanova University and a B.S. degree in Mathematics from the University of Maine.

Robert D. George has been Vice President, Chief Financial Officer, Secretary and Treasurer since July 1999 and Treasurer and Controller from June 1997 until July 1999. Mr. George has an M.B.A. from the Fuqua School of Business at Duke University and a B.A. degree in Economics from Drew University.

Management

Marcia J. M. Greenberg has been Vice President, Human Resources since March 1993. Ms. Greenberg has a J.D. degree from Northwestern University School of Law and a B.A. degree in Political Science from Portland State University.

Larry A. Kring has been Group Vice President since August 1993. Mr. Kring has an M.B.A. from California State University at Northridge and a B.S. degree in Aeronautical Engineering from Purdue University.

Stephen R. Larson has been Vice President, Strategy & Technology since January 2000. Previously, he was Group Vice President from April 1991 through December 1999. Mr. Larson has an M.B.A. from the University of Chicago and a B.S. degree in Electrical Engineering from Northwestern University.

Richard R. Albrecht has been a director of Esterline since 1997 and lead independent director since December 2003. Prior to August 1997, Mr. Albrecht was Executive Vice President of the Commercial Airplane Group for The Boeing Company (an aerospace company), having held such position since 1984.

Lewis E. Burns has been a director of Esterline since 2003. Mr. Burns is a Director/ Consultant of Dover Industries, Inc. (a diversified manufacturing company), having held such positions since July 2003. Prior to that time, he was President, Chief Executive Officer and Director of Dover Industries, Inc. since 1985.

Ross J. Centanni has been a director of Esterline since 1999. Mr. Centanni has been the Chairman of Gardner Denver, Inc. (a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets) since November 1998, and the President and Chief Executive Officer since November 1993. He is also a director of Denman Services, Inc. and the Petroleum Equipment Suppliers Association and also serves as a member of the Executive Committee of the International Compressed Air and Allied Machinery Committee.

John F. Clearman has been a director of Esterline since 1989. Prior to January 2003, Mr. Clearman was a Special Advisor to the Board of Milliman USA (an actuarial consulting firm), having held such position since August 2001. From October 1998 through July 2001, he was the Chief Financial Officer of Milliman USA. He is also a director for several other companies including Oberto Sausage, Inc., Washington Federal Savings, Inc., Barclay Dean Interiors, GT Development, Lang Manufacturing, Pacific Northwest Title and West Farm Foods.

Robert S. Cline has been a director of Esterline since 1999. Prior to January 2003, Mr. Cline was the Chairman and Chief Executive Officer of Airborne Freight Corporation (an air express company), having held such positions since 1984. He is also a director of Safeco Corporation.

Anthony P. Franceschini has been a director of Esterline since 2002. Mr. Franceschini has been the Director, President and Chief Executive Officer of Stantec Inc. (a global design firm) since June 1998. Prior to June 1998, he was Senior Vice President and Chief Operating Officer, Consulting Services for Stantec Inc.

Jerry D. Leitman has been a director of Esterline since 1998. Mr. Leitman has been the Chairman, President and Chief Executive Officer of FuelCell Energy, Inc. (a fuel cell company) since June 2002. Previously, he was the President and Chief Executive Officer of FuelCell Energy, Inc. from August 1997.

Management

James L. Pierce has been a director of Esterline since 2003. Mr. Pierce is the Chairman of ARINC Incorporated (a transportation and systems engineering solutions provider), having held such position since 1994. Mr. Pierce was also the Chief Executive Officer of ARINC Incorporated from 1994 until December 2001.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC, Wachovia Capital Markets, LLC and KeyBanc Capital Markets are the representatives of the underwriters. UBS Securities LLC is the sole book-running manager of this offering. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of shares

UBS Securities LLC
Wachovia Capital Markets, LLC
KeyBanc Capital Markets, a Division of McDonald Investments Inc.

Total	3,200,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

▶	receipt and acceptance of our common stock by the underwriters, and

▶	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 480,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made

Underwriting

by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 480,000 shares.

	No exercise	Full exercise

Per share	$	$

Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $525,000.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contact to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus.

The 90-day lock up period may be extended for up to 17 additional days under certain circumstances where we announce or intend to announce earnings or material news or a material event within 15 days prior to, or after, the termination of the 90-day lock-up period, if UBS Securities LLC notifies us prior to the expiration of such 90-day period that such extension is necessary in order to permit an underwriter to publish a research report in compliance with the New York Stock Exchange Rule 472(f)(4) and NASD Conduct Rule 2711(f)(4). Even under those circumstances, however, the lock up period will not extend if we are actively traded, meaning that our common stock has an average trading volume value of at least $1.0 million per day and the public float of our common stock is at least $150.0 million.

At any time and without public notice, UBS Securities LLC may in their sole discretion, release all or some of the securities from these lock-up agreements.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Underwriting

NEW YORK STOCK EXCHANGE LISTING

Our common stock is listed on the New York Stock Exchange under the symbol “ESL.”

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

▶	stabilizing transactions;

▶	short sales;

▶	purchases to cover positions created by short sales.

▶	imposition of penalty bids; and

▶	syndicate covering transactions;

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position, by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Underwriting

AFFILIATIONS

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

We are being represented by Perkins Coie LLP, Seattle, Washington, and the underwriters are being represented by Cahill Gordon & Reindel LLP. The validity of the common stock offered by this prospectus will be passed on by Perkins Coie LLP for us. Certain legal matters relating to the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

Experts

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual report on Form 10-K for the year ended October 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus supplement does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Information incorporated by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

▶	our annual report on Form 10-K for the fiscal year ended October 31, 2003, filed on December 17, 2003, File No. 1-6357;

▶	our quarterly report on Form 10-Q for the quarter ended January 30, 2004, filed on March 11, 2004, File No. 1-6357;

▶	our quarterly report on Form 10-Q for the quarter ended April 30, 2004, filed on June 9, 2004, File No. 1-6357;

▶	our quarterly report on Form 10-Q for the quarter ended July 30, 2004, filed on September 10, 2004, File No. 1-6357;

▶	our current reports on Form 8-K filed on July 9, 2004, August 31, 2004 and September 2, 2004 (with regard to information disclosed under Item 8.01 of Form 8-K only), File No. 1-6357;

▶	the description of the common stock in our current report on Form 8-K filed on January 26, 2001, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description; and

▶	the description of the preferred share purchase rights in our registration statement on Form 8-A, as amended, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our corporate communications department at our principal offices, which are located at 500— 108th Avenue NE, Bellevue, Washington 98004, telephone number (425) 453-9400.

Esterline Technologies Corporation

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors
Esterline Technologies Corporation
Bellevue, Washington

We have audited the accompanying consolidated balance sheets of Esterline Technologies Corporation and subsidiaries as of October 31, 2003 and October 25, 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the three fiscal years in the period ended October 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Esterline Technologies Corporation and subsidiaries at October 31, 2003 and October 25, 2002, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective October 27, 2001, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Ernst & Young LLP

Seattle, Washington
December 3, 2003

Esterline Technologies Corporation

CONSOLIDATED STATEMENT OF OPERATIONS

in thousands, except per share amounts
For each of the three fiscal years in the period ended October 31, 2003

	2003	2002	2001

Net Sales	$562,454	$434,809	$430,923
Cost of Sales	383,825	293,236	269,582

	178,629	141,573	161,341

Expenses
Selling, general and administrative	107,797	79,086	81,103
Research, development and engineering	19,524	15,433	14,232

Total Expenses	127,321	94,519	95,335

Operating Earnings From Continuing Operations	51,308	47,054	66,006
Loss on sale of business	66	—	—
Insurance settlement	—	—	(4,631)
Loss (gain) on derivative financial instruments	(2,676)	1	(786)
Interest income	(868)	(1,814)	(3,307)
Interest expense	11,995	7,122	7,663

Other (Income) Expense, Net	8,517	5,309	(1,061)

Income From Continuing Operations Before Income Taxes	42,791	41,745	67,067
Income Tax Expense	13,050	10,461	24,428

Income From Continuing Operations	29,741	31,284	42,639
Loss From Discontinued Operations, Net of Tax	(5,808)	(25,039)	(9,780)

Earnings Before Cumulative Effect of a Change in Accounting Principle	23,933	6,245	32,859
Cumulative Effect of a Change in Accounting Principle, Net of Tax	—	(7,574)	(403)

Net Earnings (Loss)	$23,933	$(1,329)	$32,456

Esterline Technologies Corporation

CONSOLIDATED STATEMENT OF OPERATIONS

in thousands, except per share amounts
For each of the three fiscal years in the period ended October 31, 2003

	2003	2002	2001

Earnings (Loss) Per Share— Basic:
Continuing operations	$1.42	$1.51	$2.17
Discontinued operations	(.27)	(1.21)	(.50)

Earnings per share before cumulative effect of a change in accounting principle	1.15	.30	1.67
Cumulative effect of a change in accounting principle	—	(.37)	(.02)

Earnings (Loss) Per Share— Basic	$1.15	$(.07)	$1.65

Earnings (Loss) Per Share— Diluted:
Continuing operations	$1.41	$1.49	$2.13
Discontinued operations	(.28)	(1.19)	(.49)

Earnings per share before cumulative effect of a change in accounting principle	1.13	.30	1.64
Cumulative effect of a change in accounting principle	—	(.36)	(.02)

Earnings (Loss) Per Share— Diluted	$1.13	$(.06)	$1.62

See Notes to Consolidated Financial Statements.

Esterline Technologies Corporation

CONSOLIDATED BALANCE SHEET

in thousands, except share and per share amounts
As of October 31, 2003 and October 25, 2002

	2003	2002

Assets
Current Assets
Cash and cash equivalents	$131,363	$22,511
Cash in escrow	4,536	3,500
Short-term investments	12,797	—
Accounts receivable, net of allowances of $2,669 and $2,700	98,395	79,474
Inventories	76,345	71,305
Income tax refundable	7,677	6,180
Deferred income tax benefits	16,529	25,069
Prepaid expenses	7,030	6,193

Total Current Assets	354,672	214,232
Property, Plant and Equipment
Land	15,589	14,732
Buildings	59,995	52,644
Machinery and equipment	151,297	127,942

	226,881	195,318
Accumulated depreciation	109,791	94,324

	117,090	100,994
Net Assets of Discontinued Operations	—	13,576
Other Non-Current Assets
Goodwill	185,353	158,006
Intangibles, net	114,930	61,497
Debt issuance costs, net of accumulated amortization of $244	6,301	—
Other assets	22,284	22,650

Total Assets	$800,630	$570,955

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$23,273	$28,018
Accrued liabilities	74,991	64,026
Credit facilities	2,312	424
Current maturities of long-term debt	30,473	435
Federal and foreign income taxes	1,184	92

Total Current Liabilities	132,233	92,995
Long-Term Liabilities
Long-term debt, net of current maturities	246,792	102,133
Deferred income taxes	27,325	21,386
Commitments and Contingencies	—	—
Net Liabilities of Discontinued Operations	408	—
Shareholders’ Equity
Common stock, par value $.20 per share, authorized 60,000,000 shares, issued and outstanding 21,062,999 and 20,783,068 shares	4,213	4,157
Additional paid-in capital	116,761	113,537
Retained earnings	266,600	242,667
Accumulated other comprehensive income (loss)	6,298	(5,920)

Total Shareholders’ Equity	393,872	354,441

Total Liabilities and Shareholders’ Equity	$800,630	$570,955

See Notes to Consolidated Financial Statements.

Esterline Technologies Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

in thousands
For each of the three fiscal years in the period ended October 31, 2003

	2003	2002	2001

Cash Flows Provided (Used) by Operating Activities
Net earnings (loss)	$23,933	$(1,329)	$32,456
Depreciation and amortization	26,215	17,563	24,109
Deferred income tax (benefit)	8,709	(722)	2,352
Loss on disposal and holding period loss on discontinued operations	9,282	22,718	—
Loss on sale of product line	66	—	—
Working capital changes, net of effect of acquisitions
Accounts receivable	(9,516)	5,544	1,715
Inventories	6,322	2,936	(12,848)
Prepaid expenses	117	(457)	(1,301)
Accounts payable	(4,396)	5,049	(3,076)
Accrued liabilities	4,926	1,914	(5,985)
Federal and foreign income taxes	(923)	(10,197)	(3,271)
Other, net	197	9,937	(3,853)

	64,932	52,956	30,298

Cash Flows Provided (Used) by Investing Activities
Purchases of capital assets	$(17,130)	$(15,709)	$(15,758)
Proceeds from sale of business	9,480	—	—
Escrow deposit	(1,036)	(3,500)	—
Capital dispositions	766	559	277
Purchase of short-term investments	(12,797)	—	—
Acquisitions of businesses, net of cash acquired	(111,735)	(124,649)	(6,885)

	(132,452)	(143,299)	(22,366)

Cash Flows Provided (Used) by Financing Activities
Net proceeds provided by sale of common stock	—	—	66,736
Proceeds provided by stock issuance under employee stock plans	3,280	—	—
Net change in credit facilities	2,279	(1,960)	(575)
Repayment of long-term debt	(732)	(6,346)	(6,389)
Debt and other issuance costs	(7,735)	—	—
Proceeds from note issuance	175,000	—	—

	172,092	(8,306)	59,772

Effect of foreign exchange rates on cash	4,280	1,220	1,348

Net increase (decrease) in cash and cash equivalents	108,852	(97,429)	69,052
Cash and cash equivalents—beginning of year	22,511	119,940	50,888

Cash and cash equivalents—end of year	$131,363	$22,511	$119,940

Supplemental Cash Flow Information
Cash paid for interest	$6,945	$7,247	$7,792
Cash paid (refunded) for taxes	(558)	7,296	16,499

See Notes to Consolidated Financial Statements.

Esterline Technologies Corporation

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME
in thousands, except per share amounts
For each of the three fiscal years in the period ended October 31, 2003

	2003	2002	2001

Common Stock, Par Value $.20 Per Share
Beginning of year	$4,157	$4,143	$3,485
3,220,000 shares issued	—	—	644
Shares issued under stock option plans	56	14	14

End of year	4,213	4,157	4,143

Additional Paid-in Capital
Beginning of year	113,537	113,284	46,952
3,200,000 shares issued	—	—	66,092
Shares issued under stock option plans	3,224	253	240

End of year	116,761	113,537	113,284

Retained Earnings
Beginning of year	242,667	243,996	211,540
Net earnings (loss)	23,933	(1,329)	32,456

End of year	266,600	242,667	243,996

Accumulated Other Comprehensive Gain (Loss)
Beginning of year	(5,920)	(11,128)	(12,282)
Change in fair value of derivative financial instruments, net of tax	61	(67)	87
Foreign currency translation adjustment	12,157	5,275	1,067

End of year	6,298	(5,920)	(11,128)

Total Shareholders’ Equity	$393,872	$354,441	$350,295

Comprehensive Income
Net earnings (loss)	$23,933	$(1,329)	$32,456
Change in fair value of derivative financial instruments, net of tax	61	(67)	87
Foreign currency translation adjustment	12,157	5,275	1,067

Comprehensive Income	$36,151	$3,879	$33,610

See Notes to Consolidated Financial Statements.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:     Accounting policies

Nature of operations

Esterline Technologies Corporation (the Company) designs, manufactures and markets highly engineered products. The Company principally serves the aerospace and defense industry throughout the world, primarily in the United States and Europe.

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated. Classifications have been changed for certain amounts in prior periods to conform with the current year’s presentation. The Company’s fiscal year ends on the last Friday of October.

Management estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Sales are generally recorded at the time of shipment of products or performance of services and are presented net of sales returns and allowances.

Derivative financial instruments

The Company is subject to risks associated with fluctuations in foreign currency exchange rates from the sale of products in currencies other than its functional currency. The Company’s policy is to hedge a portion of its forecasted transactions using forward exchange contracts, with maturities up to fifteen months. These forward contracts have been designated as cash flow hedges. The portion of the net gain or loss on a derivative instrument that is effective as a hedge is reported as a component of other comprehensive income in shareholders’ equity and is reclassified into earnings in the same period during which the hedged transaction affects earnings. The remaining net gain or loss on the derivative in excess of the present value of the expected cash flows of the hedged transaction is recorded in earnings immediately. If a derivative does not qualify for hedge accounting, or a portion of the hedge is deemed ineffective, the change in fair value is recorded in earnings. The amount of hedge ineffectiveness was not material. At October 31, 2003, the notional value of foreign currency forward contracts was $11.1 million and the fair value of these contracts was $173,000, which was an asset. The Company does not enter into any forward contracts for trading purposes.

Depending on the interest rate environment, the Company may enter into interest rate swap agreements to convert the fixed interest rates on notes payable to variable interest rates or terminate any swap agreements in place. These interest rate swap agreements have been designated as fair value hedges. Accordingly, gain or loss on swap agreements as well as the offsetting loss or gain on the hedged portion of notes payable are recognized in interest expense during the period of the change in fair values. The Company attempts to manage exposure to counterparty credit

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1:     Accounting policies (Continued)

risk by only entering into agreements with major financial institutions which are expected to be able to fully perform under the terms of the agreement.

Foreign currency translation

Foreign currency assets and liabilities are translated into their U.S. dollar equivalents based on year-end exchange rates. Revenue and expense accounts are generally translated at average exchange rates. Aggregate exchange gains and losses arising from the translation of foreign assets and liabilities are included in shareholders’ equity as a component of comprehensive income. Foreign currency transaction gains and losses are included in results of operations and have not been significant in amount in any of the three fiscal years in the period ended October 31, 2003.

Cash equivalents and cash in escrow

Cash equivalents consist of highly liquid investments with maturities of three months or less at the date of purchase. Fair value of cash equivalents approximates carrying value. Cash in escrow represents amounts held in escrow pending finalization of a purchase transaction.

Short-term investments

Short-term investments consist of highly liquid investments with maturities of more than three months at the date of purchase. Short-term investments are classified as trading securities and accordingly are reported at fair value with unrealized gains and losses included in earnings.

Accounts receivable

Accounts receivable are recorded at the net invoice price for sales billed to customers. An allowance for doubtful accounts is established when losses are expected to be incurred.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) or average cost method. Inventory cost includes material, labor and factory overhead.

Property, plant and equipment, and depreciation

Property, plant and equipment is carried at cost and includes expenditures for major improvements. Depreciation is generally provided on the straight-line method based upon estimated useful lives ranging from 3 to 30 years. Depreciation expense was $17,510,000, $13,106,000, and $12,108,000 for fiscal years 2003, 2002 and 2001, respectively.

Debt issuance costs

Costs incurred to issue debt are deferred and amortized as interest expense over the term of the related debt using a method that approximates the effective interest method.

Long-lived assets

The carrying amount of long-lived assets is reviewed periodically for impairment. An asset (other than goodwill) is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is not deemed recoverable, the asset is adjusted to its estimated fair value. Fair value is generally determined based upon estimated discounted future cash flows.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1:     Accounting policies (Continued)

Goodwill and intangibles

Beginning in fiscal 2002 with the adoption of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement No. 142), goodwill is no longer amortized, but instead tested for impairment at least annually. Prior to fiscal 2002, goodwill was amortized on a straight-line basis over the period of expected benefit which ranged from 10 to 40 years. Due to continued poor operating results and prospects for the Automation segment, the Company wrote off the $2.9 million of goodwill and intangible assets related to that segment in the fourth quarter of fiscal 2001.

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from 2 to 20 years. The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists.

Environmental

Environmental exposures are provided for at the time they are known to exist or are considered reasonably probable and estimable. No provision has been recorded for environmental remediation costs which could result from changes in laws or other circumstances currently not contemplated by the Company. Costs provided for future expenditures on environmental remediation are not discounted to present value.

Product warranties

Product warranty costs are recorded when the covered products are shipped to customers. Product warranty expense is based upon the terms of the warranty program and the estimated expense.

Earnings per share

Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding during the year. Diluted earnings per share also includes the dilutive effect of stock options. The weighted average number of shares outstanding used to compute basic earnings per share was 20,900,000, 20,751,000, and 19,641,000 for the fiscal years 2003, 2002 and 2001, respectively. The weighted average number of shares outstanding used to compute diluted earnings per share was 21,105,000, 21,021,000, and 20,014,000 for the fiscal years 2003, 2002 and 2001, respectively.

Recent accounting pronouncements

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (Statement No. 148). This Statement amends the transition alternatives for companies choosing to adopt the fair value method of accounting for the compensation cost of options issued to employees and requires additional disclosure on all stock-based compensation plans. The Company adopted the disclosure provisions in the first quarter of fiscal 2003.

In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (Statement No. 146), effective for exit or disposal activities initiated after December 31, 2002. Under Statement No. 146, a commitment to a plan to exit or dispose of a business activity no

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1:     Accounting policies (Continued)

longer creates an obligation that meets the definition of a liability. A liability for a cost associated with an exit or disposal activity will be recognized when the liability is incurred. Adoption of Statement No. 146 in the first quarter of fiscal 2003 did not have a material effect on the Company’s financial statements.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (Statement No. 144), effective for fiscal years beginning after December 15, 2002. The Statement supersedes Financial Accounting Standards Board Statement No. 121; however, it retains the fundamental provisions of Statement No. 121. Statement No. 144 also supersedes APB No. 30 and extends the reporting of a discontinued operation to a component of an entity. Also, Statement No. 144 requires operating losses from a component of an entity to be recognized in the period(s) in which they occur rather than as of the measurement date as previously required under APB No. 30. Adoption of Statement No. 144 in the first quarter of fiscal 2003 did not have a material effect on the Company’s financial statements.

NOTE 2:     Accounting changes

Effective at the beginning of fiscal 2002, the Company adopted Statement No. 142. Under the new Statement, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with the Statement. The Company conducted its initial impairment tests and determined that goodwill associated with a reporting unit in the Avionics & Controls segment was impaired as a result of applying Statement No. 142. Due to increased competition in the electronic input industry, principally from companies headquartered in Asia, operating profits and cash flows were lower in fiscal 2001 for this reporting unit. Based upon this trend, the earnings forecast for the next five years was lowered. A goodwill impairment loss of $7,574,000, net of an income tax benefit of $1,542,000, or ($.36) per diluted share, was recognized and reported as a cumulative effect of a change in accounting principle upon the adoption of Statement No. 142 in the first quarter of fiscal 2002. The fair value of the affected reporting unit was estimated using a combination of the present value of expected cash flows and a market approach.

Effective at the beginning of fiscal 2001, the Company adopted Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (Statement No. 133), as amended. The cumulative effect of the change in accounting principle was a charge of $403,000 (net of tax), or ($.02) per share on a diluted basis in fiscal 2001.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2:	Accounting changes (Continued)

The following comparative table sets forth reported net earnings and earnings per share for fiscal years 2003, 2002 and 2001, exclusive of amortization expense related to goodwill that is no longer being amortized as a result of the adoption of Statement No. 142.

in thousands, except per share amounts	2003	2002	2001

Net Earnings (Loss):
Continuing operations
As reported	$29,741	$31,284	$42,639
Add back: goodwill amortization	—	—	3,351

Adjusted	29,741	31,284	45,990
Discontinued operations
As reported	(5,808)	(25,039)	(9,780)
Add back: goodwill amortization	—	—	1,814

Adjusted	(5,808)	(25,039)	(7,966)
Adjusted earnings before cumulative effect of a change in accounting principle	23,933	6,245	38,024
Cumulative effect of a change in accounting principle	—	(7,574)	(403)

Adjusted net earnings (loss)	$23,933	$(1,329)	$37,621

Earnings (Loss) Per Share—Basic:
Continuing operations
As reported	$1.42	$1.51	$2.17
Add back: goodwill amortization	—	—	.18

Adjusted	1.42	1.51	2.35
Discontinued operations
As reported	(.27)	(1.21)	(.50)
Add back: goodwill amortization	—	—	.09

Adjusted	(.27)	(1.21)	(.41)
Adjusted earnings before cumulative effect of a change in accounting principle	1.15	.30	1.94
Cumulative effect of a change in accounting principle	—	(.37)	(.02)

Adjusted earnings (loss) per share	$1.15	$(.07)	$1.92

Earnings (Loss) Per Share—Diluted:
Continuing operations
As reported	$1.41	$1.49	$2.13
Add back: goodwill amortization	—	—	.17

Adjusted	1.41	1.49	2.30
Discontinued operations
As reported	(.28)	(1.19)	(.49)
Add back: goodwill amortization	—	—	.09

Adjusted	(.28)	(1.19)	(.40)
Adjusted earnings before cumulative effect of a change in accounting principle	1.13	.30	1.90
Cumulative effect of a change in accounting principle	—	(.36)	(.02)

Adjusted earnings (loss) per share	$1.13	$(.06)	$1.88

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3:     Discontinued operations

On July 25, 2002, the Board of Directors adopted a formal plan for the sale of the assets and operations of the Company’s Automation segment. As a result, the consolidated financial statements present the Automation segment as a discontinued operation. The Company recorded an after-tax loss from discontinued operations of $5.8 million and $25.0 million in fiscal 2003 and 2002, respectively. The operating results of the discontinued segment for fiscal years 2003, 2002 and 2001 consist of the following:

in thousands	2003	2002	2001

Loss before taxes	$—	$(16,343)	$(16,689)
Tax benefit	—	(6,071)	(6,909)

Net loss	—	(10,272)	(9,780)
Estimated loss on disposal, including tax benefit of $3,474 and $7,951	(5,808)	(14,767)	—

Loss from discontinued operations	$(5,808)	$(25,039)	$(9,780)

The Company recorded a $5.8 million loss, net of a $3.5 million tax benefit, in the second quarter of fiscal 2003 for losses in its discontinued operations in excess of the earlier estimates precipitated by the prolonged weakness in electronics, telecommunications and heavy equipment markets. On July 23, 2003, the Company sold the assets of its Excellon Automation subsidiary. At October 31, 2003, working capital and property, plant and equipment of the remaining unit within the Automation segment aggregated $9,951,000 and the reserve for loss on disposal and losses during the phase-out period totaled $10,359,000. Management believes the Company’s discontinued operations loss reserves are adequate to cover the holding cost and the loss on disposal of the remainder of the segment.

Sales of the Automation segment were $22,942,000, $32,896,000, and $60,312,000 in fiscal years 2003, 2002 and 2001, respectively.

NOTE 4:     Inventories

Inventories at the end of fiscal 2003 and 2002 consisted of the following:

in thousands	2003	2002

Raw materials and purchased parts	$38,678	$36,152
Work in process	26,855	24,931
Finished goods	10,812	10,222

	$76,345	$71,305

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5:     Goodwill

The following table summarizes the changes in goodwill by segment for fiscal 2003 and 2002:

	Avionics &	Sensors &	Advanced
in thousands	controls	systems	materials	Total

Balance, October 26, 2001	$57,514	$17,537	$60,318	$135,369
Goodwill from acquisitions	8,313	—	22,601	30,914
Foreign currency translation adjustment	—	839	—	839
Impairment loss	(9,116)	—	—	(9,116)

Balance, October 25, 2002	$56,711	$18,376	$82,919	$158,006
Goodwill from acquisitions	—	24,698	—	24,698
Purchase price allocation adjustment	477	—	446	923
Foreign currency translation adjustment	420	1,306	—	1,726

Balance, October 31, 2003	$57,608	$44,380	$83,365	$185,353

The $923,000 purchase price allocation adjustment in 2003 resulted from the finalization of the asset valuation and additional acquisition costs directly related to the purchase of Janco Corporation and the Electronic Warfare Passive Expendables Division of BAE SYSTEMS North America (BAE Systems) radar countermeasures chaff and infrared decoy flare operations.

As explained in Note 2, effective at the beginning of fiscal 2002, the Company adopted Statement No. 142, and recognized an impairment loss of $9,116,000.

NOTE 6:     Intangible assets

Intangible assets at the end of fiscal 2003 and 2002 were as follows:

		2003		2002

	Weighted	Gross		Gross
	average years	carrying	Accum.	carrying	Accum.
in thousands	useful life	amount	amort.	amount	amort.

Amortized Intangible Assets Programs	16	$100,020	$5,803	$52,154	$976
Core technology	15	8,709	827	8,703	272
Patents and other	7	22,087	16,448	17,381	15,493

Total		$130,816	$23,078	$78,238	$16,741

Indefinite-lived Intangible Assets Trademark		$7,192		$—

Amortization of intangible assets was $6,248,000, $1,522,000, and $84,000 in fiscal years 2003, 2002 and 2001, respectively.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6:	Intangible assets (Continued)

Estimated amortization expense related to intangible assets for each of the next five fiscal years is as follows:

in thousands

Fiscal Year
2004	$7,478
2005	7,331
2006	7,147
2007	7,141
2008	6,989

NOTE 7:     Accrued liabilities

Accrued liabilities at the end of fiscal 2003 and 2002 consisted of the following:

in thousands	2003	2002

Payroll and other compensation	$30,091	$24,669
Casualty and medical	9,348	9,579
Interest	7,667	2,950
Warranties	5,387	5,110
State and other tax accruals	6,623	6,081
Other	15,875	15,637

	$74,991	$64,026

NOTE 8:     Retirement benefits

Pension benefits are provided for substantially all U.S. employees under a contributory pension plan and are based on years of service and five-year average compensation. The Company makes actuarially computed contributions as necessary to adequately fund benefits. To determine benefit obligations at the end of each fiscal year, the actuarial computations assumed discount rates of 6.5% and 6.75% for fiscal years 2003 and 2002, respectively. Assumed annual compensation increases were 4.5% for 2003 and 5.0% for 2002. The expected long-term rate of return on plan assets was 8.5% for each year. Plan assets primarily consist of publicly traded common stocks, bonds and government securities. The Company also has an unfunded supplemental retirement plan for key executives providing for periodic payments upon retirement.

The Company amended its defined benefit plan to add a cash balance formula effective January 1, 2003. Participants elected either to continue earning benefits under the current plan formula or to earn benefits under the cash balance formula. Effective January 1, 2003, all new participants will be enrolled in the cash balance formula.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8:	Retirement benefits (Continued)

Net periodic pension cost (benefit) for the Company’s defined benefit plans at the end of each fiscal year consisted of the following:

in thousands	2003	2002	2001

Components of Net Periodic Benefit Cost
Service cost	$3,524	$2,744	$2,465
Interest cost	7,088	6,822	6,803
Expected return on plan assets	(8,416)	(9,819)	(10,576)
Amortization of transition asset	77	81	81
Amortization of prior service cost	18	68	88
Amortization of actuarial loss (gain)	1,596	122	(305)
Recognition of gain due to curtailment	—	—	(141)

Net periodic cost (benefit)	$3,887	$18	$(1,585)

The funded status of the defined benefit pension plan at the end of fiscal 2003 and 2002 was as follows:

in thousands	2003	2002

Benefit Obligation
Beginning balance	$107,337	$102,251
Service cost	3,524	2,744
Interest cost	7,088	6,822
Actuarial loss	3,194	1,229
Amendments	(487)	—
Benefits paid	(6,460)	(5,709)

Ending balance	$114,196	$107,337

Plan Assets— Fair Value
Beginning balance	$102,107	$118,352
Actual gain (loss) on plan assets	19,519	(10,572)
Company contributions	36	36
Benefits paid	(6,460)	(5,709)

Ending balance	$115,202	$102,107

Reconciliation of Funded Status to Net Amount Recognized
Funded status— plan assets relative to benefit obligation	$1,006	$(5,230)
Unrecognized net actuarial loss	15,838	25,343
Unrecognized prior service costs	6	511
Unrecognized net transition obligations	—	77

Net amount recognized	$16,850	$20,701

Amount Recognized in the Consolidated Balance Sheet
Prepaid benefit cost	$18,980	$22,146
Accrued benefit liability	(2,130)	(1,445)

Net amount recognized	$16,850	$20,701

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8:	Retirement benefits (Continued)

Employees may participate in certain defined contribution plans. The Company’s contribution expense under these plans totaled $4,729,000, $3,068,000 and $3,074,000 in fiscal 2003, 2002 and 2001, respectively.

NOTE 9:     Income taxes

Income tax expense from continuing operations for each of the fiscal years consisted of:

in thousands	2003	2002	2001

Current
U.S. Federal	$11,181	$7,851	$17,043
State	600	(123)	1,500
Foreign	2,230	3,423	3,533

	14,011	11,151	22,076
Deferred
U.S. Federal	(1,939)	(386)	2,836
State	(202)	22	111
Foreign	1,180	(326)	(595)

	(961)	(690)	2,352

Income tax expense	$13,050	$10,461	$24,428

U.S. and foreign components of income from continuing operations before income taxes for each of the fiscal years were:

in thousands	2003	2002	2001

U.S.	$35,868	$31,890	$55,670
Foreign	6,923	9,855	11,397

Income from continuing operations, before income taxes	$42,791	$41,745	$67,067

Primary components of the Company’s deferred tax assets (liabilities) at the end of the fiscal year resulted from temporary tax differences associated with the following:

in thousands	2003	2002

Reserves and liabilities	$13,896	$16,657
Employee benefits	3,281	6,800

Total deferred tax assets	17,177	23,457
Depreciation and amortization	(13,061)	(9,703)
Intangibles and amortization	(6,875)	(2,509)
Retirement benefits	(6,194)	(7,555)
Other	(1,843)	(7)

Total deferred tax liabilities	(27,973)	(19,774)

Net deferred tax assets (liabilities)	$(10,796)	$3,683

No valuation allowance was considered necessary on deferred tax assets.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9:	Income taxes (Continued)

A reconciliation of the U.S. federal statutory income tax rate to the effective income tax rate for each of the fiscal years was as follows:

in thousands	2003	2002	2001

U.S. statutory income tax rate	35.0%	35.0%	35.0%
State income taxes	0.9	(0.2)	1.5
Foreign taxes	(0.7)	0.5	0.3
Export sales benefit	(1.9)	(2.4)	(0.5)
Tax exempt interest	—	(0.7)	(0.9)
Non-deductible goodwill	—	—	1.7
Research & development credits	(4.9)	(7.1)	(3.7)
Tax accrual adjustment	1.9	(0.3)	1.6
Other, net	0.2	0.3	1.4

Effective income tax rate	30.5%	25.1%	36.4%

The effective tax rate differed from the statutory rate in fiscal 2003 and 2002, as both years benefited from various tax credits. The effective rate was approximately equal to the statutory rate in fiscal 2001. In fiscal 2002, the Company recognized a $2.9 million reduction in income taxes associated with the favorable resolution of ongoing income tax audits. Also, the relative effect of the export tax benefits and research and development tax credits has varied due to the fluctuations in income from continuing operations before income taxes.

No provision for federal income taxes has been made on accumulated earnings of foreign subsidiaries, since such earnings are considered indefinitely reinvested or would be substantially offset by foreign tax credits if repatriated.

NOTE 10:     Debt

Long-term debt at the end of fiscal 2003 and 2002 consisted of the following:

in thousands	2003	2002

7.75% Senior Subordinated Notes, due June 2013	$175,000	$—
6.77% Senior Notes, due November 2008	40,000	40,000
6.40% Senior Notes, due November 2005	30,000	30,000
6.00% Senior Notes, due November 2003	30,000	30,000
Other	2,500	2,568

	277,500	102,568
Less fair value of interest rate swap agreement	235	—
Less current maturities	30,473	435

Carrying amount of long-term debt	$246,792	$102,133

In June 2003, the Company sold $175 million of 7.75% Senior Subordinated Notes due in 2013 and requiring semi-annual interest payments in December and June of each year until maturity. The net proceeds from this offering were used to acquire the Weston Group from The Roxboro Group PLC for U.K. £55.0 million in cash (approximately $94.5 million based on the closing

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10:	Debt (Continued)

exchange rate and including acquisition costs) and for general corporate purposes, including the repayment of debt and possible future acquisitions. The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated to all existing and future senior debt of the Company. In addition, the Senior Subordinated Notes are effectively subordinated to all existing and future senior debt and other liabilities (including trade payables) of the Company’s foreign subsidiaries. The Senior Subordinated Notes are guaranteed, jointly and severally, by all the existing and future domestic subsidiaries of the Company unless designated as an “unrestricted subsidiary” under the indenture covering the Senior Subordinated Notes. The Senior Subordinated Notes are subject to redemption at the option of the Company, in whole or in part, on or after June 28, 2008 at redemption prices starting at 103.875% of the principal amount plus accrued interest during the period beginning June 28, 2003 and declining annually to 100% of principal and accrued interest on June 15, 2011. Any time prior to June 15, 2006, the Company may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with the proceeds of one or more public equity offerings at a redemption price of 107.75% of the principal amount plus accrued interest.

In September 2003, the Company entered into an interest rate swap agreement on $75 million of its Senior Subordinated Notes due in 2013. The swap agreement exchanged the fixed interest rate for a variable interest rate on $75 million of the $175 million principal amount outstanding. The variable interest rate is based upon LIBOR plus 2.555% and was 3.785% at October 31, 2003. The fair market value of the Company’s interest rate swap was a $235,499 liability at October 31, 2003 and was estimated by discounting expected cash flows using quoted market interest rates.

The Senior Notes due in fiscal years 2004, 2006 and 2009 require semi-annual interest payments in November and May of each year. The Senior Notes are unsecured.

Maturities of long-term debt at October 31, 2003, were as follows:

in thousands

Fiscal Year
2004	$30,473
2005	446
2006	30,373
2007	365
2008	365
2009 and thereafter	215,478

$277,500

Short-term credit facilities at the end of fiscal 2003 and 2002 consisted of the following:

	2003		2002

	Outstanding	Interest	Outstanding	Interest
in thousands	borrowings	rate	borrowings	rate

Foreign	$2,312	3.01%	$424	3.89%

	$2,312		$424

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10:	Debt (Continued)

The Company’s primary U.S. dollar credit facility totals $60,000,000 and is made available through a group of banks. The credit agreement is secured by substantially all of the Company’s assets and interest is based on standard inter-bank offering rates. An additional $6,100,000 of unsecured foreign currency credit facilities have been extended by foreign banks for a total of $66,100,000 available companywide.

A number of underlying agreements contain various covenant restrictions which include maintenance of net worth, payment of dividends, interest coverage and limitations on additional borrowings. The Company was in compliance with these covenants at October 31, 2003. Available credit under the above credit facilities was $56,211,000 at fiscal 2003 year-end, when reduced by outstanding borrowings of $2,312,000 and letters of credit of $7,577,000.

The fair market value of the Company’s long-term debt and short-term borrowings was estimated at $294,889,000 and $106,742,000 at fiscal year-end 2003 and 2002, respectively. These estimates were derived using discounted cash flows with interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities.

NOTE 11:     Commitments and contingencies

Rental expense for operating leases totaled $7,961,000, $6,493,000, and $6,106,000 in fiscal years 2003, 2002 and 2001, respectively.

At October 31, 2003, the Company’s rental commitments for noncancelable operating leases with a duration in excess of one year were as follows:

in thousands

Fiscal Year
2004	$7,842
2005	7,540
2006	6,867
2007	6,562
2008	6,592
2009 and thereafter	18,746

$54,149

The Company is a party to various lawsuits and claims, both as plaintiff and defendant, and has contingent liabilities arising from the conduct of business, none of which, in the opinion of management, is expected to have a material effect on the Company’s financial position or results of operations. The Company believes that it has made appropriate and adequate provisions for contingent liabilities.

Approximately 500 U.S.-based employees or 10% of total employees were represented by a labor union. An agreement covering about 250 employees expires in October 2004. Management believes that the Company has established a good relationship with these employees and a cooperative relationship with their union. The Company’s European operations are subject to national trade union agreements and to local regulations governing employment.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12:     Employee stock plans

In March 2002, the Company’s shareholders approved the establishment of an Employee Stock Purchase Plan (ESPP) under which 300,000 shares of the Company’s common stock are reserved for issuance to employees. The plan qualifies as a noncompensatory employee stock purchase plan under Section 423 of the Internal Revenue Code. Employees are eligible to participate through payroll deductions subject to certain limitations.

At the end of each offering period, usually six months, shares are purchased by the participants at 85% of the lower of the fair market value on the first day of the offering period or the purchase date. During fiscal 2003, employees purchased 54,952 shares at a fair market value price of $17.98 per share, leaving a balance of 245,048 shares available for issuance in the future. As of October 31, 2003, deductions aggregating $406,010 were accrued for the purchase of shares on December 15, 2003.

The Company also provides a nonqualified stock option plan for officers and key employees. At the end of fiscal 2003, the Company had 2,295,750 shares reserved for issuance to officers and key employees, of which 798,000 shares were available to be granted in the future.

The Board of Directors authorized the Compensation Committee to administer option grants and their terms. Awards under the 1997 plan may be granted to eligible employees of the Company over the 10-year period ending March 4, 2007. Options granted become exercisable over a period of four years following the date of grant and expire on the tenth anniversary of the grant. Option exercise prices are equal to the fair market value of the Company’s common stock on the date of grant.

The following table summarizes the changes in outstanding options granted under the Company’s stock option plans:

	2003		2002		2001

		Weighted		Weighted		Weighted
	Shares	average	Shares	average	Shares	average
	subject to	exercise	subject to	exercise	subject to	exercise
	option	price	option	price	option	price

Outstanding, beginning of year	1,618,125	$14.85	1,483,750	$13.71	1,481,250	$12.08
Granted	245,000	18.68	260,000	17.71	180,000	23.48
Exercised	(264,000)	8.83	(103,750)	4.94	(161,250)	9.54
Cancelled	(101,375)	19.05	(21,875)	18.46	(16,250)	14.75

Outstanding, end of year	1,497,750	$16.25	1,618,125	$14.85	1,483,750	$13.71

Exercisable, end of year	942,375	$14.94	1,052,500	$13.20	964,125	$11.44

The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Additional disclosures as required under Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (Statement No. 123), are included below. The Black-Scholes option-pricing model was used to calculate the estimated compensation expense that would have been recognized under these guidelines.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12:	Employee stock plans (Continued)

As prescribed by Statement No. 123, including compensation cost for the Company’s stock option and employee stock purchase plans, pro forma disclosures for fiscal years 2003, 2002 and 2001 would have been:

in thousands, except per share amounts	2003	2002	2001

Net earnings (loss) as reported	$23,933	$(1,329)	$32,456
Pro forma net earnings (loss)	22,396	(2,896)	30,986
Basic earnings (loss) per share as reported	$1.15	$(.07)	$1.65
Pro forma basic earnings (loss) per share	1.07	(.14)	1.58
Diluted earnings (loss) per share as reported	$1.13	$(.06)	$1.62
Pro forma diluted earnings (loss) per share	1.06	(.14)	1.55

The weighted average Black-Scholes value of options granted during fiscal years 2003, 2002 and 2001 was $11.96, $11.26, and $14.99, respectively. The assumptions used in the Black-Scholes option-pricing model for fiscal years 2003, 2002 and 2001 were as follows:

	2003	2002	2001

Volatility	66.3%	65.6%	65.1%
Risk-free interest rate	2.88 - 3.94%	2.79 - 4.03%	3.59 - 4.37%
Expected life (years)	5 - 8	5 - 8	5 - 8
Dividends	—	—	—

The following table summarizes information for stock options outstanding at October 31, 2003:

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
		remaining	average		average
Range of exercise prices	Shares	life (years)	price	Shares	price

$ 3.69 - 11.13	192,500	2.23	$9.01	190,000	$9.00
11.38 - 13.44	334,250	4.30	12.25	304,375	12.33
14.75 - 17.90	378,000	7.78	16.51	125,500	15.83
18.25 - 19.88	335,250	7.25	19.17	164,250	18.94
20.69 - 27.19	257,750	6.88	22.66	158,250	22.22

NOTE 13:                                   Capital stock

The authorized capital stock of the Company consists of 25,000 shares of preferred stock ($100 par value), 475,000 shares of serial preferred stock ($1.00 par value), each issuable in series, and 60,000,000 shares of common stock ($.20 par value). At the end of fiscal 2003, there were no shares of preferred stock or serial preferred stock outstanding.

On February 21, 2001, the Company completed a public offering of 3.22 million shares of common stock, including shares sold under the underwriters’ over-allotment option, priced at $22 per share, generating net proceeds of $66.7 million. The funds provided additional financial resources for general corporate purposes, including the acquisition of other companies.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13:     Capital stock (Continued)

Effective December 5, 2002, the Board of Directors adopted a Shareholder Rights Plan, providing for the distribution of one Series B Serial Preferred Stock Purchase Right (Right) for each share of common stock held as of December 23, 2002. Each Right entitles the holder to purchase one one-hundredth of a share of Series B Serial Preferred Stock at an exercise price of $161.00, as may be adjusted from time to time.

The Right to purchase shares of Series B Serial Preferred Stock is triggered once a person or entity (together with such person’s or entity’s affiliates) beneficially owns 15% or more of the outstanding shares of common stock of the Company (such person or entity, an Acquiring Person). When the Right is triggered, the holder may purchase one one-hundredth of a share of Series B Serial Preferred Stock at an exercise price of $161.00 per share. If after the Rights are triggered, (i) the Company is the surviving corporation in a merger or similar transaction with an Acquiring Person, (ii) the Acquiring Person beneficially owns more than 15% of the outstanding shares of common stock or (iii) the Acquiring Person engages in other “self-dealing” transactions, holders of the Rights can elect to purchase shares of common stock of the Company with a market value of twice the exercise price. Similarly, if after the Rights are triggered, the Company is not the surviving corporation of a merger or similar transaction or the Company sells 50% or more of its assets to another person or entity, holders of the Rights may elect to purchase shares of common stock of the surviving corporation or that person or entity who purchased the Company’s assets with a market value of twice the exercise price.

NOTE 14:                                   Acquisitions and divestiture

On June 11, 2003, the Company acquired a group of companies referred to as the Weston Group from The Roxboro Group PLC for U.K. £55.0 million in cash (approximately $94.5 million based on the closing exchange rate and including acquisition costs). The acquisition was financed with a portion of the proceeds from the issuance of $175.0 million in 7.75% Senior Subordinated Notes due June 15, 2013. The Company hedged the U.K. £55.0 million cash price using foreign currency forward contracts and recorded a foreign currency gain of approximately $2.7 million at closing of the acquisition and the settlement of foreign currency forward contracts.

The Weston Group supplies sensors and systems principally for the measurement of temperature, and also for rotational speed, torque, and density. The Weston Group’s product offerings are sold primarily into the commercial aerospace market and to a lesser degree, the industrial gas turbine market. The acquisition is included in the Sensors & Systems segment and will complement the Company’s existing product offerings. Integration of the Weston Group and certain required expense reductions in the Sensors & Systems segment are expected to result in severance expense of approximately $3.8 million in fiscal 2004, subject to regulatory approval. The severance covers approximately 60 employees in engineering, production, quality, research and development and administration functions.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14:     Acquisitions and divestiture (Continued)

The following summarizes the estimated fair market value of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the purchase price was based upon a preliminary valuation report and accordingly, the allocation is subject to refinement.

in thousands

As of June 11, 2003

Current Assets	$16,838
Property, plant and equipment	13,020
Intangible assets subject to amortization
Programs (20 year weighted average useful life)	44,275
Patents (15 year weighted average useful life)	2,305
Other (10 year useful life)	707

47,287
Trade names (not subject to amortization)	7,191
Goodwill	22,418
Other assets	487

Total assets acquired	107,241
Current liabilities assumed	7,840
Deferred tax liabilities	4,933

Net assets acquired	$94,468

In the second quarter of fiscal 2003, the Company sold a product line in its Sensors & Systems segment and reported a gain on sale of $863,000. The sale of the business resulted in the closing of facilities and the termination of the affected employees. In accordance with Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” severance cost was recorded when the affected employees were notified and the amount of severance was determined. Employees were notified of this decision on June 4, 2003 and severance of $929,000 was recorded in the third quarter of fiscal 2003.

On January 2, 2003, the Company acquired the net assets of BVR Aero Precision Corporation (BVR), a manufacturer of precision gears and electronic data concentrators, for $11.4 million in cash. An additional payment of $3.9 million is contingent upon achievement of certain sales levels through fiscal 2006, as defined in the Asset Purchase Agreement. Any additional payment made, when the contingency is resolved, will be accounted for as additional consideration for the acquired assets. BVR is included in the Sensors & Systems segment and will enhance the Company’s position in aerospace sensors.

On August 29, 2002, the Company’s Armtec Defense Products Co. subsidiary (Armtec) acquired BAE Systems’ radar countermeasures chaff and infrared decoy flare operations for approximately $71.4 million in cash, of which $3.5 million is held in an escrow account as of October 25, 2003. At the time of the asset acquisition from BAE Systems, certain environmental remedial activities were required under a Part B Permit issued to the infrared decoy flare facility by the State of Arkansas under the Federal Resource Conservation and Recovery Act. The Part B Permit was transferred to Armtec, along with the remedial obligations. Under the Asset Purchase Agreement,

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14:     Acquisitions and divestiture (Continued)

BAE Systems agreed to complete all remedial obligations at the infrared decoy flare facility and to indemnify Esterline on all environmental liabilities to a maximum amount of $25.0 million.

Radar countermeasure chaff is used by aircraft to help protect against radar-guided missiles. Aircraft-dispensable flares are designed to protect against infrared-guided missiles. The business operates as a division of Armtec and complements Armtec’s position as the U.S. Army’s sole-source provider of combustible ordnance components for tank, artillery, and mortar ammunition.

The following summarizes the estimated fair market values of the assets acquired and liabilities assumed at the date of acquisition. The amount allocated to goodwill is expected to be deductible for income tax purposes. In fiscal 2003, the Company finalized its purchase price allocation, which is reflected below:

in thousands

As of August 29, 2002

Current assets	$11,231
Property, plant and equipment	9,123
Intangible assets subject to amortization
Programs (17 year weighted average useful life)	38,221
Patents (10 year useful life)	941

39,162
Goodwill	15,106

Total assets acquired	74,622
Current liabilities assumed	3,197

Net assets acquired	$71,425

On April 29, 2002, the Company acquired Burke Industries’ Engineered Polymers Group (Polymers Group) for approximately $37.6 million in cash. The acquired group is a manufacturer of aerospace seals and similar high-performance products. The Polymers Group is included in the Advanced Materials segment. The acquisition adds to the Company’s existing technology base and establishes the Company as a global leader in custom aerospace seals and similar high-performance products.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14:     Acquisitions and divestiture (Continued)

The following summarizes the estimated fair market values of the assets acquired and liabilities assumed at the date of acquisition. The amount allocated to goodwill is expected to be deductible for income tax purposes.

in thousands

As of April 29, 2002

Current assets	$9,442
Property, plant and equipment	5,313
Intangible assets subject to amortization
Core technology (15 year useful life)	5,949
Programs (9 year weighted average useful life)	9,855

15,804
Goodwill	7,942

Total assets acquired	38,501
Current liabilities assumed	864

Net assets acquired	$37,637

On June 3, 2002, the Company acquired Janco Corporation (Janco) for approximately $13.8 million in cash. Janco manufactures aircraft rotary switches, potentiometers and sophisticated modular control systems. In addition, the Company acquired a small product line for approximately $5.7 million in cash.

The above acquisitions were accounted for under the purchase method of accounting and were funded with available cash. The results of operations were included from the effective date of each acquisition.

NOTE 15:                                   Business segment information

In the third quarter of fiscal 2002, the Company’s Board of Directors approved a plan providing for the discontinuation of the Automation segment. Subsequent to that decision, management has redefined the Company’s segments to correspond with the way the Company is now organized and managed. Accordingly, business segment information includes the segments of Avionics & Controls, Sensors & Systems and Advanced Materials. Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft, and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment and other industrial applications. Sensors & Systems includes operations that produce high-precision temperature and pressure sensors, fluid and motion control components and other related systems principally for aerospace and defense customers. The Advanced Materials segment focuses on high-performance elastomer products used in a wide range of commercial aerospace and military applications, and combustible ordnance and electronic warfare countermeasure devices. Sales in all segments are international and include military, defense and commercial customers.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15:	Business segment information (Continued)

Geographic sales information is based on product origin. The Company evaluates these segments based on segment profits prior to net interest, other income/expense, corporate expenses and federal/foreign income taxes.

Details of the Company’s operations by business segment for the last three fiscal years were as follows:

in thousands	2003	2002	2001

Sales
Avionics & Controls	$198,249	$171,709	$172,547
Sensors & Systems	146,976	104,942	101,916
Advanced Materials	216,655	157,384	151,352
Other	574	774	5,108

	$562,454	$434,809	$430,923

Income From Continuing Operations
Avionics & Controls	$29,798	$26,501	$31,319
Sensors & Systems	10,090	12,352	11,439
Advanced Materials	29,120	21,884	34,987
Other	(821)	(1,420)	1,428

Segment Earnings	68,187	59,317	79,173
Corporate expense	(16,879)	(12,263)	(13,167)
Loss on sale of business	(66)	—	—
Insurance settlement	—	—	4,631
Gain (loss) on derivative financial instruments	2,676	(1)	786
Interest income	868	1,814	3,307
Interest expense	(11,995)	(7,122)	(7,663)

	$42,791	$41,745	$67,067

Identifiable Assets
Avionics & Controls	$144,492	$145,296	$121,771
Sensors & Systems	219,247	98,624	91,527
Advanced Materials	262,001	257,408	149,889
Other	2	2	5
Automation	—	—	50,444
Discontinued operations	—	13,576	—
Corporate(1)	174,888	56,049	146,172

	$800,630	$570,955	$559,808

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15:	Business segment information (Continued)

in thousands	2003	2002	2001

Capital Expenditures
Avionics & Controls	$2,744	$1,980	$3,580
Sensors & Systems	3,232	4,432	2,954
Advanced Materials	8,857	8,497	7,132
Other	—	—	—
Automation	—	—	1,816
Discontinued operations	62	580	—
Corporate	2,235	220	276

	$17,130	$15,709	$15,758

Depreciation and Amortization
Avionics & Controls	$4,964	$4,060	$5,855
Sensors & Systems	6,449	3,083	3,713
Advanced Materials	11,982	7,156	7,266
Other	—	4	1
Automation	—	—	—
Discontinued operations	1,789	2,726	6,553
Corporate	1,031	534	721

	$26,215	$17,563	$24,109

(1)	Primarily cash, prepaid pension expense (see Note 8) and deferred tax assets (see Note 9).

The Company’s operations by geographic area for the last three fiscal years were as follows:

in thousands	2003	2002	2001

Sales
Domestic
Unaffiliated customers— U.S.	$377,947	$294,693	$296,920
Unaffiliated customers— export	62,077	51,044	42,779
Intercompany	1,720	1,816	999

	441,744	347,553	340,698

France
Unaffiliated customers	54,857	54,944	49,267
Intercompany	3,182	3,652	6,175

	58,039	58,596	55,442

United Kingdom
Unaffiliated customers	61,998	20,354	40,516
Intercompany	65	—	—

	62,063	20,354	40,516

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15:	Business segment information (Continued)

in thousands	2003	2002	2001

All Other Foreign
Unaffiliated customers	5,575	13,774	1,441
Intercompany	1,280	417	—

	6,855	14,191	1,441

Eliminations	(6,247)	(5,885)	(7,174)

	$562,454	$434,809	$430,923

Segment Earnings(1)
Domestic	$61,271	$49,120	$67,883
France	4,716	7,608	8,587
United Kingdom	2,898	2,028	2,608
All other foreign	(698)	561	95

	$68,187	$59,317	$79,173

Identifiable Assets(2)
Domestic	$448,780	$420,895	$335,231
France	42,828	46,683	42,834
United Kingdom	133,309	35,583	32,819
All other foreign	825	11,745	2,752

	$625,742	$514,906	$413,636

(1)	Before corporate expense, shown on page 53.

(2)	Excludes corporate, shown on page 53.

The Company’s principal foreign operations consist of manufacturing facilities located in France and the United Kingdom, and include sales and service operations located in Hong Kong and France. Sensors & Systems segment operations are dependent upon foreign sales, which represented $117.0 million, $87.8 million, and $84.3 million of Sensors & Systems sales in fiscal 2003, 2002 and 2001, respectively. Intercompany sales are at prices comparable with sales to unaffiliated customers. U.S. Government sales as a percent of Advanced Materials and Avionics & Controls sales were 36.1% and 7.4%, respectively, in fiscal 2003 and 16.8% of consolidated sales. In fiscal 2002, U.S. Government sales as a percent of Advanced Materials and Avionics & Controls sales were 23.6% and 5.8%, respectively, and 10.8% of consolidated sales. Sales to any single customer did not exceed 10% of consolidated sales in fiscal 2001.

Product lines contributing sales of 10% or more of total sales in any of the last three fiscal years were as follows:

	2003	2002	2001

Elastomeric products	18%	20%	19%
Sensors	16%	16%	16%
Aerospace switches and indicators	15%	17%	15%
Combustible ordnance components	10%	11%	11%

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16:                                   Quarterly financial data (unaudited)

The following is a summary of unaudited quarterly financial information:

in thousands, except per share amounts
Fiscal year 2003	Fourth	Third		Second	First

Net sales	$160,326	$140,518		$135,281	$126,329
Gross margin	53,680	45,706		40,570	38,673
Income from continuing operations	9,412	8,444		6,042	5,843
Loss from discontinued operations, net of tax	—	—		(5,808)	—

Earnings before cumulative effect of a change in accounting principle	9,412	8,444	(2)	234 (3)	5,843
Cumulative effect of a change in accounting principle	—	—		—	—

Net earnings	$9,412	$8,444	(2)	$234 (3)	$5,843

Earnings per share—basic
Continuing operations	$.45	$.40		$.29	$.28
Discontinued operations(1)	—	—		(.28)	—

Earnings per share before cumulative effect of a change in accounting principle—basic(1)	.45	.40		.01	.28
Cumulative effect of a change in accounting principle—basic	—	—		—	—

Earnings per share—basic(1)	$.45	$.40		$.01	$.28

Earnings per share—diluted
Continuing operations(1)	$.44	$.40		$.29	$.28
Discontinued operations(1)	—	—		(.28)	—

Earnings per share before cumulative effect of a change in accounting principle—diluted(1)	.44	.40		.01	.28
Cumulative effect of a change in accounting principle—diluted	—	—		—	—

Earnings per share—diluted(1)	$.44	$.40		$.01	$.28

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16:	Quarterly financial data (unaudited) (Continued)

in thousands, except per share amounts
Fiscal Year 2002	Fourth		Third	Second	First

Net sales	$124,887		$112,423	$100,681	$96,818
Gross margin	40,439		36,353	32,314	32,467
Income from continuing operations	10,505	(4)	6,926	7,215	6,638
Loss from discontinued operations, net of tax	(2,925)		(17,529)	(2,292)	(2,293)

Earnings (loss) before cumulative effect of a change in accounting principle	7,580	(4)	(10,603)	4,923	4,345
Cumulative effect of a change in accounting principle	—		—	—	(7,574)

Net earnings (loss)	$7,580	(4)	$(10,603)	$4,923	$(3,229)

Earnings (loss) per share—basic
Continuing operations	$.51		$.33	$.35	$.32
Discontinued operations(1)	(.14)		(.84)	(.11)	(.11)

Earnings (loss) per share before cumulative effect of a change in accounting principle—basic(1)	.37		(.51)	.24	.21
Cumulative effect of a change in accounting principle—basic	—		—	—	(.37)

Earnings (loss) per share—basic(1)	$.37		$(.51)	$.24	$(.16)

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16:	Quarterly financial data (unaudited) (Continued)

in thousands, except per share amounts
Fiscal Year 2002	Fourth	Third	Second	First

Earnings (loss) per share—diluted
Continuing operations(1)	$.50	$.33	$.34	$.32
Discontinued operations(1)	(.14)	(.83)	(.11)	(.11)

Earnings (loss) per share before cumulative effect of a change in accounting principle—diluted(1)	.36	(.50)	.23	.21
Cumulative effect of a change in accounting principle—diluted	—	—	—	(.36)

Earnings (loss) per share—diluted(1)	$.36	$(.50)	$.23	$(.15)

(1)	The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.

(2)	Included the $2.7 million foreign currency gain recorded upon settlement of foreign currency forward contracts used to hedge the U.K. £55.0 million cash price for the Weston Group. Included $929,000 in severance incurred in connection with the closing of facilities and termination of affected employees of a product line in the Sensors & Systems segment.

(3)	Included an $863,000 gain on the sale of a product line in the Sensors & Systems segment.

(4)	Included the $2.9 million reduction in income taxes associated with the favorable resolution of ongoing income tax audits.

NOTE 17: Guarantors

The following schedules set forth condensed consolidating financial information as required by Rule 3-10 of Securities and Exchange Commission Regulation S-X for fiscal 2003, 2002 and 2001 for (a) Esterline Technologies Corporation (the Parent); (b) on a combined basis, the subsidiary guarantors (Guarantor Subsidiaries) of the Senior Subordinated Notes which include Advanced Input Devices, Inc., Amtech Automated Manufacturing Technology, Angus Electronics Co., Armtec Countermeasures Co., Armtec Defense Products Co., Auxitrol Co., Boyar-Schultz Corporation, BVR Technologies Co., Equipment Sales Co., EA Technologies Corporation, Excellon U.K., Fluid Regulators Corporation, H.A. Sales Co., Hytek Finishes Co., Janco Corporation, Kirkhill-TA Co., Korry Electronics Co., Mason Electric Co., MC Tech Co., McTaws Corporation, Memtron Technologies Co., Norwich Aero Products, Inc., Pressure Systems, Inc., Pressure Systems International, Inc., SureSeal Corporation, Surftech Finishes Co., W.A. Whitney Co., and (c) on a combined basis, the subsidiary non-guarantors (Non-Guarantor Subsidiaries), which include Angelchance Ltd. (Weston), Auxitrol S.A., Auxitrol Technologies S.A., Auxitrol Asia PTE Ltd., Esterline Technologies DK Aps (Denmark), Esterline Technologies Ltd. (England), Esterline Technologies Ltd. (Hong Kong), Excellon Europa GmbH, Excellon Japan Co., Excellon France S.A.R.L., Muirhead Aerospace Ltd., Norcroft Dynamics Ltd., Pressure Systems International Ltd., W.A. Whitney Canada Ltd., and W.A. Whitney de Mexico S.A. The guarantor subsidiaries are direct and indirect wholly-owned subsidiaries of Esterline Technologies and have fully and unconditionally, jointly and severally, guaranteed the Senior Subordinated Notes.

Esterline Technologies Corporation

CONDENSED CONSOLIDATING BALANCE SHEET

As of October 31, 2003

			Non-
		Guarantor	guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Assets
Current Assets
Cash and cash equivalents	$109,834	$3,030	$18,499	$—	$131,363
Cash in escrow	4,536	—	—	—	4,536
Short-term investments	12,797	—	—	—	12,797
Accounts receivable, Net	95	69,297	29,003	—	98,395
Inventories	—	57,816	18,529	—	76,345
Income tax refundable	7,838	(160)	(1)	—	7,677
Deferred income tax benefits	17,490	—	(961)	—	16,529
Prepaid expenses	134	3,797	3,099	—	7,030

Total Current Assets	152,724	133,780	68,168	—	354,672
Property, Plant & Equipment, Net	2,332	89,160	25,598	—	117,090
Goodwill	—	151,696	33,657	—	185,353
Intangibles, Net	—	67,224	47,706	—	114,930
Debt Issuance Costs, Net	6,301	—	—	—	6,301
Other Assets	4,015	18,723	(454)	—	22,284
Amounts Due To/ From Subsidiaries	79,494	17,488	—	(96,982)	—
Investment in Subsidiaries	462,423	—	83	(462,506)	—

Total Assets	$707,289	$478,071	$174,758	$(559,488)	$800,630

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$138	$14,315	$8,820	$—	$23,273
Accrued liabilities	22,168	38,913	13,910	—	74,991
Credit facilities	—	—	2,312	—	2,312
Current maturities of long-term debt	30,000	75	398	—	30,473
Federal and foreign income taxes	—	17	1,167	—	1,184

Total Current Liabilities	52,306	53,320	26,607	—	132,233
Long-Term Debt, Net	244,765	59	1,968	—	246,792
Deferred Income Taxes	27,325	—	—	—	27,325
Net Liabilities of Discontinued Operations	—	2,719	(2,311)	—	408
Amounts Due To (From) Subsidiaries	(10,979)	—	119,504	(108,525)	—
Shareholders’ Equity	393,872	421,973	28,990	(450,963)	393,872

Total Liabilities and Shareholders’ Equity	$707,289	$478,071	$174,758	$(559,488)	$800,630

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the fiscal year ended October 31, 2003

			Non-
		Guarantor	guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Net Sales	$—	$439,373	$124,638	$(1,557)	$562,454
Cost of Sales	—	300,807	84,575	(1,557)	383,825

	—	138,566	40,063	—	178,629
Expenses
Selling, general and administrative	—	82,247	25,550	—	107,797
Research, development and engineering	—	9,306	10,218	—	19,524

Total Expenses	—	91,553	35,768	—	127,321

Operating Earnings from Continuing Operations	—	47,013	4,295	—	51,308
Loss on sale of business	—	—	66	—	66
Gain on derivative financial instruments	(2,676)	—	—	—	(2,676)
Interest income	(5,492)	(2,511)	(370)	7,505	(868)
Interest expense	11,624	2,530	5,346	(7,505)	11,995
Other expense (income)	(116)	96	20	—	—

Other Expense, Net	3,340	115	5,062	—	8,517
Income (Loss) from Continuing Operations Before Taxes	(3,340)	46,898	(767)	—	42,791
Income Tax Expense (Benefit)	(868)	14,164	(246)	—	13,050

Income (Loss) From Continuing Operations	(2,472)	32,734	(521)	—	29,741
Loss From Discontinued Operations, Net of Tax	—	(5,808)	—	—	(5,808)
Equity in Net Income of Consolidated Subsidiaries	26,405	—	—	(26,405)	—

Net Income (Loss)	$23,933	$26,926	$(521)	$(26,405)	$23,933

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the fiscal year ended October 31, 2003

			Non-
		Guarantor	guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Cash Flows Provided (Used) by Operating Activities
Net earnings (loss)	$23,933	$26,926	$(521)	$(26,405)	$23,933
Depreciation & amortization	—	22,230	3,985	—	26,215
Deferred income tax (benefit)	13,525	(4,221)	(595)	—	8,709
Loss on disposal and holding period loss on discontinued operations	—	9,282	—	—	9,282
Loss on sale of product line	—	—	66	—	66
Working capital changes, net of effect of acquisitions
Accounts receivable	154	(10,824)	1,154	—	(9,516)
Inventories	—	2,078	4,244	—	6,322
Prepaid expenses	(97)	(8)	222	—	117
Accounts payable	115	503	(5,014)	—	(4,396)
Accrued liabilities	7,905	1,155	(4,134)	—	4,926
Federal & foreign income taxes	(7,451)	6,639	(111)	—	(923)
Other, net	(1,754)	(2,397)	4,348	—	197

	36,330	51,363	3,644	(26,405)	64,932
Cash Flows Provided (Used) by Investing Activities
Purchases of capital assets	(2,235)	(12,334)	(2,561)	—	(17,130)
Proceeds from sale of business	—	3,850	5,630	—	9,480
Escrow deposit	(1,036)	—	—	—	(1,036)
Capital dispositions	38	581	147	—	766
Purchase of short-term investments	(12,797)	—	—	—	(12,797)
Acquisitions of businesses, net	—	(32,767)	(78,968)	—	(111,735)

	(16,030)	(40,670)	(75,752)	—	(132,452)
Cash Flows Provided (Used) by Financing Activities
Proceeds provided by stock issuance under employee stock plans	3,280	—	—	—	3,280
Net change in credit facilities	—	—	2,279	—	2,279
Repayment of long-term debt	(235)	(76)	(421)	—	(732)
Debt and other issuance costs	(7,735)	—	—	—	(7,735)
Proceeds from note issuance	175,000	—	—	—	175,000
Investment in subsidiaries	(87,295)	(9,113)	70,003	26,405	—

	83,015	(9,189)	71,861	26,405	172,092
Effect of foreign exchange rates on cash	(83)	41	4,322	—	4,280

Net increase in cash and cash equivalents	103,232	1,545	4,075	—	108,852
Cash and cash equivalents —beginning of year	6,602	1,485	14,424	—	22,511

Cash and cash equivalents —end of year	$109,834	$3,030	$18,499	$—	$131,363

Esterline Technologies Corporation

CONDENSED CONSOLIDATING BALANCE SHEET

As of October 25, 2002

			Non-
		Guarantor	guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Assets
Current Assets
Cash and cash equivalents	$6,602	$1,485	$14,424	$—	$22,511
Cash in escrow	3,500	—	—	—	3,500
Accounts receivable, Net	249	54,707	24,518	—	79,474
Inventories	—	55,536	15,769	—	71,305
Income tax refundable	387	5,793	—	—	6,180
Deferred income tax benefits	25,076	—	(7)	—	25,069
Prepaid expenses	37	3,681	2,475	—	6,193

Total Current Assets	35,851	121,202	57,179	—	214,232
Property, Plant & Equipment, Net	489	84,251	16,254	—	100,994
Net Assets of Discontinued
Operations	—	7,336	6,240	—	13,576
Goodwill	—	143,641	14,365	—	158,006
Intangibles, Net	—	61,124	373	—	61,497
Other Assets	1,495	21,703	(548)	—	22,650
Amounts Due To/ From
Subsidiaries	36,799	—	—	(36,799)	—
Investment in Subsidiaries	415,479	—	70	(415,549)	—

Total Assets	$490,113	$439,257	$93,933	$(452,348)	$570,955

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$23	$17,310	$10,685	$—	$28,018
Accrued liabilities	14,263	36,362	13,401	—	64,026
Credit facilities	—	—	424	—	424
Current maturities of long-term debt	—	76	359	—	435
Federal and foreign income taxes	—	—	92	—	92

Total Current Liabilities	14,286	53,748	24,961	—	92,995
Long-Term Debt, Net	100,000	134	1,999	—	102,133
Deferred Income Taxes	21,386	—	—	—	21,386
Amounts Due To/ From Subsidiaries	—	19,448	34,655	(54,103)	—
Shareholders’ Equity	354,441	365,927	32,318	(398,245)	354,441

Total Liabilities and Shareholders’ Equity	$490,113	$439,257	$93,933	$(452,348)	$570,955

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the fiscal year ended October 25, 2002

			Non-
		Guarantor	Guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Net Sales	$—	$345,689	$90,400	$(1,280)	$434,809
Cost of Sales	—	238,524	55,992	(1,280)	293,236

	—	107,165	34,408	—	141,573
Expenses
Selling, general and administrative	—	60,910	18,176	—	79,086
Research, development and engineering	—	7,472	7,961	—	15,433

Total Expenses	—	68,382	26,137	—	94,519

Operating Earnings From Continuing Operations	—	38,783	8,271	—	47,054
Loss on derivative financial instruments	1	—	—	—	1
Interest income	(2,449)	166	(315)	784	(1,814)
Interest expense	6,841	(157)	1,222	(784)	7,122
Other expense (income)	—	479	(479)	—	—

Other Expense, Net	4,393	488	428	—	5,309
Income (Loss) From Continuing Operations Before Taxes	(4,393)	38,295	7,843	—	41,745
Income Tax Expense (Benefit)	(1,838)	9,307	2,992	—	10,461

Income (Loss) From Continuing Operations	(2,555)	28,988	4,851	—	31,284
Loss From Discontinued Operations, Net of Tax	—	(24,624)	(415)	—	(25,039)
Cumulative Effect of a Change in Accounting Principle, Net of Tax	—	(7,574)	—	—	(7,574)
Equity in Net Income of Consolidated Subsidiaries	1,226	—	—	(1,226)	—

Net Income (Loss)	$(1,329)	$(3,210)	$4,436	$(1,226)	$(1,329)

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the fiscal year ended October 25, 2002

			Non-
		Guarantor	guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Cash Flows Provided (Used) by Operating Activities
Net earnings (loss)	$(1,329)	$(3,210)	$4,436	$(1,226)	$(1,329)
Depreciation & amortization	—	15,152	2,411	—	17,563
Deferred income tax (benefit)	461	(1,190)	7	—	(722)
Loss on disposal and holding period loss on discontinued operations	—	22,718	—	—	22,718
Working capital changes, net of effect of acquisitions
Accounts receivable	639	3,057	1,848	—	5,544
Inventories	—	(105)	3,041	—	2,936
Prepaid expenses	66	(1,683)	1,160	—	(457)
Accounts payable	(412)	4,020	1,441	—	5,049
Accrued liabilities	1,714	(350)	550	—	1,914
Federal & foreign income taxes	(1,662)	(7,514)	(1,021)	—	(10,197)
Other, net	314	16,279	(6,656)	—	9,937

	(209)	47,174	7,217	(1,226)	52,956
Cash Flows Provided (Used) by Investing Activities
Purchases of capital assets	(209)	(11,186)	(4,314)	—	(15,709)
Escrow deposit	(3,500)	—	—	—	(3,500)
Capital dispositions	24	140	395	—	559
Acquisitions of businesses, net	—	(118,995)	(5,654)	—	(124,649)

	(3,685)	(130,041)	(9,573)	—	(143,299)
Cash Flows Provided (Used) by Financing Activities
Net change in credit facilities	—	—	(1,960)	—	(1,960)
Repayment of long-term debt	(5,714)	(75)	(557)	—	(6,346)
Investment in subsidiaries	(91,314)	83,292	6,796	1,226	—

	(97,028)	83,217	4,279	1,226	(8,306)
Effect of foreign exchange rates on cash	(68)	75	1,213	—	1,220

Net increase (decrease) in cash and cash equivalents	(100,990)	425	3,136	—	(97,429)
Cash and cash equivalents —beginning of year	107,592	1,060	11,288	—	119,940

Cash and cash equivalents —end of year	$6,602	$1,485	$14,424	$—	$22,511

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the fiscal year ended October 26, 2001

			Non-
		Guarantor	guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Net Sales	$—	$346,964	$84,569	$(610)	$430,923
Cost of Sales	—	219,741	50,451	(610)	269,582

		127,223	34,118	—	161,341
Expenses
Selling, general and administrative	—	62,598	18,505	—	81,103
Research, development and engineering	—	7,560	6,672	—	14,232

Total Expenses	—	70,158	25,177	—	95,335

Operating Earnings From Continuing Operations	—	57,065	8,941	—	66,006
Interest income	(3,904)	—	(169)	766	(3,307)
Interest expense	7,347	4	1,078	(766)	7,663
Other expense (income)	(5,417)	434	(434)	—	(5,417)

Other (Income) Expense, Net	(1,974)	438	475	—	(1,061)
Income From Continuing Operations Before Taxes	1,974	56,627	8,466	—	67,067
Income Tax Expense	142	21,123	3,163	—	24,428

Income From Continuing Operations	1,832	35,504	5,303	—	42,639
Loss From Discontinued Operations	—	(9,222)	(558)	—	(9,780)
Cumulative Effect of a Change in Accounting Principle, Net of Tax	(403)	—	—	—	(403)
Equity in Net Income of Consolidated Subsidiaries	31,027	—	—	(31,027)	—

Net Income (Loss)	$32,456	$26,282	$4,745	$(31,027)	$32,456

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the fiscal year ended October 26, 2001

			Non-
		Guarantor	guarantor
	Parent	subsidiaries	subsidiaries	Eliminations	Total

Cash Flows Provided (Used) by Operating Activities
Net earnings	$32,456	$26,282	$4,745	$(31,027)	$32,456
Depreciation & amortization	—	21,771	2,338	—	24,109
Deferred income taxes	2,352	—	—	—	2,352
Working capital changes, net of effect of acquisitions
Accounts receivable	(462)	2,220	(43)	—	1,715
Inventories	—	(9,533)	(3,315)	—	(12,848)
Prepaid expenses	(55)	(352)	(894)	—	(1,301)
Accounts payable	273	(4,460)	1,111	—	(3,076)
Accrued liabilities	(1,012)	(6,601)	1,628	—	(5,985)
Federal & foreign income taxes	(3,436)	1	164	—	(3,271)
Other, net	(119)	(2,633)	(1,101)	—	(3,853)

	29,997	26,695	4,633	(31,027)	30,298
Cash Flows Provided (Used) by Investing Activities
Purchases of capital assets	(270)	(12,971)	(2,517)	—	(15,758)
Capital dispositions	(1)	513	(235)	—	277
Acquisitions of businesses, net	—	(6,885)	—	—	(6,885)

	(271)	(19,343)	(2,752)	—	(22,366)
Cash Flows Provided (Used) by Financing Activities
Net proceeds provided by sale of common stock	66,736	—	—	—	66,736
Net change in credit facilities	—	34	(609)	—	(575)
Repayment of long-term debt	(5,714)	(52)	(623)	—	(6,389)
Investment in subsidiaries	(26,958)	(7,445)	3,376	31,027	—

	34,064	(7,463)	2,144	31,027	59,772
Effect of foreign exchange rates on cash	88	379	881	—	1,348

Net increase in cash and cash equivalents	63,878	268	4,906	—	69,052
Cash and cash equivalents —beginning of year	43,714	792	6,382	—	50,888

Cash and cash equivalents —end of year	$107,592	$1,060	$11,288	$—	$119,940

Esterline Technologies Corporation

CONSOLIDATED BALANCE SHEET

in thousands, except share amounts
As of July 30, 2004 and October 31, 2003

	July 30,	October 31,
	2004	2003

	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$130,847	$131,363
Cash in escrow	1,008	4,536
Short-term investments	—	12,797
Accounts receivable, net of allowances of $2,570 and $2,669	95,821	98,395
Inventories
Raw materials and purchased parts	41,415	38,678
Work in process	31,504	26,855
Finished goods	13,079	10,812

	85,998	76,345
Income tax refundable	3,640	7,677
Deferred income tax benefits	15,477	16,529
Prepaid expenses	7,842	7,030

Total Current Assets	340,633	354,672
Property, Plant and Equipment	245,425	226,881
Accumulated depreciation	124,463	109,791

	120,962	117,090
Other Non-Current Assets
Goodwill	191,768	185,353
Intangibles, net	114,159	114,930
Debt issuance costs, net of accumulated amortization of $759 and $244	5,987	6,301
Other assets	22,731	22,284

	$796,240	$800,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$24,567	$23,273
Accrued liabilities	66,064	74,991
Credit facilities	2,727	2,312
Current maturities of long-term debt	432	30,473
Federal and foreign income taxes	875	1,184

Total Current Liabilities	94,665	132,233
Long-Term Liabilities
Long-term debt, net of current maturities	246,936	246,792
Deferred income taxes	26,547	27,325
Commitments and Contingencies	—	—
Net Liabilities of Discontinued Operations	2,818	408
Shareholders’ Equity
Common stock, par value $.20 per share, authorized 60,000,000 shares, issued and outstanding 21,296,136 and 21,062,999 shares	4,259	4,213
Additional paid-in capital	120,265	116,761
Retained earnings	286,039	266,600
Accumulated other comprehensive income	14,711	6,298

Total Shareholders’ Equity	425,274	393,872

	$796,240	$800,630

Esterline Technologies Corporation

CONSOLIDATED STATEMENT OF OPERATIONS

in thousands, except per share amounts
For the three and nine month periods ended July 30, 2004 and
August 1, 2003 (unaudited)

	Three months ended		Nine months ended

	July 30,	August 1,	July 30,	August 1,
	2004	2003	2004	2003

Net Sales	$150,614	$140,518	$433,406	$402,128
Cost of Sales	103,469	94,812	295,955	277,179

	47,145	45,706	137,451	124,949
Expenses
Selling, general & administrative	26,758	26,056	84,318	77,704
Research, development & engineering	6,464	6,185	18,822	14,342

Total Expenses	33,222	32,241	103,140	92,046

Operating Earnings From Continuing Operations	13,923	13,465	34,311	32,903
Loss on sale of product line	—	929	—	66
Gain on derivative financial instruments	—	(2,696)	—	(2,622)
Other (income) expense	1	64	(574)	62
Interest income	(450)	(299)	(1,047)	(565)
Interest expense	4,410	3,887	12,867	7,388

Other Expense, Net	3,961	1,885	11,246	4,329

Income From Continuing Operations Before Income Taxes	9,962	11,580	23,065	28,574
Income Tax Expense	2,939	3,136	4,924	8,245

Income From Continuing Operations	7,023	8,444	18,141	20,329
Income (Loss) From Discontinued Operations, Net of Tax	626	—	1,298	(5,808)

Net Earnings	$7,649	$8,444	$19,439	$14,521

Earnings (Loss) Per Share—Basic:
Continuing operations	$.33	$.40	$.86	$.97
Discontinued operations	.03	—	.06	(.27)

Earnings per share—basic	$.36	$.40	$.92	$.70

Earnings (Loss) Per Share—Diluted:
Continuing operations	$.33	$.40	$.84	$.97
Discontinued operations	.03	—	.06	(.28)

Earnings per share—diluted	$.36	$.40	$.90	$.69

Esterline Technologies Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

in thousands
For the nine month periods ended July 30, 2004 and
August 1, 2003 (unaudited)

	Nine months ended

	July 30,	August 1,
	2004	2003

Cash Flows Provided (Used) by Operating Activities
Net earnings	$19,439	$14,521
Depreciation and amortization	24,241	19,025
Deferred income taxes	274	7,349
Loss on sale of product line	—	66
Gain on sale of land	(577)	—
Working capital changes, net of effect of acquisitions
Accounts receivable	6,051	2,502
Inventories	(8,411)	(653)
Prepaid expenses	(608)	957
Accounts payable	682	(6,442)
Accrued liabilities	(6,615)	(1,224)
Federal and foreign income taxes	3,539	(3,532)
Other, net	273	4,215

	38,288	36,784
Cash Flows Provided (Used) by Investing Activities
Purchases of capital assets	(17,603)	(11,320)
Proceeds from sale of business	—	9,390
Proceeds from sale of land	1,179	—
Capital dispositions	409	1,293
Proceeds from sale of short-term investments	12,797	—
Escrow deposit	—	(1,098)
Acquisitions of businesses, net of cash acquired	(6,882)	(111,729)

	(10,100)	(113,464)
Cash Flows Provided (Used) by Financing Activities
Proceeds provided by stock issuance under employee stock plans	3,550	2,761
Net change in credit facilities	329	2,616
Repayment of long-term debt	(29,991)	(346)
Debt and other issuance costs	(268)	(7,460)
Proceeds from note issuance	—	175,000

	(26,380)	172,571
Effect of Foreign Exchange Rates on Cash	(2,324)	2,120

Net Increase (Decrease) in Cash and Cash Equivalents	(516)	98,011
Cash and Cash Equivalents—Beginning of Period	131,363	22,511

Cash and Cash Equivalents—End of Period	$130,847	$120,522

Supplemental Cash Flow Information
Cash Paid for Interest	$17,217	$6,989
Cash Paid (Refunded) for Taxes	$39	$(869)

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine month periods ended July 30, 2004 and August 1, 2003

1.     The consolidated balance sheet as of July 30, 2004, the consolidated statement of operations for the three and nine month periods ended July 30, 2004 and August 1, 2003, and the consolidated statement of cash flows for the nine month periods ended July 30, 2004 and August 1, 2003 are unaudited, but in the opinion of management, all of the necessary adjustments, consisting of normal recurring accruals, have been made to present fairly the financial statements referred to above in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the above statements do not include all of the footnotes required for complete financial statements. The results of operations and cash flows for the interim periods presented are not necessarily indicative of results that can be expected for the full year.

2.     The notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 provide a summary of significant accounting policies and additional financial information that should be read in conjunction with this Form 10-Q.

3.     The timing of the Company’s revenues is impacted by the purchasing patterns of customers and, as a result, revenues are not generated evenly throughout the year. The first quarter of fiscal 2004 included thirteen weeks, while the first quarter of fiscal 2003 included fourteen weeks. Moreover, the Company’s first fiscal quarter, November through January, includes significant holiday vacation periods in both Europe and North America.

4.     The Company’s comprehensive income is as follows:

	Three months ended		Nine months ended

	July 30,	August 1,	July 30,	August 1,
in thousands	2004	2003	2004	2003

Net Earnings	$7,649	$8,444	$19,439	$14,521
Change in Fair Value of Derivative Financial Instruments, Net of Tax	(83)	(300)	407	(83)
Foreign Currency Translation Adj.	3,445	(310)	8,006	5,601

Comprehensive Income	$11,011	$7,834	$27,852	$20,039

5.     On July 25, 2002, the Board of Directors adopted a formal plan for the sale of the assets and operations of its Automation segment. As a result, the consolidated financial statements present the Automation segment as a discontinued operation. On July 23, 2003, the Company sold the assets of its Excellon Automation subsidiary. At July 30, 2004, working capital and property, plant and equipment of the remaining unit within the Automation segment aggregated $8,442,000, and the reserve for loss on disposal and losses during the phase-out period totaled $11,260,000. Sales in the Automation segment were $5.3 million and $4.3 million for the three month periods ended July 30, 2004 and August 1, 2003, respectively and $15.6 million and $19.8 million for the nine month periods ended July 30, 2004 and August 1, 2003, respectively. In the second and third quarter of fiscal 2004, the Company’s remaining discontinued operation, W. A. Whitney Co. (Whitney), had net earnings totaling $1,298,000, net of tax of $730,000, reflecting a recovering business environment. On August 31, 2004, the Company sold Whitney for $10.0 million in cash. The gain on sale will be recorded in the fourth quarter of fiscal 2004 and is expected to be

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the three and nine month periods ended July 30, 2004 and August 1, 2003 approximately $11 million, including the reversal of estimated reserves, which are recognizable upon the sale of the business.

6.     The effective tax rate for the first nine months of 2004 was 29.6% (before a $1.9 million reduction of previously estimated tax liabilities) compared with 28.9% for the first nine months of 2003. The effective tax rate differed from the statutory rate, as both years benefited from various tax credits. On February 4, 2004, the Company received a Notice of Proposed Adjustment (NOPA) from the Internal Revenue Service covering the audit of research and development tax credits for fiscal years 1997 through 1999. As a result of the NOPA and the expectation of a similar result for fiscal years 2000 through 2003, management revised the Company’s estimated liability for income taxes as of January 30, 2004. The revision resulted in a $1.9 million reduction of previously estimated tax liabilities.

7.     The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock option and employee stock purchase plans, which does not require income statement recognition of options granted at the market price on the date of issuance. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (FAS 123 Adjustment), “Accounting for Stock-Based Compensation”:

	Three months ended		Nine months ended

	July 30,	August 1,	July 30,	August 1,
in thousands, except per share amounts	2004	2003	2004	2003

Net earnings, as reported	$7,649	$8,444	$19,439	$14,521
Deduct: FAS 123 Adjustment	(530)	(596)	(1,482)	(1,221)

Pro forma net earnings	$7,119	$7,848	$17,957	$13,300

Basic earnings per share, as reported	$.36	$.40	$.92	$.70
Deduct: FAS 123 Adjustment	(.02)	(.03)	(.07)	(.06)

Pro forma basic earnings per share	$.34	$.37	$.85	$.64

Diluted earnings per share, as reported	$.36	$.40	$.90	$.69
Deduct: FAS 123 Adjustment	(.03)	(.03)	(.07)	(.06)

Pro forma diluted earnings per share	$.33	$.37	$.83	$.63

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the three and nine month periods ended July 30, 2004 and August 1, 2003

8.     The Company has a contributory pension plan for substantially all U.S.-based employees. Components of net periodic pension cost consisted of the following:

	Three months ended		Nine months ended

	July 30,	August 1,	July 30,	August 1,
in thousands	2004	2003	2004	2003

Components of Net Periodic Pension Cost
Service cost	$753	$956	$2,567	$2,594
Interest cost	1,422	1,919	4,883	5,208
Expected return on plan assets	(1,871)	(2,282)	(6,348)	(6,194)
Amortization of transition asset	—	21	—	57
Amortization of prior service cost	4	5	12	14
Amortization of actuarial loss	92	432	389	1,173

Net Periodic Cost	$400	$1,051	$1,503	$2,852

9.     Segment information:

Business segment information for continuing operations includes the segments of Avionics & Controls, Sensors & Systems and Advanced Materials.

	Three months ended		Nine months ended

	July 30,	August 1,	July 30,	August 1,
in thousands	2004	2003	2004	2003

Net Sales
Avionics & Controls	$48,705	$49,596	$147,313	$147,729
Sensors & Systems	44,919	39,500	125,967	102,465
Advanced Materials	56,931	51,340	159,739	151,525
Other	59	82	387	409

Total Net Sales	$150,614	$140,518	$433,406	$402,128

Segment Earnings
Avionics & Controls	$7,248	$7,658	$22,676	$20,870
Sensors & Systems	3,592	2,262	5,162	6,689
Advanced Materials	7,385	7,835	19,227	18,263
Other	(232)	(300)	(453)	(647)

Total Segment Earnings	$17,993	$17,455	$46,612	$45,175

10.     On December 1, 2003, the Company acquired all of the outstanding capital stock of AVISTA, Incorporated (AVISTA), a $10 million (sales) Wisconsin-based developer of embedded avionics software, for approximately $6.5 million in cash. A purchase price adjustment is payable to the seller in December 2004 and 2005 contingent upon the achievement of financial results as defined in the Stock Purchase Agreement. AVISTA provides a software engineering center to support the Company’s customers with such applications as primary flight displays, flight management systems, air data computers and engine control systems. AVISTA is included in the Avionics & Controls segment and the results of its operations were included from the effective date of the acquisition. Revenues are largely fees charged for software engineering services.

Esterline Technologies Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the three and nine month periods ended July 30, 2004 and August 1, 2003

11.     Integration of the Weston Group acquisition and certain required expense reductions in Sensors & Systems resulted in severance expense of $4.5 million in the first fiscal quarter of 2004. These expenses were included in selling, general and administrative expenses for the nine months ended July 30, 2004.

12.     On August 27, 2004, the Company acquired all of the outstanding capital stock of Leach Holding Corporation (Leach), a $119 million (sales) manufacturer of electrical power switching, control and data communication devices for the aerospace industry for approximately $145.0 million in cash before acquisition costs and an adjustment for the change in working capital from December 31, 2003 to closing, pursuant to an Agreement and Plan of Merger dated as of July 8, 2004. Leach also manufactures medical diagnostic, therapeutic and patient monitoring devices, and analytical, optical and biosensor instruments for medical, laboratory and industrial applications. The acquisition will expand the Company’s capabilities in providing solutions to its customers’ complex engineering requirements. The aerospace business will be included in the Sensors & Systems segment and the medical business will be included in the Avionics & Controls segment. We used existing cash and our credit facilities to finance the acquisition.

13.     The following schedules set forth condensed consolidating financial information as required by Rule 3-10 of Securities and Exchange Commission Regulation S-X as of July 30, 2004 and October 31, 2003 and for the applicable periods ended July 30, 2004 and August 1, 2003 for (a) Esterline Technologies Corporation (the Parent); (b) on a combined basis, the subsidiary guarantors (Guarantor Subsidiaries) of the Senior Subordinated Notes which include Advanced Input Devices, Inc., Amtech Automated Manufacturing Technology, Angus Electronics Co., Armtec Countermeasures Co., Armtec Defense Products Co., Auxitrol Co., AVISTA, Incorporated, Boyar-Schultz Corporation, BVR Technologies Co., Equipment Sales Co., EA Technologies Corporation, Excellon U.K., Fluid Regulators Corporation, H.A. Sales Co., Hytek Finishes Co., Janco Corporation, Kirkhill-TA Co., Korry Electronics Co., Mason Electric Co., MC Tech Co., Memtron Technologies Co., Norwich Aero Products, Inc., Pressure Systems, Inc., Pressure Systems International, Inc., SureSeal Corporation, Surftech Finishes Co., W. A. Whitney Co.; and (c) on a combined basis, the subsidiary non-guarantors (Non-Guarantor Subsidiaries), which include Auxitrol S.A., Auxitrol Technologies S.A., Auxitrol Asia PTE Ltd., Esterline Technologies DK Aps (Denmark), Esterline Technologies Ltd. (England), Esterline Technologies Ltd. (Hong Kong), Excellon Europa GmbH, Excellon France S.A.R.L., Excellon Japan Co., Muirhead Aerospace Ltd., Norcroft Dynamics Ltd., Pressure Systems International Ltd., W. A. Whitney Canada Ltd., W. A. Whitney de Mexico S.A., and Weston Aerospace Limited. The Guarantor Subsidiaries are direct and indirect wholly-owned subsidiaries of Esterline Technologies and have fully and unconditionally, jointly and severally, guaranteed the Senior Subordinated Notes.

Esterline Technologies Corporation

CONDENSED CONSOLIDATING BALANCE SHEET

As of July 30, 2004

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Assets
Current Assets
Cash and cash equivalents	$104,595	$621	$25,631	$—	$130,847
Cash in escrow	1,008	—	—	—	1,008
Accounts receivable, net	186	66,532	29,103	—	95,821
Inventories	—	64,319	21,679	—	85,998
Income tax refundable	3,714	(72)	(2)	—	3,640
Deferred income tax benefits	16,509	1	(1,033)	—	15,477
Prepaid expenses	61	3,699	4,082	—	7,842

Total Current Assets	126,073	135,100	79,460	—	340,633
Property, Plant & Equipment, Net	2,375	93,882	24,705	—	120,962
Goodwill	—	154,984	36,784	—	191,768
Intangibles, Net	175	64,969	49,015	—	114,159
Debt Issuance Costs, Net	5,987	—	—	—	5,987
Other Assets	3,898	19,490	(657)	—	22,731
Amounts Due (To) From Subsidiaries	84,806	37,691	—	(122,497)	—
Investment in Subsidiaries	487,850	—	1,034	(488,884)	—

Total Assets	$711,164	$506,116	$190,341	$(611,381)	$796,240

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$17	$14,463	$10,087	$—	$24,567
Accrued liabilities	14,176	35,530	16,358	—	66,064
Credit facilities	—	—	2,727	—	2,727
Current maturities of long-term debt	—	34	398	—	432
Federal and foreign income taxes	—	3	872	—	875

Total Current Liabilities	14,193	50,030	30,442	—	94,665
Long-Term Debt, Net	245,150	43	1,743	—	246,936
Deferred Income Taxes	26,547	—	—	—	26,547
Net Liabilities of Discontinued Operations	—	5,172	(2,354)	—	2,818
Amounts Due To (From) Subsidiaries	—	—	132,633	(132,633)	—
Shareholders’ Equity	425,274	450,871	27,877	(478,748)	425,274

Total Liabilities and Shareholders’ Equity	$711,164	$506,116	$190,341	$(611,381)	$796,240

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the three month period ended July 30, 2004

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Net Sales	$—	$115,390	$35,499	$(275)	$150,614
Cost of Sales	—	81,235	22,509	(275)	103,469

	—	34,155	12,990	—	47,145
Expenses
Selling, general and administrative	—	18,608	8,150	—	26,758
Research, development and engineering	—	3,200	3,264	—	6,464

Total Expenses	—	21,808	11,414	—	33,222

Operating Earnings from Continuing Operations	—	12,347	1,576	—	13,923
Other (income) expense	—	1	—	—	1
Interest income	(1,504)	(628)	(212)	1,894	(450)
Interest expense	4,334	626	1,344	(1,894)	4,410

Other (Income) Expense, Net	2,830	(1)	1,132	—	3,961
Income (Loss) from Continuing Operations Before Taxes	(2,830)	12,348	444	—	9,962
Income Tax Expense (Benefit)	(836)	3,643	132	—	2,939

Income (Loss) From Continuing Operations	(1,994)	8,705	312	—	7,023
Income From Discontinued Operations, Net of Tax	—	626	—	—	626
Equity in Net Income of Consolidated Subsidiaries	9,643	—	—	(9,643)	—

Net Income (Loss)	$7,649	$9,331	$312	$(9,643)	$7,649

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the nine month period ended July 30, 2004

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Net Sales	$—	$336,051	$98,091	$(736)	$433,406
Cost of Sales	—	234,695	61,996	(736)	295,955

	—	101,356	36,095	—	137,451
Expenses
Selling, general and administrative	—	57,278	27,040	—	84,318
Research, development and engineering	—	8,546	10,276	—	18,822

Total Expenses	—	65,824	37,316	—	103,140

Operating Earnings (Loss) from Continuing Operations	—	35,532	(1,221)	—	34,311
Other (income) expense	—	(577)	3	—	(574)
Interest income	(4,476)	(1,886)	(352)	5,667	(1,047)
Interest expense	12,629	1,878	4,027	(5,667)	12,867

Other (Income) Expense, Net	8,153	(585)	3,678	—	11,246
Income (Loss) from Continuing Operations Before Taxes	(8,153)	36,117	(4,899)	—	23,065
Income Tax Expense (Benefit)	(2,406)	8,775	(1,445)	—	4,924

Income (Loss) From Continuing Operations	(5,747)	27,342	(3,454)	—	18,141
Income From Discontinued Operations, Net of Tax	—	1,298	—	—	1,298
Equity in Net Income of Consolidated Subsidiaries	25,186	—	—	(25,186)	—

Net Income (Loss)	$19,439	$28,640	$(3,454)	$(25,186)	$19,439

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the nine month period ended July 30, 2004

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Cash Flows Provided (Used) by Operating Activities
Net earnings (loss)	$19,439	$28,640	$(3,454)	$(25,186)	$19,439
Depreciation & amortization	—	18,399	5,842	—	24,241
Deferred income taxes	203	(1)	72	—	274
Gain on sale of land	—	(577)	—	—	(577)
Working capital changes, net of effect of acquisitions
Accounts receivable	(91)	4,497	1,645	—	6,051
Inventories	—	(6,503)	(1,908)	—	(8,411)
Prepaid expenses	73	139	(820)	—	(608)
Accounts payable	(121)	98	705	—	682
Accrued liabilities	(4,464)	(3,898)	1,747	—	(6,615)
Federal & foreign income taxes	4,124	(102)	(483)	—	3,539
Other, net	(234)	(1,411)	1,918	—	273

	18,929	39,281	5,264	(25,186)	38,288
Cash Flows Provided (Used) by Investing Activities
Purchases of capital assets	(399)	(15,416)	(1,788)	—	(17,603)
Proceeds from sale of land	—	1,179	—	—	1,179
Capital dispositions	23	273	113	—	409
Sale of short-term investments	12,797	—	—	—	12,797
Acquisitions of businesses, net	—	(6,633)	(249)	—	(6,882)

	12,421	(20,597)	(1,924)	—	(10,100)
Cash Flows Provided (Used) by Financing Activities
Proceeds provided by stock issuance under employee stock plans	3,550	—	—	—	3,550
Debt issuance costs	(268)	—	—	—	(268)
Net change in credit facilities	—	—	329	—	329
Repayment of long-term debt	(29,615)	(57)	(319)	—	(29,991)
Investment in subsidiaries	(9,514)	(21,048)	5,376	25,186	—

	(35,847)	(21,105)	5,386	25,186	(26,380)
Effect of Foreign Exchange Rates on Cash	(742)	12	(1,594)	—	(2,324)

Net Increase (Decrease) in Cash and Cash Equivalents	(5,239)	(2,409)	7,132	—	(516)
Cash and Cash Equivalents — Beginning of Year	109,834	3,030	18,499	—	131,363

Cash and Cash Equivalents — End of Year	$104,595	$621	$25,631	$—	$130,847

Esterline Technologies Corporation

CONDENSED CONSOLIDATING BALANCE SHEET

As of October 31, 2003

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Assets
Current Assets
Cash and cash equivalents	$109,834	$3,030	$18,499	$—	$131,363
Cash in escrow	4,536	—	—	—	4,536
Short-term investments	12,797	—	—	—	12,797
Accounts receivable, net	95	69,297	29,003	—	98,395
Inventories	—	57,816	18,529	—	76,345
Income tax refundable	7,838	(160)	(1)	—	7,677
Deferred income tax benefits	17,490	—	(961)	—	16,529
Prepaid expenses	134	3,797	3,099	—	7,030

Total Current Assets	152,724	133,780	68,168	—	354,672
Property, Plant & Equipment, Net	2,332	89,160	25,598	—	117,090
Goodwill	—	151,696	33,657	—	185,353
Intangibles, Net	—	67,224	47,706	—	114,930
Debt Issuance Costs, Net	6,301	—	—	—	6,301
Other Assets	4,015	18,723	(454)	—	22,284
Amounts Due (To) From Subsidiaries	79,494	17,488	—	(96,982)	—
Investment in Subsidiaries	462,423	—	83	(462,506)	—

Total Assets	$707,289	$478,071	$174,758	$(559,488)	$800,630

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$138	$14,315	$8,820	$—	$23,273
Accrued liabilities	22,168	38,913	13,910	—	74,991
Credit facilities	—	—	2,312	—	2,312
Current maturities of long-term debt	30,000	75	398	—	30,473
Federal and foreign income taxes	—	17	1,167	—	1,184

Total Current Liabilities	52,306	53,320	26,607	—	132,233
Long-Term Debt, Net	244,765	59	1,968	—	246,792
Deferred Income Taxes	27,325	—	—	—	27,325
Net Liabilities of Discontinued Operations	—	2,719	(2,311)	—	408
Amounts Due To (From) Subsidiaries	(10,979)	—	119,504	(108,525)	—
Shareholders’ Equity	393,872	421,973	28,990	(450,963)	393,872

Total Liabilities and Shareholders’ Equity	$707,289	$478,071	$174,758	$(559,488)	$800,630

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the three month period ended August 1, 2003

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Net Sales	$—	$107,239	$33,622	$(343)	$140,518
Cost of Sales	—	72,591	22,564	(343)	94,812

	—	34,648	11,058	—	45,706
Expenses
Selling, general and administrative	—	18,965	7,091	—	26,056
Research, development and engineering	—	3,161	3,024	—	6,185

Total Expenses	—	22,126	10,115	—	32,241

Operating Earnings from Continuing Operations	—	12,522	943	—	13,465
Loss on sale of product line	—	—	929	—	929
Gain on derivative financial instruments	(2,696)	—	—	—	(2,696)
Other (income) expense	(98)	5	157	—	64
Interest income	(1,403)	(1,877)	(137)	3,118	(299)
Interest expense	3,814	1,878	1,313	(3,118)	3,887

Other (Income) Expense, Net	(383)	6	2,262	—	1,885
Income (Loss) from Continuing Operations Before Taxes	383	12,516	(1,319)	—	11,580
Income Tax Expense (Benefit)	119	3,406	(389)	—	3,136

Income (Loss) From Continuing Operations	264	9,110	(930)	—	8,444
Loss From Discontinued Operations, Net of Tax	—	—	—	—	—
Equity in Net Income of Consolidated Subsidiaries	8,180	—	—	(8,180)	—

Net Income (Loss)	$8,444	$9,110	$(930)	$(8,180)	$8,444

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the nine month period ended August 1, 2003

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Net Sales	$—	$313,131	$90,143	$(1,146)	$402,128
Cost of Sales	—	217,957	60,368	(1,146)	277,179

	—	95,174	29,775	—	124,949
Expenses
Selling, general and administrative	—	58,773	18,931	—	77,704
Research, development and engineering	—	6,807	7,535	—	14,342

Total Expenses	—	65,580	26,466	—	92,046

Operating Earnings from Continuing Operations	—	29,594	3,309	—	32,903
Loss on sale of product line	—	—	66	—	66
Gain on derivative financial instruments	(2,622)	—	—	—	(2,622)
Other (income) expense	(99)	97	64	—	62
Interest income	(4,171)	(1,881)	(331)	5,818	(565)
Interest expense	7,150	1,903	4,153	(5,818)	7,388

Other Expense, Net	258	119	3,952	—	4,329
Income (Loss) from Continuing Operations Before Taxes	(258)	29,475	(643)	—	28,574
Income Tax Expense (Benefit)	(74)	8,505	(186)	—	8,245

Income (Loss) From Continuing Operations	(184)	20,970	(457)	—	20,329
Loss From Discontinued Operations, Net of Tax	—	(5,808)	—	—	(5,808)
Equity in Net Income of Consolidated Subsidiaries	14,705	—	—	(14,705)	—

Net Income (Loss)	$14,521	$15,162	$(457)	$(14,705)	$14,521

Esterline Technologies Corporation

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the nine month period ended August 1, 2003

			Non-
		Guarantor	guarantor
in thousands	Parent	subsidiaries	subsidiaries	Eliminations	Total

Cash Flows Provided (Used) by Operating Activities
Net earnings (loss)	$14,521	$15,162	$(457)	$(14,705)	$14,521
Depreciation & amortization	—	15,963	3,062	—	19,025
Deferred income taxes	7,349	—	—	—	7,349
Loss on sale of product line	—	—	66	—	66
Working capital changes, net of effect of acquisitions
Accounts receivable	(186)	129	2,559	—	2,502
Inventories	—	(1,435)	782	—	(653)
Prepaid expenses	(20)	(2)	979	—	957
Accounts payable	306	(1,011)	(5,737)	—	(6,442)
Accrued liabilities	3,874	(1,637)	(3,461)	—	(1,224)
Federal & foreign income taxes	(4,556)	2,591	(1,567)	—	(3,532)
Other, net	(1,883)	(4,538)	10,636	—	4,215

	19,405	25,222	6,862	(14,705)	36,784
Cash Flows Provided (Used) by Investing Activities
Purchases of capital assets	(460)	(8,474)	(2,386)	—	(11,320)
Proceeds from sale of product line	—	3,760	5,630	—	9,390
Capital dispositions	37	395	861	—	1,293
Escrow deposit	(1,098)	—	—	—	(1,098)
Acquisitions of businesses, net	—	(33,834)	(77,895)	—	(111,729)

	(1,521)	(38,153)	(73,790)	—	(113,464)
Cash Flows Provided (Used) by Financing Activities
Proceeds from note issuance	175,000	—	—	—	175,000
Proceeds provided by stock issuance under employee stock plans	2,761	—	—	—	2,761
Net change in credit facilities	—	—	2,616	—	2,616
Debt issuance costs	(7,460)	—	—	—	(7,460)
Repayment of long-term debt	—	(57)	(289)	—	(346)
Investment in subsidiaries	(94,766)	15,681	64,380	14,705	—

	75,535	15,624	66,707	14,705	172,571
Effect of Foreign Exchange Rates on Cash	(83)	(431)	2,634	—	2,120

Net Increase in Cash and Cash Equivalents	93,336	2,262	2,413	—	98,011
Cash and Cash Equivalents —Beginning of Year	6,602	1,485	14,424	—	22,511

Cash and Cash Equivalents —End of Year	$99,938	$3,747	$16,837	$—	$120,522

PROSPECTUS

Esterline Technologies Corporation

$300,000,000

Common Stock
Debt Securities
Convertible Debt Securities
Stock Purchase Contracts
Stock Purchase Units

We may offer common stock, debt securities, convertible debt securities stock purchase contracts or stock purchase units from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by this prospectus will have an aggregate public offering price of up to $300,000,000.

You should read carefully this prospectus and any supplement before you invest. You may not use this prospectus to sell securities unless it includes a prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the symbol “ESL.” On August 24, 2004, the closing sale price as quoted on the New York Stock Exchange was $32.12 per share.

Our principal executive offices are located at 500 108th Avenue NE, Bellevue, Washington 98004, and our telephone number is (425) 453-9400. Our website is http://www.esterline.com. Information contained on our website does not constitute part of this prospectus.

Investing in the securities we may offer involves various risks. See the section entitled “Note Regarding Forward-Looking Statements” on page 1. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2004.

________________________________________________________________________________

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer from time to time up to $300,000,000 of the following securities:

▶	common stock;

▶	debt securities;

▶	convertible debt securities;

▶	stock purchase contracts; and

▶	stock purchase units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Note regarding forward-looking statements

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact that we make in this prospectus or in any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential”

or “continue,” the negative of these terms or other terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus, any prospectus supplement or the documents incorporated into this prospectus are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus, any prospectus supplement and the documents incorporated into this prospectus may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to:

▶	a significant downturn in the aerospace industry;

▶	a significant reduction in defense spending;

▶	a decrease in demand for our products as a result of competition, technological innovation or otherwise;

▶	our inability to identify future acquisition candidates or to integrate acquired operations; and

▶	loss of a significant customer or defense program.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date of this prospectus or the applicable incorporated document. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

Where you can find more information

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Information incorporated by reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

▶	our annual report on Form 10-K for the fiscal year ended October 31, 2003, filed on December 17, 2003, File No. 1-6357;

▶	our quarterly report on Form 10-Q for the quarter ended January 30, 2004, filed on March 11, 2004, File No. 1-6357;

▶	our quarterly report on Form 10-Q for the quarter ended April 30, 2004, filed on June 9, 2004, File No. 1-6357;

▶	our current report on Form 8-K filed on July 9, 2004, File No. 1-6357;

▶	the description of the common stock in our current report on Form 8-K filed on January 26, 2001, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description; and

▶	the description of the preferred share purchase rights in our registration statement on Form 8-A, as amended, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our corporate communications department at our principal offices, which are located at 500 108th Avenue N.E., Suite 1500, Bellevue, Washington 98004, telephone number (425) 453-9400.

Esterline Technologies Corporation

We are a specialized manufacturing company incorporated in 1967 that principally serves aerospace and defense customers. We design, manufacture and market highly engineered products and systems for application within the industries we serve. Our strategy is to maintain a leadership position in niche markets for the development and manufacture of highly engineered products that are essential to our customers. Our current business and strategic growth plan focuses on the continued development of these products in three key technology segments—avionics and controls, sensors and systems, and specialized high-performance elastomers and other complex materials, principally for aerospace and defense markets. Our products are often mission-critical equipment, which have been designed into particular military and commercial platforms and in certain cases can only be replaced by products of other manufacturers following a formal certification process.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities to fund acquisitions, to repay or refinance debt and for general corporate purposes.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six months	Fiscal year ended
	ended
	April 30,	October 30,	October 25,	October 26,	October 27,	October 31,
dollars in thousands	2004	2003	2002	2001	2000	1999

Income from continuing operations before income taxes	$13,103	$42,791	$41,745	$67,067	$45,308	$46,583
Fixed charges(1)
Interest expense	8,457	11,995	7,122	7,663	8,124	9,011
Amortization of debt issuance cost	497	703	167	178	116	107
Interest included in rental expense	1,391	2,398	2,164	2,035	1,957	1,549

Total	10,345	15,096	9,453	9,876	10,197	10,667
Earnings(2)	$23,448	$57,887	$51,198	$76,943	$55,505	$57,250
Ratio of earnings available to cover fixed charges	2.3	3.8	5.4	7.8	5.4	5.4

(1)	Fixed charges consist of interest on indebtedness and amortization of debt issuance cost plus that portion of lease rental expense representative of the interest factor.

(2)	Earnings consist of income from continuing operations before income taxes plus fixed charges.

General description of securities

We may offer shares of common stock, debt securities, convertible debt securities, stock purchase contracts and stock purchase units. We may offer up to $300,000,000 worth of securities under this prospectus. The securities involve various risks that we will describe in the sections entitled “Risk Factors” that appear in the prospectus supplement.

Description of capital stock

Under our current Amended and Restated Certificate of Incorporation, we may issue up to 60,000,000 shares of common stock, par value $.20 per share; 25,000 shares of preferred stock, par value $100 per share; and 475,000 shares of serial preferred stock, par value $1 per share, of which 150,000 shares have been designated Series A Serial Preferred Stock and 300,000 shares have been designated Series B Serial Preferred Stock and reserved for issuance pursuant to our Shareholder Rights Plan. The following description of our capital stock is qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws.

DESCRIPTION OF CAPITAL STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock or serial preferred stock. Upon the liquidation, dissolution or winding up of Esterline, the holders of common stock are entitled to receive ratably our assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock or serial preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock or serial preferred stock that we may designate and issue in the future.

Our board of directors will have the authority to issue preferred stock and serial preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any unissued series of preferred stock or serial preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock or serial preferred stock may have the effect of delaying, deferring or preventing a change in control of Esterline without further action by the shareholders. The issuance of preferred stock or serial preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Except for the reservation of the series of serial preferred stock described above, no shares of preferred stock or serial preferred stock are currently outstanding.

Rights Agreement

Our board of directors has adopted a rights agreement. We have issued one preferred share purchase right for each additional share of common stock that becomes outstanding between December 23, 2002 and the earliest of:

▶	the distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding shares of common stock; and (2) the close of business on the tenth business day, or such later day as our board of directors may determine, following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding shares of common stock;

▶	the date on which the rights expire, December 11, 2012; and

▶	the date, if any, on which our board of directors redeems the preferred share purchase rights.

Until a preferred share purchase right is exercised, the holder of such right will have no rights as one of our stockholders.

The preferred share purchase rights have certain antitakeover effects and will cause substantial dilution to a person that attempts to acquire us on terms not approved by our board of directors. The preferred share purchase rights should not affect any prospective offeror willing to make an all-cash offer at a full and fair price, or willing to negotiate with our board of directors. Similarly, the preferred share purchase rights will not interfere with any merger or other business combination approved by our board of directors since the board of directors may, at its option,

DESCRIPTION OF CAPITAL STOCK

redeem all, but not less than all, of the then outstanding preferred share purchase rights at the redemption price.

Each preferred share purchase right entitles its registered holder to purchase from us one one-hundredth of a share of our Series B Serial Preferred Stock, at a price of $161.00 per one one-hundredth of a preferred share, subject to adjustment as described below.

Until the distribution date, the preferred share purchase rights will be evidenced by the certificates for the shares of common stock registered in the names of the holders, rather than by separate certificates. Therefore, until the distribution date, or earlier redemption or expiration of the preferred share purchase rights, the preferred share purchase rights will be transferred with and only with the shares of common stock.

As soon as possible after the distribution date, separate certificates evidencing the preferred share purchase rights will be delivered to holders of record of the shares of common stock as of the close of business on the distribution date and to each initial record holder of certain shares of common stock originally issued after the distribution date. These separate certificates alone will evidence the preferred share purchase rights from that time forward.

The preferred share purchase rights are not exercisable until the distribution date and will expire on December 11, 2012, unless redeemed prior to expiration, as described below.

The number of preferred shares or other securities or property issuable, and the purchase price payable, upon exercise of the preferred share purchase rights, the redemption price and the number of preferred share purchase rights associated with each outstanding common share are subject to adjustment from time to time to preserve the economic value of the preferred share purchase rights. Our board of directors may make any such adjustments:

▶	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

▶	if holders of the preferred shares are granted certain rights or warrants to subscribe for preferred shares or convertible securities at less than the current market price of the preferred shares; or

▶	upon the distribution to holders of the preferred shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.

If at any time after the distribution date any of the events below occur, each rights holder will have the right to receive, upon exercise, shares of our common stock (or, in certain circumstances, cash, property or other securities of Esterline) having a market value of twice the purchase price:

▶	we are the surviving corporation in a merger with a person that beneficially owns 15% or more of our outstanding common shares and shares of our common stock are not changed or exchanged;

▶	a person becomes the beneficial owner of more than 15% of the outstanding shares of our common stock, other than pursuant to an offer for all outstanding shares of our common stock which the independent directors of our board of directors determine to be fair to and otherwise in the best interests of Esterline and its shareholders (a “Fair Offer”);

DESCRIPTION OF CAPITAL STOCK

▶	a person that beneficially owns 15% or more of our outstanding common shares engages in one or more “self-dealing” transactions as set forth in the rights agreement; or

▶	during such time as there is a person that beneficially owns 15% or more of our outstanding common shares, an event occurs, such as a reverse stock split, which results in such person’s ownership interest being increased by more than 1%.

Following the occurrence of any of the events set forth above, any preferred share purchase rights that are at any time beneficially owned by a beneficial owner of 15% or more of our outstanding shares of common stock, or any affiliate or associate of that person, will be null and void and nontransferable. Furthermore, any holder of any preferred share purchase rights who beneficially owns 15% or more of our shares of common stock, any affiliate or associate of that person, or any purported transferee or subsequent holder will be unable to exercise or transfer the holder’s preferred share purchase rights. The preferred share purchase rights are not exercisable following the occurrence of the events set forth above until such time our right to redeem the preferred share purchase right expires, as more fully described below.

After a person becomes the beneficial owner of 15% or more of our outstanding shares of common stock, each of the following events would entitle each holder of a preferred share purchase right (other than a holder of those rights that have become null and void and nontransferable as described above) to purchase, for the purchase price, shares of common stock of the acquiring company which at the time of the event have a market value (or if no market exists, the fair value as determined in good faith by our board of directors) of twice the purchase price:

▶	the acquisition of Esterline in a merger or other business combination transaction in which Esterline is not the surviving corporation, other than a merger that follows a Fair Offer; or

▶	the sale or transfer of 50% or more of our assets or earning power, in one or more transactions.

At any time until ten days following the public announcement of any person’s acquiring beneficial ownership of 15% or more of our outstanding shares of common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part. The redemption price of $0.01 per preferred share purchase right, subject to adjustment as provided in the rights agreement, may be paid in cash, shares of common stock or other consideration deemed appropriate by our board of directors. After the redemption period has expired, our right of redemption may be reinstated if the acquiring person reduces his, her or its beneficial ownership to less than 15% of the outstanding shares of common stock in a transaction or series of transactions not involving us.

Other than those provisions relating to the economic terms of the preferred share purchase rights, at any time prior to any person’s acquiring beneficial ownership of 15% or more of our outstanding shares of common stock, we may, without the approval of any holder of the preferred share purchase rights, amend any provision of the rights agreement. After the time that a person beneficially owns 15% or more of our outstanding common shares, our board of directors may amend the provisions of the rights agreement to cure any ambiguity, to make changes that do not adversely affect the interests of the rights holders (except for the interests of any person that beneficially owns 15% or more of our outstanding common shares), or to shorten or lengthen any time period under the rights agreement; provided, however, that our board of directors may not make any amendment to adjust the time period governing our redemption right at any time after our right to redeem the preferred share purchase rights has expired.

DESCRIPTION OF CAPITAL STOCK

The preferred shares issuable upon exercise of the preferred share purchase rights have the following characteristics:

▶	they are not redeemable;

▶	the holders of preferred shares will be entitled to a preferential quarterly dividend payment equal to the greater of (a) $1.00 per share and (b) 100 times the dividend declared per common share, if any;

▶	the holders of preferred shares will be entitled to a preferential payment per share of all accrued and unpaid dividends and distributions per share, plus $100 per preferred share in the event of voluntary or involuntary dissolution, liquidation or winding up of Esterline;

▶	the holders of preferred shares will be entitled to 100 votes per share, voting together with the shares of common stock; and

▶	the holders of preferred shares will be entitled to receive, per share, 100 times the amount received per common share, in the event of any merger, business combination, consolidation or other transaction in which the shares of common stock are exchanged.

Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share issuable upon exercise of each preferred share purchase right should approximate the value of one common share. Customary antidilution provisions are designed to protect that relationship in the event of certain changes in the common and preferred shares.

We may, but are not required to, issue fractional shares that are an integral multiple of one one-hundredth of a preferred share upon the exercise of preferred share purchase rights. In lieu of fractional shares, we may utilize a depository arrangement as provided by the terms of the preferred shares. In the case of fractions other than one one-hundredth of a preferred share or integral multiples thereof, we may make a cash payment based on the market price of such shares.

Description of the debt securities

The following briefly summarizes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture among us and a trustee. The form of indenture, which includes the form of debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplements will describe the particular terms and provisions of any series of debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, in particular if the information in the prospectus supplement is different from the information provided below. Where any provision in any prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture. We may issue debt securities from time to time in one or more series. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness.

DESCRIPTION OF THE DEBT SECURITIES

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

▶	the title of the debt securities and the series in which the debt securities will be included;

▶	the authorized denominations and aggregate principal amount of the debt securities;

▶	the date or dates on which the debt securities will mature or the method for determining those dates;

▶	the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if there is any interest, and if such rate is variable, the manner of calculation of interest and the date from which interest will accrue or the method for determining such date or dates;

▶	the place or places where the principal of and any premium and interest on the debt securities will be payable;

▶	the dates on which the interest will be payable and the corresponding record dates;

▶	the period or periods within which, the price or prices at which, and the terms and conditions on which, the debt securities may be redeemed, in whole or in part, at our option;

▶	any mandatory or optional sinking fund or purchase fund or analogous provisions;

▶	the terms and conditions of any redemption of the debt securities and any redemption price;

▶	the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities and any method by which that portion will be payable;

▶	the person to whom any interest on any debt security shall be payable if other than the person in whose name the debt security is registered on the applicable record date;

▶	any additional events of default or covenants applicable to the debt securities;

▶	if applicable, provisions related to the issuance of debt securities in book-entry form; and

▶	any other special terms pertaining to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and will be subordinated in right of payment to all of our senior indebtedness.

Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form,

DESCRIPTION OF THE DEBT SECURITIES

the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities.

The debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those debt securities.

Payment, Registration, Transfer and Exchange

Subject to any applicable laws or regulations, we will make payments on the debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may also make interest payments on the debt securities in registered form:

▶	by checks mailed by the trustee to the holders of debt securities entitled to interest payments at their registered addresses,

▶	by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register, or

▶	upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest.

Unless the applicable prospectus supplement sets forth otherwise, debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Book-Entry Procedures

The applicable prospectus supplement for each series of debt securities will state whether those debt securities will be subject to the following provisions.

Unless debt securities in physical form are issued, the debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (DTC), and registered in its name or in the name of Cede & Co., its nominee. No holder of debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

DTC has advised that:

▶	DTC is:

†	a limited purpose trust company organized under the laws of the State of New York;

†	a member of the Federal Reserve System;

DESCRIPTION OF THE DEBT SECURITIES

†	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

†	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

▶	DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

▶	DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

▶	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the debt securities may do so only through DTC participants. In addition, holders of the debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the debt securities. Under the book-entry system, holders of debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

DTC participants will be responsible for distributions to holders of debt securities, which distributions will be made in accordance with customary industry practices. Although holders of debt securities will not have possession of the debt securities, the rules of DTC provide a mechanism by which those holders will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can only act on behalf of DTC participants, the ability of holders of debt securities to pledge the debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the debt securities may be limited due to the lack of physical certificates for the debt securities.

Neither we nor the trustee under the indenture nor any agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of debt securities as “holders of debt securities,” and holders of debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the indentures only at the direction of one or more DTC participants to whose accounts with DTC the related debt securities are credited.

All payments we make to the trustee will be in immediately available funds.

DESCRIPTION OF THE DEBT SECURITIES

Physical certificates will be issued to holders of a global security, or their nominees, if:

▶	DTC advises the trustee in writing that DTC is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor,

▶	we decide in our sole discretion to terminate the book-entry system through DTC, or

▶	upon the request of a holder, following an event of default.

In such event, the trustee under the indenture will notify all holders of debt securities through DTC participants of the availability of such physical debt securities. Upon surrender by DTC of the definitive global note representing the debt securities and receipt of instructions for reregistration, the trustee will reissue the debt securities in physical form to holders or their nominees.

Debt securities in physical form will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the indenture.

No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, Merger or Sale

The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

▶	in the case of a merger or consolidation, we are the surviving corporation;

▶	in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

†	the resulting, successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

†	that corporation expressly assumes by supplemental indenture all of our obligations under the debt securities, any related coupons and the indentures;

▶	immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

▶	certain other conditions are met.

If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indenture and under the debt securities and any related coupons, and all of our obligations will terminate.

Certain Covenants

We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debt securities are outstanding. We have provided a list of certain definitions at the end of this section to define the capitalized words used in describing the covenants.

DESCRIPTION OF THE DEBT SECURITIES

Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure the debt securities equally and ratably with (or prior to) such Secured Indebtedness. However, we may incur Secured Indebtedness without securing the debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured equally and ratably with the debt securities and Secured Indebtedness that is being repaid concurrently.

Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless either:

▶	immediately thereafter, the sum of

†	the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by us or one of our Restricted Subsidiary and

†	the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as the debt securities does not exceed 15% of Consolidated Net Tangible Assets, or

▶	an amount equal to the greater of

†	the net proceeds to Esterline or a Restricted Subsidiary from such sale and

†	the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire long-term debt of Esterline or a Restricted Subsidiary. However, debt which is subordinate to the debt securities or which is owed to us or a Restricted Subsidiary may not be retired.

Events of Default, Notice and Certain Rights on Default

Events of default under the indenture for a series of debt securities are defined as:

▶	default for 30 days in payment of any interest on any debt security of that series or any related coupon or any additional amount payable for the debt securities of that series as specified in the applicable prospectus supplement when due;

▶	default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

▶	default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, in the performance of any other agreement applicable to the debt securities of that series, in the indenture or in any supplemental indenture under which the debt securities of that series may have been issued; and

▶	certain events of bankruptcy, insolvency or reorganization.

DESCRIPTION OF THE DEBT SECURITIES

If an event of default specified in the indenture for the debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, by written notice to us, may:

▶	declare the principal of all the debt securities of that series to be due and payable, or

▶	in the case of original issue discount debt securities or indexed debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

The trustee for any series of debt securities is required to give notice to the holders of the debt securities of that series of all uncured defaults within 60 days after the occurrence of a default known to it on debt securities of that series. In addition, notice will not be given until 60 days after the occurrence of a default on debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the debt securities of that series, except in the case of a default in payment on the debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

We will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture.

The holders of at least a majority in aggregate principal amount of any series of debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any debt security and certain other defaults may not be waived.

Modification of the Indentures

We, as well as the trustee for a series of debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

▶	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

▶	add to our covenants or surrender any of our rights or powers;

▶	add additional events of default for any series;

DESCRIPTION OF THE DEBT SECURITIES

▶	add, change or eliminate any provision affecting debt securities that are not yet issued;

▶	secure the debt securities;

▶	establish the form or terms of debt securities not yet issued;

▶	evidence and provide for successor trustees;

▶	permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

▶	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

In addition, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series. However, no such supplemental indenture may, without the consent of the holder of each debt security that is affected:

▶	change the time for payment of principal or interest on any debt security;

▶	reduce the principal of, or any installment of principal of, or interest on, any debt security;

▶	reduce the amount of premium, if any, payable upon the redemption of any debt security;

▶	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security;

▶	impair the right to institute suit for the enforcement of any payment on or for any debt security;

▶	reduce the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

▶	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

▶	modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

▶	change the currency of payment.

Any supplemental indenture will be filed with the SEC as an exhibit to:

▶	a post-effective amendment to the registration statement of which this prospectus is a part;

▶	an annual report on Form 10-K;

▶	a quarterly report on Form 10-Q; or

▶	a current report on Form 8-K.

Defeasance and Covenant Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government obligations to pay the

DESCRIPTION OF THE DEBT SECURITIES

principal, interest, any premium and any mandatory sinking fund or analogous payments due to the stated or a redemption date of the debt securities of a particular series, then at our option:

▶	we will be discharged from our obligations for the debt securities of that series, which is referred to as “defeasance,” or

▶	we will no longer be under any obligation to comply with certain covenants under the indenture, and some events of default will no longer apply to us, which is referred to as “covenant defeasance.”

If a defeasance occurs, the holders of the debt securities of the affected series will no longer be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Those holders may look only to the deposited funds or obligations for payment.

Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

▶	it must not result in a breach or violation of, or constitute a default or event of default under, the indenture, or result in a breach or violation of, or constitute a default under, any other of our material agreements or instruments;

▶	certain bankruptcy-related defaults or events of default with respect to us must not be occurring during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;

▶	we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities:

†	will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

†	will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

▶	we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions of the defeasance or covenant defeasance; and

▶	we must comply with any other conditions to the defeasance or covenant defeasance that the indenture may impose on us.

The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities.

If indicated in the prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency in which debt securities of such series are payable. In the event that government obligations deposited with the trustee for the defeasance of such debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and the holders of the debt securities will have no additional recourse against us, for any decrease in value or default.

We may exercise our defeasance option for the debt securities even if we have already exercised our covenant defeasance option. If we exercise our defeasance option, payment of the debt

DESCRIPTION OF THE DEBT SECURITIES

securities may not be accelerated because of default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

Certain Definitions

“Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Consolidated Net Tangible Assets” means the total assets of us and our Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

“Restricted Subsidiary” means any Subsidiary designated as a Restricted Subsidiary by our board of directors.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any property (whether such property is now owned or hereafter acquired) located within the United States and having an acquisition cost plus capitalized improvements of 0.25% of Consolidated Net Tangible Assets that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and (iii) leases executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of such property.

“Secured Indebtedness” means:

▶	indebtedness of us or any Restricted Subsidiary secured by any lien upon any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary or

▶	any conditional sale or other title retention agreement covering any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary, but

DESCRIPTION OF THE DEBT SECURITIES

“Secured Indebtedness” does not include guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted Subsidiary, guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any Restricted Subsidiary, or any indebtedness secured by any lien or any conditional sale or other title retention agreement:

†	outstanding on the date of issuance of debt securities under the indenture,

†	incurred or entered into after the date of issuance of debt securities under the indenture to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction,

†	on property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness,

†	owing to us or any other Restricted Subsidiary,

†	existing at the time a corporation becomes a Restricted Subsidiary,

†	arising from any Sale and Leaseback transaction,

†	incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions, and

†	replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

“Subsidiary” means any corporation of which we at the time own or control, directly or indirectly, more than 50% of the shares of outstanding stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

Description of convertible debt securities

The following briefly summarizes certain general terms and provisions of the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior unsubordinated debt or subordinated debt. Convertible senior debt will be issued under a convertible senior debt indenture. Convertible subordinated debt will be issued under a convertible subordinated debt indenture. The form of convertible debt indenture, which includes the form of convertible debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Where we make no distinction between convertible senior unsubordinated debt securities and convertible subordinated debt securities or between the convertible senior debt indenture and the convertible subordinated debt indenture, those summaries refer to any debt securities and either indenture. The prospectus supplements will describe the particular terms and provisions of any series of convertible debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, especially when the information in the prospectus supplement is different from the information provided below. The provision of the prospectus supplement will control to

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary.

Because the following description is a summary, does not describe every aspect of the convertible debt securities, and is qualified in its entirety by the detailed information appearing in the relevant prospectus supplements.

General

The indenture does not limit the aggregate principal amount of convertible debt securities that may be issued under the indenture. We may issue convertible debt securities from time to time in one or more series under the indenture. The convertible senior debt securities will be out unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness. The convertible subordinated debt securities will be our unsecured obligations and, as set forth below under “Convertible Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

Because we are a holding company, our rights and the rights of our creditors (including the holders of convertible debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

The prospectus supplements will provide a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

▶	the specific designation of the convertible debt securities, including whether they are senior debt securities or subordinated debt securities;

▶	the aggregate principal amount of the convertible debt securities;

▶	the maturity date or dates of the principal of the convertible debt securities or the method of determining the maturity date or dates;

▶	the rate or rates, which may be fixed or variable, at which the convertible debt securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

▶	the date or dates that interest will accrue or the method of determining that date or dates;

▶	the date or dates that interest will be payable and the record date or dates for the interest payment date or dates;

▶	the place or places where principal of or premium, if there is a premium, and interest on the convertible debt securities will be payable;

▶	if we may redeem, at our option, the convertible debt securities in whole or in part,

†	the period or periods for the redemption,

†	the price or prices for the redemption, and

†	the terms and conditions for the redemption;

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

▶	if we are obligated to redeem or purchase the convertible debt securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the convertible debt securities,

†	the period or periods for the redemption,

†	the price or prices for the redemption, and

†	the terms and conditions for the redemption;

▶	the denominations of the convertible debt securities that we are authorized to issue;

▶	the terms and conditions upon which conversion will be effected, including:

†	the conversion price,

†	the conversion period, and

†	other conversion provisions;

▶	if other than the principal amount, the portion of the principal amount of the convertible debt securities that will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

▶	the person to whom any interest on any convertible debt security will be payable, if other than the person in whose name that convertible debt security is registered on the applicable record date;

▶	any addition to, or modification or deletion of, any event of default or any covenant of us specified in the applicable indenture;

▶	the application of the means of covenant defeasance specified for the convertible debt securities;

▶	whether the convertible debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

▶	any addition to, or modification or deletion of, any provision of the indenture related to the subordination of the convertible debt securities; and

▶	any other special terms of the convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

The convertible debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those convertible debt securities.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

Payment, Registration, Transfer and Exchange

Subject to any applicable laws or regulations, we will make payments on the convertible debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may make interest payments on the convertible debt securities in registered form:

▶	by checks mailed by the applicable trustee to the holders of convertible debt securities entitled to interest payments at their registered addresses,

▶	by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register, or

▶	upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on convertible debt securities in registered form to the person in whose name the convertible debt security is registered at the close of business on the regular record date for that installment of interest.

Unless the applicable prospectus supplement sets forth otherwise, convertible debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Convertible debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Conversion Rights

An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement.

Convertible Subordinated Debt Securities

For any convertible subordinated debt securities, the following provisions will apply.

Before we pay the principal of, and premium and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness unless the indebtedness, by its terms, is subordinate in right of payment to or equal with the convertible subordinated debt securities. Indebtedness means the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

▶	indebtedness for money borrowed;

▶	indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness;

▶	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and

▶	obligations under capitalized leases and equipment leases.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

Indebtedness does not include amounts owed to trade creditors in the ordinary course of business.

We may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if:

▶	any of our senior indebtedness is not paid when due (following the expiration of any applicable grace period); or

▶	any other default on our senior indebtedness occurs and the maturity of any senior indebtedness is accelerated in accordance with its terms;

unless, in either case:

▶	the failure to pay or the acceleration relates to senior indebtedness in an aggregate amount equal to or less than $50 million;

▶	the default has been cured or waived or has ceased to exist;

▶	the acceleration has been rescinded; or

▶	the senior indebtedness has been paid in full.

A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not limit the right of the holders of the convertible subordinated debt securities to accelerate the maturity as a result of the payment default.

If any distribution of our assets is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to us, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the convertible subordinated debt securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

Book-Entry Procedures

The applicable prospectus supplement for each series of convertible debt securities will state whether those convertible debt securities will be subject to the following provisions.

Unless convertible debt securities in physical form are issued, the convertible debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, DTC, and registered in its name or in the name of Cede & Co., its nominee. No holder of convertible debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

DTC has advised us that:

▶	DTC is:

†	a limited purpose trust company organized under the laws of the State of New York,

†	a member of the Federal Reserve System,

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

†	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

†	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

▶	DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

▶	DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

▶	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the convertible debt securities may do so only through DTC participants. In addition, holders of the convertible debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of convertible debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the convertible debt securities. Under the book-entry system, holders of convertible debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

DTC participants will be responsible for distributions to holders of convertible debt securities, which distributions will be made in accordance with customary industry practices. Although holders of convertible debt securities will not have possession of the convertible debt securities, DTC rules provide a mechanism by which those holders will receive payments and be able to transfer their interests. DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, but DTC can act only on behalf of DTC participants. Consequently, the ability of holders of convertible debt securities to pledge the convertible debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the convertible debt securities may be limited due to the lack of physical certificates for the convertible debt securities.

Neither we nor the trustees under the indenture nor any respective agent will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the convertible debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of convertible debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of convertible debt securities as “holders of convertible debt securities,” and holders of convertible debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of convertible debt securities under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related convertible debt securities are credited.

All payments we make to the trustees will be in immediately available funds.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

We will issue physical certificates to holders of beneficial interests in a global certificate, or their nominees, if:

▶	DTC advises the trustee in writing that it is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor,

▶	we decide in our sole discretion to terminate the book-entry system through DTC, or

▶	upon the request of a holder, following an event of default.

In such event, the trustee under the applicable indenture will notify all holders of convertible debt securities through DTC participants of the availability of such physical convertible debt securities. Upon surrender by DTC of the definitive global note representing the convertible debt securities and receipt of instructions for reregistration, the trustee will reissue the convertible debt securities in physical form to holders or their nominees.

Convertible debt securities in physical form will be freely transferable and exchangeable at the office of the applicable trustee upon compliance with the requirements set forth in the applicable indenture.

No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, Merger or Sale

The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

▶	in the case of a merger or consolidation, we are the surviving corporation;

▶	in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

†	the resulting successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

†	that corporation expressly assumes by supplemental indenture all our obligations under the convertible debt securities, any related coupons and the indentures;

▶	immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

▶	certain other conditions are met.

If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indentures and under the convertible debt securities and any related coupons, and all our obligations will terminate.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

Events of Default, Notice and Certain Rights on Default

Events of default under the indenture for a series of convertible debt securities are defined as:

▶	default for 30 days in payment of any interest on any convertible debt security of that series or any related coupon or any additional amount payable for the convertible debt securities of that series as specified in the applicable prospectus supplement when due;

▶	default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any convertible debt securities of that series when due;

▶	default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, in the performance of any other agreement applicable to the convertible debt securities of that series, in the indenture or in any supplemental indenture under which the convertible debt securities of that series may have been issued; and

▶	certain events of bankruptcy, insolvency or reorganization.

If an event of default specified in the indenture for the convertible debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, by written notice to us, may:

▶	declare the principal of all the convertible debt securities of that series to be due and payable, or

▶	in the case of original issue discount convertible debt securities or indexed convertible debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of convertible debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

The trustee for any series of convertible debt securities is required to give notice to the holders of the convertible debt securities of that series of all uncured defaults within 60 days after the occurrence of a default known to it on convertible debt securities of that series. In addition, notice will not be given until 60 days after the occurrence of a default on convertible debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the convertible debt securities of that series, except in the case of a default in payment on the convertible debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of convertible debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the convertible debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

We will file annually with the trustees a certificate as to our compliance with all conditions and covenants of the indenture.

The holders of at least a majority in aggregate principal amount of any series of convertible debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all convertible debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any convertible debt security and certain other defaults may not be waived.

Modification of the Indentures

We, as well as the trustee for a series of convertible debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the convertible debt securities, in order to:

▶	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

▶	add to our covenants or surrender any of our rights or powers;

▶	add additional events of default for any series;

▶	add, change or eliminate any provision affecting convertible debt securities not yet issued;

▶	secure the convertible debt securities;

▶	establish the form or terms of convertible debt securities not yet issued;

▶	evidence and provide for successor trustees;

▶	if allowed without penalty under applicable laws and regulations, permit payment in respect of convertible debt securities in bearer form in the United States; or

▶	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding convertible debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of convertible debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each convertible debt security that is affected:

▶	change the time for payment of principal or interest on any convertible debt security;

▶	reduce the principal of, or any installment of principal of, or interest on any convertible debt security;

▶	reduce the amount of premium, if any, payable upon the redemption of any convertible debt security;

▶	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount convertible debt security;

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

▶	impair the right to institute suit for the enforcement of any payment on or for any convertible debt security;

▶	modify the conversion rights or provisions with respect to subordination in a manner adverse to the holders;

▶	reduce the percentage in principal amount of the outstanding convertible debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

▶	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

▶	modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

▶	change the currency of payment.

Any supplemental indenture will be filed with the SEC as an exhibit to:

▶	a post-effective amendment to the registration statement of which this prospectus is a part;

▶	an annual report on Form 10-K;

▶	a quarterly report on Form 10-Q; or

▶	a current report on Form 8-K.

Covenant Defeasance

If the applicable prospectus supplement so indicates, we may elect to be released from our obligations for certain covenants applicable to the convertible debt securities of any series upon deposit with the related trustee of an amount sufficient to discharge the indebtedness evidenced by the convertible debt securities of that series. The deposit must consist of either money or obligations of the United States or any agency or instrumentality of the United States the payment of which is backed by the full faith and credit of the United States, which, through the payment of principal and interest on those obligations and complying with their terms, will provide funds in an aggregate amount sufficient to pay when due, including as a consequence of redemption in respect of which notice is given on or prior to the date of irrevocable deposit, the principal of, premium, if any, and interest on all convertible debt securities of the series.

When a covenant defeasance occurs, we will:

▶	be released only from our obligations to comply with certain covenants contained in the indenture relating to the convertible debt securities,

▶	continue to be obligated in all other respects under those convertible debt securities, and

▶	continue to be contingently liable for the payment of principal, premium and interest for those convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to covenant defeasance are as follows:

▶	the covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture or any other of our material agreements or instruments;

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

▶	certain bankruptcy-related defaults or events of default with respect to us must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the convertible debt securities and ending on the 91st day after that date;

▶	we must deliver to the trustee an opinion of counsel to the effect that the holders of the convertible debt securities:

†	will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

†	will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

▶	we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions precedent to covenant defeasance; and

▶	we must comply with any additional conditions to the covenant defeasance that may be imposed on us pursuant to the applicable indenture.

The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for covenant defeasance of the convertible debt securities. Holders of the convertible debt securities do not have recourse against that firm under the indenture.

If we exercise our covenant defeasance option, payment of the convertible debt securities may not be accelerated because of a default or an event of default for the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the convertible debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

The applicable prospectus supplement may further describe the provisions, if any, applicable to covenant defeasance for convertible debt securities of a particular series.

Description of the stock purchase contracts and the stock purchase units

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

▶	our debt securities, convertible debt securities or convertible subordinated debt securities; or

▶	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, the prepaid securities and the document contracts or stock purchase units, and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units, as necessary. Material U.S. federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

Plan of distribution

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including

▶	the name or names of any underwriters, if any, and if required, any dealers or agents;

▶	the purchase price of the securities and the proceeds we will receive from the sale;

▶	any underwriting discounts and other items constituting underwriters’ compensation;

▶	any initial public offering price;

▶	any discounts or concessions allowed or reallowed or paid to dealers; and

▶	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to

PLAN OF DISTRIBUTION

delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

Legal matters

Perkins Coie LLP, Seattle, Washington, will provide Esterline with an opinion as to the legality of the securities we are offering.

Experts

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual report on Form 10-K for the year ended October 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.